As filed with the Securities and Exchange Commission on May 20, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUARDIAN PHARMACY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	5912	87-3627139
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3
00 Galleria Parkway SE
Suite 800
Atlanta, Georgia 30339
(404)
810-0089
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Fred P. Burke
President and Chief Executive Officer
Guardian Pharmacy Services, Inc.
300 Galleria Parkway SE
Suite 800
Atlanta, Georgia 30339
(404)
810-0089
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Mark L. Hanson, Esq. Jones Day 1221 Peachtree Street NE, Suite 400 Atlanta, Georgia 30361 (404) 521-3939	Anna T. Pinedo, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 (212) 506-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Preliminary Prospectus Dated May 20, 2025

P R O S P E C T U S

7,500,000 Shares

Class A Common Stock

Guardian Pharmacy Services, Inc. (“Guardian”, the “Company,” “we,” “us,” or “our”) is offering 1,440,447 shares of its Class A common stock. The selling stockholders identified in this prospectus, consisting of our founders (the “Guardian Founders”), are offering 6,059,553 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

We intend to use the net proceeds to us from the sale of shares of Class A common stock in this offering to purchase, in a “synthetic secondary” transaction (the “Synthetic Secondary”), 1,440,447 outstanding shares of Class A common stock that were issued upon conversion of shares of our Class B common stock that were originally issued in connection with our Corporate Reorganization (as further described herein), at a purchase price per share equal to the public offering price in this offering, less the underwriting discount. Following our purchase of shares of Class A common stock in connection with the Synthetic Secondary, we do not expect to have any remaining net proceeds from this offering. See “Use of Proceeds.”

We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except for certain transfer restrictions and conversion terms applicable to Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally.

Immediately following the completion of this offering and the Synthetic Secondary, we expect that the Guardian Founders will, pursuant to the Stockholders’ Agreement, control approximately 57% of the voting power of shares eligible to vote in the election of our directors (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock). As a result, we expect Guardian will continue to qualify as a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange (“NYSE”). See “Management—Director Independence and Controlled Company Status.”

Guardian’s Class A common stock is listed on the NYSE under the symbol “GRDN.” On May 19, 2025, the last sale price of Guardian’s Class A common stock as reported on the NYSE was $26.52 per share.

Guardian is an “emerging growth company” as defined under the federal securities laws and, as such, Guardian has elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in Guardian’s Class A common stock involves risks. See “Risk Factors” beginning on page 22.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Guardian	$	$

Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also exercise their option to purchase up to an additional 1,125,000 shares of Class A common stock from the Guardian Founders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about     , 2025.

Raymond James

Stephens Inc.	Truist Securities

The date of this prospectus is     , 2025

ULTRA

MORNING
BEDTIME
LAST NAME,FIRST NAME
FISH OIL CAP 1000MG
TAKE 1 CAPSULE BY MOUTH ONCE DAILY
GUARDIAN
QTYD: 30

LAST NAME, FIRST NAME 10/08/19 8:00 AM
DAILY VITE
RED/TAB/RND
Dr.SMITH,ALICE
Rx: 2996748
DOCUSATE SODIUM 100 mg
RED/P51/GELCAP/
Dr.SMITH,ALICE
Rx: 2996746
OMEGA 3 1000 MG
GOLD/OVAL
Dr.SMITH,ALICE
Rx: 2996750
SENNA 8.6 mg
BROWN/7122/TAB/
Dr.SMITH,ALICE
Rx: 2996753
VITAMIN B-12 1000mcg
PNK/RND/TAB
Dr.SMITH,ALICE
Rx: 2996751
Oral
Exp: 12/30/19
Bag: 46
LAST NAME, FIRST N
FERROUS SULFATE 3
BURGUNDY/RND/TAB
MELATONIN SUBLING
Pnk/RND/TAB

You should rely only on the information contained in this prospectus or contained in any free writing prospectus that we have filed with the Securities and Exchange Commission (the “SEC”). Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the selling stockholders are offering to sell, and seeking offers to buy, our Class A common stock only in jurisdictions where such offers and sales are permitted. For investors outside the United States, neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering are required to inform themselves about, and to observe any restrictions related to, the offering of the shares of our Class A common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Basis of Presentation

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “Guardian,” the “Company” or similar terms refer to Guardian Pharmacy Services, Inc. References to our certificate of incorporation and bylaws refer to our amended and restated certificate of incorporation and amended and restated bylaws. Statements regarding the number of residents we served as of a given date reflect the number of residents served during the last month of the period ending on such date.

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. While we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, we have not independently verified data from third-party sources. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the third parties and by us.

Trademarks, Service Marks and Trade Names

This prospectus includes references to trademarks, service marks and trade names that we use in connection with the operation of our business, including without limitation, Guardian Pharmacy, Guardian Pharmacy Services, GuardianShield, Guardian Compass and our logos, which are our property and are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are referred to without the TM, SM and ® symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as our historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

Overview

We are a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of long-term health care facilities (“LTCFs”) adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We emphasize high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as assisted living facilities (“ALFs”), and behavioral health facilities and group homes (collectively “BHFs”). More than two-thirds of our annual revenue for each of the past three years has been generated from residents of ALFs and BHFs, which are our target markets, while the remainder has been generated primarily from residents of skilled nursing facilities (“SNFs”). Additionally, our robust suite of capabilities enables us to serve residents in all types of LTCFs. We are a trusted partner to residents, LTCFs and health plan payors because we help reduce errors in drug administration, manage and ensure adherence to drug regimens, and lower overall healthcare costs. As of March 31, 2025, our 51 pharmacies served approximately 189,000 residents in approximately 7,000 LTCFs across 38 states.

Within the U.S. LTCF market, we believe the ALF and BHF sectors present the most attractive opportunity and have the highest growth potential for our business. Certain characteristics of ALFs and BHFs, which are not typical of SNFs, create additional challenges and complexities for pharmacy service providers that Guardian is well suited to address. First, residents at ALFs are typically on a variety of different pharmacy benefit plans, each with a distinct formulary and reimbursement process, covering their complex drug regimens. Second, ALFs often lack staff with formal clinical training and usually do not have an on-site medical director or full-time nurse. Because residents of ALFs rely on off-site physicians to oversee and monitor their health conditions, there is an increased need for coordination among ALF operators, each resident’s physicians and pharmacy service providers. Third, residents in these facilities have the right to choose their own pharmacy, which often leads to multiple pharmacy service providers serving a single ALF. These characteristics are also typical of most BHFs.

We believe that we enjoy a strong competitive position as a large and purpose-built provider of pharmacy services to ALFs and BHFs. Guardian offers a variety of services that we believe address the challenges that ALFs and BHFs face, and differentiate us from our competitors, providing residents, LTCFs and health plan payors with a compelling value proposition. Our centralized corporate support capabilities empower our local pharmacy operators to offer an extensive suite of high-touch, individualized, consultative pharmacy services, using a portfolio of proprietary data analytics systems and technology designed to help ensure that the right dose of the right medication is provided to the right resident at the right time. Examples of our specialized services include:

•	Assisting residents in optimizing pharmacy benefit plan coverage of their medication by coordinating formulary interchanges with residents’ physicians;

•	Proactively analyzing potential adverse drug interactions and managing potential risks in medication administration;

•	Providing robotic dispensing and customized compliance solutions, organized by resident and time of administration;

•	Integrating a resident’s drug regimen with the LTCF’s Electronic Medication Administration Records (“EMARs”) to help ensure adherence;

•	Providing training for LTCF caregivers to help them administer medications to residents more safely, efficiently and cost-effectively;

•

Partnering with LTCF operators to increase the number of residents using our services at each facility we serve, which we refer to as “resident adoption,” in order to streamline drug administration and minimize medication management risk;

•	Conducting mock audits of LTCFs to monitor compliance with drug administration and government regulation; and

•	Reviewing periodically the drug regimen for each resident by consulting pharmacists.

Our Financial Performance and Growth

We have achieved significant and consistent growth since 2004 when we entered the ALF market with our first pharmacy in Phoenix, Arizona. As of March 31, 2025, we own 51 pharmacies and serve residents located in 38 states.

Revenue ($ mm)
Residents served (000's)
15.8%
Revenue CAGR
13.7%
Residents CAGR
First full year of operations: 2004
Location: Phoenix, AZ
Residents served: ~4,000
$212
$236
$273
$323
$425
$506
$600
$698
$736
$792
$909
$1,046
$1,228
40
44
52
59
84
98
115
128
123
136
151
163
186
2004
2005
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
COVID-19 pandemic

Note: Resident and revenue CAGR from 2012 to 2024

Our revenue for the year ended December 31, 2024 was $1.228 billion, compared to $1.046 billion for the year ended December 31, 2023, our net income (loss) for the year ended December 31, 2024 was $(71.0) million, compared to $37.7 million for the year ended December 31, 2023, and our adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the year ended December 31, 2024 was $90.8 million, compared to $76.2 million for the year ended December 31, 2023. In addition, our operating results for the three months ended March 31, 2025 continued our strong track record of growth, with revenue of $329.3 million, net income of $9.3 million, Adjusted EBITDA of $23.4 million and residents served of approximately 189,000. See “Prospectus Summary—Summary Historical Consolidated Financial and Other Data—Adjusted EBITDA and Other Non-GAAP Financial Measures” for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

On September 27, 2024, we consummated our initial public offering (“IPO”) of 8,000,000 shares of our Class A common stock. Also on September 27, 2024, the underwriters for the IPO exercised in full their option to purchase an additional 1,200,000 shares of Class A common stock. The 9,200,000 shares were issued at a public offering price of $14.00 per share, resulting in net proceeds to us of $119.8 million, after deducting underwriting discounts of $9.0 million. As of March 31, 2025, we have modest leverage with debt of $7.7 million. We have long believed in promoting employee ownership, and immediately prior to this offering, we have approximately 205 existing employee owners who are holders of our Class B common stock. Shares of our Class B common stock are subject to certain extended transfer restrictions. See “Description of Capital Stock—General—Transfer Restrictions and Conversion of Class B Common Stock.”

Our Workflow Lifecycle and Pharmacy Support

Through our locally-based pharmacies, we utilize a complex, technology-enabled platform to manage the dispensing and administration of prescriptions to residents of LTCFs over the full prescription lifecycle in order to manage medication risk.

Prescription
Dispensing
Administration
Ongoing training, consulting, and monitoring
1
Multiple doctors write prescriptions for LTCF residents
2
Guardian leverages its technology and data analytics capabilities to adjudicate claims and manage billing and patient profile (e.g. monitor drug interactions, dosing, etc.)
3
Certified pharmacists leverage state-of-the art robotic dispensing technology to create customized facility and resident level compliance packaging
4
Guardian delivers medications directly to the LTCFs on a 24/7/365 basis
5
Guardian provides ongoing services to LTCFs, including multiple daily check-ins, to support the successful drug administration to residents
Caregivers can readily administer the drug regimens to residents, promoting superior compliance and focus on delivering high quality care
Compliance Packaging Aligned to Each Resident & Time of Day:
Sunday
Smith, Tony
06/08/20
1 of 1
Breakfast
SAMPLEPRIN 80 MG
1 TABLET BLUE Exp 8/21 Lot AAAA
YELLOWFIL 300 MG
1 TABLET YELLOW Exp 9/21 Lot BBBB
VITAMIN Z 30 MG
1 CAPSULE BLUE GREEN Exp 10/21 Lot CCCC
OMEGA 3 OIL 20 MG
1 CAPSULET BROWN Exp 7/20 Lot DDDD
8:00 AM Breakfast
Sunday
Smith, Tony
06/08/20
1 of 1
Lunch
SAMPLEPRIN 80 MG
1 TABLET BLUE Exp 8/21 Lot AAAA
12:00 PM Lunch
Sunday
Smith, Tony
06/08/20
1 of 1
Dinner
SAMPLEPRIN 80 MG
1 TABLET BLUE Exp 8/21 Lot AAAA
YELLOWFIL 300 MG
1 TABLET YELLOW Exp 9/21 Lot BBBB
VITAMIN X 60 MG
1 CAPSULE ORANGE WHITE Exp 07/21 Lot FFFF
6:00 PM Dinner

The scale of our business has enabled us to make significant investments to equip our pharmacies with dynamic technologies designed to drive superior operational efficiencies in pharmacy workflow management. Key areas of investment include logistics management, revenue cycle management, automated robotic dispensing technology, compliance packaging, pharmacy workflow software, EMAR integration capabilities, cybersecurity infrastructure and disaster recovery business continuity.

Our strategic approach is to provide centralized corporate support to our local pharmacy operators, including revenue cycle management, data analytics, IT operations, financial oversight and analysis, capital management, leadership support and training, purchasing power, legal and regulatory support and human capital management and recruiting. We believe this approach allows us to benefit from local touch and customer-centric decision making, thereby enhancing our ability to manage local, regional and national account relationships, improve resident adoption rates in individual facilities and help ensure drug regimen adherence.

Leveraging Our Data Warehouse to Deliver Insights

Our business model is supported by our proprietary centralized data warehouse, which facilitates the delivery of our technology-enabled services to LTCFs and their residents. Our data warehouse collects and consolidates extensive data related to pharmacy operating systems, purchasing and inventory management, finance and business planning, pharmacy benefit plan reimbursement, sales and customer relationship management, human resources and payroll, and banking. Information is analyzed and interpreted on a daily or real-time basis and reports, dashboards and analytics are available to team members throughout Guardian. We use these analytics and associated metrics to proactively plan and manage our business. We have been investing in and improving our technology-enabled data warehouse and metric-driven approach for over 10 years and believe that as it continues to evolve, it represents a key competitive advantage of Guardian.

Our Guardian Compass platform offers insights to enhance efficiencies for our pharmacies, including proprietary real-time operational dashboards and metrics. Our suite of GuardianShield products offers customer and clinical services that benefit both the residents we serve and their caregivers.

Below are select examples of the insights and analytics we are able to produce from our GuardianShield platform for the three months ended March 31, 2025 on a Company-wide basis.

Our Market Opportunity

We believe we have an attractive market opportunity for continued growth. IBISWorld, an independent publisher of industry research reports, estimated that U.S. institutional pharmacy market revenues for 2024 was approximately $24.8 billion. The U.S. institutional pharmacy market is comprised of pharmacies that provide a range of distribution and drug administration services to residents of nursing homes and other healthcare environments that do not have on-site pharmacies. The Centers for Medicare & Medicaid Services (“CMS”) mandates rules and service capabilities to qualify for participation as a Part D Network LTC Pharmacy (“Part D NLTCP”) provider, as differentiated from traditional Part D and commercial reimbursement. CMS designates an institutional level of care as a “distinct pharmacy setting” and requires payors to compensate designated long-term care pharmacies for the specific services they are required to provide to LTCF residents. In addition, CMS requires that payors maintain network adequacy to serve LTCF residents. This LTCF institutional pharmacy market is currently served by Guardian, two national pharmacy services providers historically focused on serving the needs of SNFs, several regional providers, and over 1,200 independent pharmacies.

Industry research indicates that revenues in our target market, the U.S. ALF industry, are projected to have a CAGR of more than 5% from 2023 to 2030. Of the more than 800,000 residents residing in ALFs in the United States, we serve approximately 127,000, with the remainder of the residents we serve residing in other types of LTCFs. We believe that our existing market share, the size of our market opportunity, our strategic approach to high-touch, individualized services and favorable market dynamics provides us with a significant opportunity for future growth.

We believe that in long-term care settings, proper coordination of drug administration is critical to managing the overall health and wellbeing of residents. Residents of LTCFs can be at high risk for adverse drug events given the complex mix of medications prescribed by the various physicians responsible for their care. Lapses in care or incorrect drug administration can result in serious adverse drug events, which can in turn result in hospitalization and have significant implications on both quality and duration of life, in addition to the overall cost of healthcare.

In comparison to historically higher acuity settings such as SNFs, ALFs in particular face challenges in the pharmacy administration lifecycle. ALFs were initially conceived of as senior living facilities providing stimulation, hospitality and community for elderly individuals who no longer desired, or were capable of, independent living. However, over time, these facilities have expanded their services to increasingly address the health needs of an ever- growing number of older and higher acuity residents who need assistance with medical care and activities of daily living.

With increasing levels of acuity, ALF residents today require greater assistance in maintaining their drug regimens, and consistency and accuracy in drug administration is now a key service that ALFs provide to their residents. There are several specific ongoing industry trends that we believe will continue to drive the increased need for ALFs, as well as BHFs, to act as caregivers, and in turn help drive demand for the associated and critical pharmacy services that we provide:

•	Aging demographics and increases in the number of assisted living residents;

•	Increasing median ages of ALF residents, requiring greater emphasis on healthcare delivery and associated coordination of complex drug regimens;

•	Improving life expectancy and enhanced quality of care, which increases duration and acuity of treatment required for residents in historically lower acuity settings like ALFs and BHFs; and

•	Highly fragile population of individuals with behavioral health needs at BHFs.

We believe our services help to enhance drug regimen adherence, reduce costs of care and improve clinical outcomes. According to Public Health Reports, the official journal of the Office of the U.S. Surgeon General and the U.S. Public Health Service, up to $300 billion of avoidable health care costs can be attributed to non-adherence to prescription protocols annually. According to the National Council for Mental Wellbeing, every dollar spent on medication adherence could save $4 to $7 in overall treatment costs. In addition, formulary choice and compliance by residents can save significant expense.

Our Growth Strategy

Our core growth strategy is focused on increasing the number of residents we serve. Historically, this has been driven by both organic growth and acquired growth. Organic growth represents the increase in the number of residents served at existing locations, start-up greenfield locations and acquired locations subsequent to the acquisition date.

The four key pillars that we expect to continue to drive our growth are (1) additions of new residents, (2) increased adoption in current facilities, (3) expansion through greenfield start-ups (each of which are organic drivers) and (4) forging new partnerships in additional territories through acquisitions.

Multiple top-line growth drivers

Strong track record of executing on our three-pronged organic, greenfield, and acquisition growth strategy

1

Addition of new residents

Servicing new long-term care facilities within existing markets

or

Small bolt-on acquisitions

2

Increase adoption in current facilities

3

Expansion through greenfield start-ups in contiguous markets

Organic drivers

+

4

Supplemented by M & A – forging new partnerships in additional territories

Increase number of ALF accounts we serve.

Our sales teams actively engage in marketing efforts to build relationships with local, regional and national ALFs and BHFs. Our local ALF target customers typically operate a single ALF or a small number of ALFs but are generally characterized by their focus on a specific local area. Conversely, large multi-location ALFs operate with a regional or national footprint. We currently serve facilities operated by Brookdale Senior Living, Life Care Services, Sunrise Senior Living and numerous other regional and national providers. We believe that our customer-oriented business model, which is able to serve large numbers of residents across geographic regions, provides a competitive advantage as we continue to develop and expand relationships with ALF operators. In particular, we believe there are significant opportunities to expand our business serving local, regional and national ALF accounts.

Our ability to contract and grow our business with new, and existing, large, multi-location accounts is illustrated by our more than doubling the number of residents we served at large, multi-location accounts from approximately 15,000 residents beginning in 2018 to approximately 40,000 residents as of March 31, 2025. As we continue to build out our national footprint, we believe we are an increasingly attractive provider to ALF operators that value our services and approach, but prefer a vendor with a broad geographic reach.

Increase resident adoption of our services in ALF accounts.

We measure, analyze and track resident adoption rates at each ALF we serve. Each of our pharmacies has a dedicated management team focused on increasing our resident adoption through targeted marketing efforts, leveraging internally generated data, and demonstrating our value proposition to ALFs, residents and caregivers. Through our direct marketing efforts to ALFs and residents, we have achieved a resident adoption rate of 88% at ALFs we serve as of March 31, 2025. We believe our success in increasing resident adoption is one of our key strengths.

Ongoing geographic expansion.

For both our acquisition program and our greenfield initiatives, we focus on expanding our market share and increasing profitability through strategic evaluation and implementation of opportunities to acquire and build out new pharmacies in existing and underserved markets.

Our geographic expansion to date has relied on a two-pronged business development strategy comprised of (1) finding qualified local pharmacy operators to partner with and (2) growing with our existing pharmacy operators into new markets. Once we have identified a new partner, we seek to either acquire their pharmacy or develop a startup pharmacy with them. In addition, we seek to grow into new markets with our existing pharmacy partners through acquisitions or startups.

Upon acquisition, we are typically able to significantly enhance the profitability and margin of the acquired pharmacy by implementing our IT services and leveraging our purchasing, revenue cycle management and national sales capabilities. These synergies are often substantially realized over a 36-month period from acquisition and represent a substantial opportunity for us and our acquired pharmacy partners. We have completed 32 acquisitions since inception.

Based on prescription volume information reported by NIC MAP Vision (“NIC MAP”) for ALFs and memory care facilities (“ALF/MC”) as of December 31, 2024, we believe we are the largest LTCF pharmacy in the United States in terms of market share serving ALF/MC, with an approximate 12.6% market share nationally. Of our 39 pharmacies that have been operating for at least four years, and based on NIC MAP prescription volume data, 32 Guardian pharmacies have achieved market share leadership in the metropolitan statistical areas (“MSAs”) that they serve (“ALF/MC market share”), 35 have achieved a 20% or greater ALF/MC market share, and 13 have achieved a 30% or greater ALF/MC market share. In addition, we believe we currently have in excess of 10% ALF/MC market share in 24 states and in excess of 25% ALF/MC market share in 11 states. We believe our growth strategy and operational focus position us to capture additional market share and believe that our total addressable market gives us the opportunity for significant further growth.

We intend to continue executing on our growth strategy by seeking to acquire existing pharmacies and partner with our local pharmacy operators to open greenfield start-up pharmacies. We anticipate that we may structure these acquisitions and greenfield start-ups in a manner similar to our business development strategy prior to our IPO, in which we typically acquire majority interests in the pharmacies. Typically, the seller of a pharmacy we acquire will retain, and the operating partner for a greenfield start-up pharmacy will purchase or be issued, a minority equity interest in the pharmacy. We expect that within three to five years after acquisition or start-up of a pharmacy, we would purchase those minority interests and become the sole owner of the pharmacy. We believe this business development model makes Guardian an attractive partner to pharmacy owners and operators considering sale alternatives and start-up opportunities, and incentivizes those partners, and the subsidiary pharmacy employees to whom incentive equity interests in the pharmacy may be issued, to promote the subsidiary pharmacy’s growth and adoption of our proven operating strategies as we complete full integration and ownership of the pharmacy. By empowering local management, we believe this structure also fosters entrepreneurial practices consistent with those that have contributed to our successful organic growth. For more information, see “Business—Our Growth Strategy.”

In addition, we believe our investments in human capital, technology, and service capabilities position us to continue to pursue rapid innovation and potentially expand our business as a health care service provider in the post-acute care sector. While to date we have primarily focused on serving the LTCF markets, we recognize the continued evolution of healthcare delivery in which alternate sites of care are increasingly relevant. For example, we believe that our core capabilities and value proposition are applicable to the large and expanding Intellectual and Developmental Disabilities (“IDD”), hospice and Program of All-Inclusive Care for the Elderly (“PACE ) end markets. We have test initiatives ongoing in these adjacent markets to identify and pursue potential expansion opportunities.

Guardian Pharmacy Locations

National scale and dominant market share

New Locations (10)
Prior Locations(42)

52 pharmacies[(1)]

189k+ residents in 38 states[(2)]

27mm Rx's[(3)]

Note: New Locations are pharmacies that opened in last 12 months

(1) Comprised of 51 pharmacies as of March 31, 2025 plus the acquisition in Wichita, KS on April 1, 2025.

(2) As of March 31, 2025

(3) Represents the annualized run rate based on approximately 6.7 million prescriptions dispensed during the three months ended March 31, 2025

Our Experienced Management Team

We have an exceptional leadership team, both at the corporate and local levels, with a proven history of industry leadership and operational excellence.

•

Highly experienced and entrepreneurial executive leadership. We are led by highly experienced and entrepreneurial executive officers, each of whom has more than 30 years of experience founding and leading successful companies in the pharmacy industry. Prior to our inception, Fred Burke, our President and Chief Executive Officer, David Morris, our Executive Vice President and Chief Financial Officer, and Kendall Forbes, our Executive Vice President of Sales & Operations, began working together in 1993 on a previous pharmacy venture that was acquired by Bindley Western Industries (“Bindley Western”) in 1999.

•

Experienced local pharmacy leadership teams. We have strong management teams in place at the local level, with the majority of local pharmacy presidents having been in their positions for over a decade. The importance and strength of our local leadership was highlighted during the COVID-19 pandemic as local management teams were empowered to make decisions in real-time that were specific to the evolving pandemic-driven conditions and regulations in their markets, in order to maintain our high service levels for our customers and residents.

•

Strong corporate support group. We are supported by a team of more than 120 corporate employees who collectively bring deep experience in relevant areas such as technology, pharmacy operations, supply chain, data analytics, legal, regulatory/compliance, revenue cycle management and network contracting, purchasing, sales and marketing, real estate, human resources, leadership development and finance.

•

Support from a sophisticated group of investors. We have been supported by Bindley Capital Partners, LLC, a private investment firm led by William Bindley, who serves as our Chairman of the Board and has provided significant strategic leadership. Mr. Bindley, a pioneer in the healthcare services industry, was the founder, chairman and chief executive officer of Bindley Western, a pharmaceutical distribution and services company acquired by Cardinal Health, Inc. for $2.1 billion in 2001. He also served as an executive and the chairman of Priority Healthcare Corporation, a specialty pharmacy services company that was spun-off from Bindley Western in 1998 and acquired by Express Scripts, Inc. for $1.3 billion in 2005. In addition, Cardinal Equity Partners, along with Fred Burke, David Morris and Kendall Forbes, have made significant capital investments in Guardian. Collectively, this group of investors has extensive experience and expertise in the healthcare services industry.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our Class A common stock. These risks include, among others:

•	We face intense competition in our markets, which could negatively impact our business and significantly limit our growth;

•

Our prescription volumes may decline, and our operating results may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases;

•

If we lose relationships with one or more pharmaceutical wholesalers or key manufacturers, or if such wholesalers or manufacturers refuse to extend our relationships on the same or similar terms, our business and financial results could be materially and adversely affected;

•	Our operating results may suffer if we fail to maintain certain relationships and contracts with LTCFs we serve;

•

The COVID-19 pandemic negatively impacted LTCFs and harmed our business. Another similar public health crisis, outbreak of infectious disease or national emergency could also have a negative impact on our business;

•	The impact of ongoing healthcare reform efforts on our business cannot accurately be predicted;

•	Continuing government and private efforts to lower pharmaceutical costs, including by limiting reimbursements, may adversely impact our profitability, results of operations and financial condition;

•	Our operations are subject to extensive governmental regulation and oversight, and our failure to comply with applicable requirements could harm our business;

•	Further modifications to the Medicare Part D program may reduce our revenue and impose additional costs to our industry, which could adversely affect our operating results;

•	We are highly dependent on our senior management team, our local pharmacy management teams and our pharmacy professionals, and the loss of key personnel could cause our business to suffer;

•

We could be adversely affected by product liability, product recall, personal injury or other health and safety issues, including as a result of errors in the dispensing and packaging of pharmaceuticals;

•	Supply chain and other manufacturing disruptions or trade policies related to the pharmaceuticals we dispense could adversely impact our business;

•	We are a holding company and, accordingly, we depend on our subsidiaries for cash to fund our operations and expenses, including future dividend payments, if any; and

•

Pursuant to the Stockholders’ Agreement (as defined below), a group of our stockholders including our executive officers and certain of our directors and their affiliates, who we refer to as the “Guardian Founders,” control, and immediately following the completion of this offering and the Synthetic Secondary, are expected to continue to control, a majority of the voting power of shares of our common stock eligible to vote in the election of our directors and on other matters submitted to a vote of our stockholders, and their interests may conflict with yours in the future.

Implications of Being an Emerging Growth Company

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, for as long as we qualify as an EGC, we are entitled to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded entities that are not EGCs. These exemptions include:

•	Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

•

Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	Not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and

•

Not being required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

As a result of our emerging growth company status, we have taken advantage of reduce reporting requirements in this prospectus and intend to take advantage of all of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you invest. As a result, we do not know if some investors will find our Class A common stock less attractive. The result may be a less active trading market for our Class A common stock, and the price of our Class A common stock may become more volatile.

We could remain an EGC for up to five years after our IPO, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, with at least $700 million in market value of our common equity held by non-affiliates or (c) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period. We could lose emerging growth company status within a relatively short period of time and as early as December 31, 2025, on account of our public float exceeding $700 million or our annual gross revenues exceeding $1.235 billion.

Corporate Reorganization

Prior to our IPO, we operated as Guardian Pharmacy, LLC and conducted our business through Guardian Pharmacy, LLC’s majority owned and wholly owned limited liability company subsidiaries. Guardian Pharmacy Services, Inc. was formed for the purposes of completing our IPO and related internal reorganization transactions (the “Corporate Reorganization”) in order to carry on, as a publicly-traded entity, the business of Guardian Pharmacy, LLC. Immediately prior to the consummation of our IPO on September 27, 2024, we completed the Corporate Reorganization, pursuant to which:

•

The membership interests held by members other than Guardian Pharmacy, LLC of our subsidiaries (other than certain subsidiaries that were not parties to the Corporate Reorganization) were converted into common units of Guardian Pharmacy, LLC. The subsidiaries that participated in the Corporate Reorganization are referred to as the “Converted Subsidiaries”; and

•

Guardian Pharmacy, LLC merged with a transitory merger subsidiary and survived the merger as a wholly owned subsidiary of Guardian Pharmacy Services, Inc. Pursuant to the merger, each common unit of Guardian Pharmacy, LLC then converted into (i) one share of Class B common stock of Guardian Pharmacy Services, Inc. and (ii) the right to receive $1.02 in cash, without interest. In the merger, we issued 54,094,232 shares of Class B common stock.

As a result of the Corporate Reorganization, Guardian Pharmacy Services, Inc. became a holding company and the sole manager of Guardian Pharmacy, LLC, with no material assets other than its 100% interest in Guardian Pharmacy, LLC; and Guardian Pharmacy, LLC came to wholly own and be the sole member of each of the Converted Subsidiaries. In addition, Guardian Pharmacy, LLC continued to be the majority owner of each of the subsidiaries that did not participate in the Corporate Reorganization (the “Non-Converted Subsidiaries”). Holders of the Company’s Class B common stock consist of the legacy unitholders of Guardian Pharmacy, LLC prior to the Corporate Reorganization and the former members of the Converted Subsidiaries. The Non-Converted Subsidiaries collectively own nine of our pharmacies that, at the time of the Corporate Reorganization, were (i) greenfield start-up pharmacies in various stages of development and integration with Guardian and did not have material operations or (ii) pharmacies that we had recently acquired. After a period of time sufficient to allow such pharmacies to adopt our operating practices and experience meaningful growth in residents served and earnings, we expect to acquire the minority membership interests of such Non-Converted Subsidiaries.

Pursuant to our certificate of incorporation, the shares of Class B common stock that were originally issued in connection with the Corporate Reorganization automatically convert into shares of our Class A common stock, on a one-for-one basis, in four substantially equal tranches on each of March 28, 2025, September 27, 2025, March 28, 2026 and September 27, 2026. Accordingly, on March 28, 2025, we issued 13,519,946 shares of Class A common stock upon conversion of an equal number of shares of Class B common stock.

The shares of Class A common stock being offered by the selling stockholders hereby, and the 1,440,447 shares of Class A common stock that we may purchase in the Synthetic Secondary, consist of outstanding shares of Class A common stock that were issued upon the conversion of shares of Class B common stock on March 28, 2025.

Corporate Information

Guardian Pharmacy Services, Inc., or Guardian, was incorporated on November 16, 2021. Guardian was formed for the purposes of completing our IPO and related Corporate Reorganization in order to carry on, as a publicly-traded entity, the business of Guardian Pharmacy, LLC, which was formed on July 21, 2003.

Our principal executive offices are located at 300 Galleria Parkway SE, Suite 800, Atlanta, Georgia 30339. Our telephone number is (404) 810-0089. Our corporate website address is www.guardianpharmacy.com. Information contained on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Issuer	Guardian Pharmacy Services, Inc.

Class A common stock offered by us	1,440,447 shares.

Class A common stock offered by the selling stockholders	6,059,553 shares.

Underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders	The underwriters have a 30-day option to purchase up to 1,125,000 additional shares of Class A common stock from the selling stockholders at the public offering price, less the underwriting discount.

Class A common stock to be outstanding after giving effect to this offering and the Synthetic Secondary	22,719,946 shares. Assumes that Guardian repurchases 1,440,447 shares of Class A common stock in the Synthetic Secondary.

Class B common stock to be outstanding after giving effect to this offering and the Synthetic Secondary	40,566,696 shares.

Total Class A and Class B common stock to be outstanding after giving effect to this offering and the Synthetic Secondary	63,286,642 shares.

Voting rights	Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by our stockholders generally.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Voting power held by holders of Class A common stock after giving effect to this offering and the Synthetic Secondary	Outstanding shares of Class A common stock will represent approximately 35.9% of the combined voting power of our common stock. Assumes that Guardian repurchases 1,440,447 shares of Class A common stock in the Synthetic Secondary.

Voting power held by holders of Class B common stock after giving effect to this offering and the Synthetic Secondary	Outstanding shares of Class B common stock will represent approximately 64.1% of the combined voting power of our common stock. Assumes that Guardian repurchases 1,440,447 shares of Class A common stock in the Synthetic Secondary.

Controlled company exemption	Upon completion of this offering, we expect we will continue to qualify as a “controlled company” for purposes of NYSE listing standards. As a “controlled company,” we will not be subject to certain corporate governance requirements. See “Management—Director Independence and Controlled Company Status.”

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $36.7 million, based on an assumed offering price of $26.52 per share, which is the last reported share price of our Class A common stock on the NYSE on May 19, 2025, and after deducting the underwriting discount but before deducting any estimated offering expenses payable by us.

We intend to use the net proceeds to us from the sale of shares of Class A common stock in this offering to purchase in the Synthetic Secondary 1,440,447 outstanding shares of Class A common stock that were issued upon conversion of shares of our Class B common stock that were originally issued in connection with our Corporate Reorganization. The purchase price per share of shares of Class A common stock purchased in the Synthetic Secondary will be equal to the public offering price per share of Class A common stock in this offering, less the underwriting discount. Following our purchase of shares of Class A common stock in connection with the Synthetic Secondary, we do not expect to have any remaining net proceeds from this offering.

We will not receive any proceeds from the sale of shares by the selling stockholders in this offering. See “Use of Proceeds.”

Dividend policy	We have no current plans to pay dividends on our Class A common stock or our Class B common stock. See “Dividend Policy.”

Trading Symbol	Our Class A common stock is listed on the NYSE under the symbol “GRDN.”

Risk Factors	Investing in our Class A common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before deciding whether to invest in our Class A common stock.

Except as otherwise indicated, the number of shares of our Class A common stock and Class B common stock outstanding after giving effect to this offering and the Synthetic Secondary is calculated as of May 1, 2025 and excludes (i) 641,042 shares of our Class A common stock underlying restricted stock units granted under the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan (the “2024 Plan”) that we adopted at the time of the IPO and (ii) 1,991,832 shares of our Class A common stock remaining available for issuance under the 2024 Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial and operating data. Guardian Pharmacy, LLC has been determined to be our predecessor for accounting purposes and, accordingly, the consolidated financial information for periods prior to the Corporate Reorganization have been adjusted to combine the previously separate entities for presentation purposes. The consolidated statements of income data for the years ended, and the consolidated balance sheet data as of, December 31, 2020, 2021 and 2022 are derived from the audited consolidated financial statements of Guardian Pharmacy, LLC and its subsidiaries and related notes not included in this prospectus. The consolidated statements of income data for the years ended, and the consolidated balance sheet data as of, December 31, 2023 and 2024 are derived from the audited consolidated financial statements of Guardian Pharmacy Services, Inc. and its subsidiaries and related notes included elsewhere in this prospectus. The consolidated statements of income data for the three months ended March 31, 2024 and 2025 and the condensed consolidated balance sheet data as of March 31, 2025 are derived from the unaudited interim consolidated financial statements of Guardian Pharmacy Services, Inc. and its subsidiaries and related notes included elsewhere in this prospectus.

We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal adjustments, which in our opinion are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other period. This information is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.

(in thousands, except prescriptions dispensed)	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024	2024	2025

Consolidated Statements of Income Data:

Revenue	$735,958	$792,072	$908,909	$1,046,193	$1,228,409	$275,410	$329,308

Cost of goods sold	588,958	630,807	723,043	837,883	984,038	220,309	264,959

Gross profit	147,000	161,265	185,866	208,310	244,371	55,101	64,349

Operating expenses:

Selling, general, and administrative(1)	114,936	131,115	133,876	167,364	307,291	47,168	51,344

Operating income (loss)	32,064	30,150	51,990	40,946	(62,920)	7,933	13,005

Other expenses (income):

Interest expense	2,156	1,637	1,926	2,859	3,278	765	170

Other expense (income), net	248	187	403	367	279	73	(271)

Total other expenses (income)	2,404	1,824	2,329	3,226	3,557	838	(101)

Income (loss) before income taxes	29,660	28,326	49,661	37,720	(66,477)	7,095	13,106

Provision for income taxes	—	—	—	—	4,556	—	3,833

Net income (loss)	29,660	28,326	49,661	37,720	(71,033)	7,095	9,273

Less net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	19,943	16,314	35,421	23,902	22,760	2,786	—

Less net income (loss) attributable to non-controlling interests(2)	9,717	12,012	14,240	13,818	16,254	4,309	(175)

Net income (loss) attributable to Guardian Pharmacy Services, Inc.	$—	$—	$—	$—	$(110,047)	$—	$9,448

(in thousands, except prescriptions dispensed)	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024	2024	2025

Consolidated Balance Sheet Data (at period end):

Cash and cash equivalents	$6,499	$15,012	$607	$752	$4,660		$13,999

Total assets	$217,867	$235,850	$256,114	$271,165	$320,810		$333,998

Total liabilities	$150,798	$182,532	$180,185	$211,306	$170,834		$170,781

Members’ equity	$39,154	$24,112	$42,729	$28,209	$—		—

Class A stockholders’ equity	$—	$—	$—	$—	$9		$23

Class B stockholders’ equity	$—	$—	$—	$—	$54		$40

Total equity	$67,069	$53,318	$75,929	$59,859	$149,976		$163,217

Selected Other Data:

Residents served(3)	123	136	151	163	186	164	189

Prescriptions dispensed(4)	16.6	17.6	20.2	22.2	25.1	5.8	6.7

Adjusted EBITDA	$53,590	$56,475	$65,714	$76,175	$90,834	$20,255	$23,433

(1)

Included in selling, general, and administrative expenses is share-based compensation expense (income). Prior to the Corporate Reorganization and IPO, our share-based compensation expense primarily represented non-cash recognition of changes in the value of restricted interest unit (“Restricted Interest Unit”) awards, which has historically been recorded as a liability using a cash settlement methodology as calculated on a quarterly basis. In connection with the Corporate Reorganization and IPO, Restricted Interest Unit awards associated with the Converted Subsidiaries and Guardian Pharmacy, LLC were converted into Common Units of Guardian Pharmacy, LLC, and the Common Units of Guardian Pharmacy, LLC were then converted into Class B common stock of the Company. Certain Restricted Interest Unit awards which converted into Class B common stock are subject to additional vesting in the form of a one-year service period ending on September 27, 2025 (“Unvested Class A and B common stock”). The unamortized balance as of September 27, 2024 to be recognized over the twelve-month period ending September 27, 2025 was $13.6 million. This conversion of Restricted Interest Units was treated as a modification, requiring the units to be marked to fair value on the modification date, resulting in us recognizing $125.7 million of incremental share-based compensation expense during the year ended December 31, 2024, including $3.5 million of amortization expense related to the Unvested Class A and B common stock. For the three months ended March 31, 2025, the Company recognized a total of $4.0 million of share-based compensation expense, of which $3.4 million related to amortization expense for the Unvested Class A and B common stock, with the remainder related to the restricted stock units granted in February 2025. The unamortized share-based compensation expense associated with the Unvested Class A and B common stock is $6.7 million as of March 31, 2025, to be recognized evenly over the remainder of the twelve-month period ending September 27, 2025.

(2)

For the periods preceding the Corporate Reorganization and IPO, these figures, for both Converted Subsidiaries and Non-Converted Subsidiaries, reflect minority membership interests in our subsidiaries. For periods subsequent to the Corporate Reorganization and IPO, these figures reflect the minority membership interests for the Non-Converted Subsidiaries.

(3)	These figures reflect residents served during the last month of each respective period.
(4)	In millions.

Adjusted EBITDA and Other Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we also present Adjusted EBITDA and Adjusted SG&A, which are financial measures not based on any standardized methodology prescribed by GAAP.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, as adjusted to exclude the impact of items and amounts that we view as not indicative of our core operating performance, including share-based compensation, acquisition accounting adjustments, certain legal and regulatory items, and public company and financing-related activities. We define Adjusted SG&A as GAAP selling, general, and administrative expenses adjusted to exclude the impact of share-based compensation, expenses relating to certain legal and regulatory items, and public company and financing-related activities. Adjusted EBITDA and Adjusted SG&A do not have a definition under GAAP, and our definition of Adjusted EBITDA and Adjusted SG&A may not be the same as, or comparable to, similarly titled measures used by other companies.

We use Adjusted EBITDA and Adjusted SG&A to better understand and evaluate our core operating performance and trends. We believe that presenting Adjusted EBITDA and Adjusted SG&A provides useful information to investors in understanding and evaluating our operating results, as it permits investors to view our core business performance using the same metrics that management uses to evaluate our performance.

There are a number of limitations related to the use of Adjusted EBITDA and Adjusted SG&A rather than the most directly comparable GAAP financial measure, including:

•	Adjusted EBITDA does not reflect interest and income tax payments that represent a reduction in cash available to us;

•

Depreciation and amortization are non-cash charges and the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted SG&A do not consider the impact of share-based compensation; and

•	Adjusted EBITDA and Adjusted SG&A exclude the impact of certain legal and regulatory items, which can affect our current and future cash requirements.

Because of these limitations, Adjusted EBITDA and Adjusted SG&A should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should consider Adjusted EBITDA and Adjusted SG&A alongside other financial measures, including net income, GAAP selling, general, and administrative expense and our other financial results presented in accordance with GAAP.

A reconciliation of Adjusted EBITDA to net income, and a reconciliation of Adjusted SG&A to GAAP selling, general, and administrative expense, the most directly comparable GAAP financial measures, are set forth below.

(in thousands)	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024	2024	2025
Net Income	$29,660	$28,326	$49,661	$37,720	$(71,033)	$7,095	$9,273
Add:
Interest expense (income)	2,156	1,637	1,926	2,859	3,278	765	(2)
Depreciation and amortization	17,258	16,530	16,563	18,234	19,772	4,751	5,267
Provision for income taxes	—	—	—	—	4,556	—	3,833

EBITDA	$49,074	$46,493	$68,150	$58,813	$(43,427)	$12,611	$18,371

Share-based compensation(1)	3,208	13,029	(3,381)	(6,090)	131,490	5,945	3,968
Acquisition accounting adjustments(2)	636	(8)	128	—	—	—	—
Certain legal & other regulatory matters(3)	672	1,514	3,615	23,452	3,988	1,699	296
Public company and financing-related activities(4)	—	—	—	—	453	—	798
Other(5)	—	(4,553)	(2,798)	—	(1,670)	—	—

Adjusted EBITDA	$53,590	$56,475	$65,714	$76,175	$90,834	$20,255	$23,433

Net income (loss) as a percentage of revenue	4.0%	3.6%	5.5%	3.6%	(5.8)%	2.6%	2.8%

Adjusted EBITDA as a percentage of revenue	7.3%	7.1%	7.2%	7.3%	7.4%	7.4%	7.1%

GAAP selling, general, and administrative expense	$114,936	$131,115	$133,876	$167,364	$307,291	$47,168	$51,344
Subtract:
Share-based compensation(1)	3,208	13,029	(3,381)	(6,090)	131,490	5,945	3,968
Acquisition accounting adjustments(2)	636	(8)	128	—	—	—	—
Certain legal & other regulatory matters(3)	672	1,514	3,615	23,452	3,988	1,699	296
Public company and financing-related activities(4)	—	—	—	—	453	—	798

Adjusted SG&A	$110,420	$116,580	$133,514	$150,002	$171,360	$39,524	$46,282

GAAP selling, general, and administrative expense as a percentage of revenue	15.6%	16.6%	14.7%	16.0%	25.0%	17.1%	15.6%

Adjusted SG&A as a percentage of revenue	15.0%	14.7%	14.7%	14.3%	13.9%	14.4%	14.1%

(1)

Prior to the Corporate Reorganization and IPO, our share-based compensation expense primarily represented non-cash recognition of changes in the value of Restricted Interest Unit awards, which has historically been recorded as a liability using a cash settlement methodology as calculated on a quarterly basis. In connection with the Corporate Reorganization and IPO, Restricted Interest Unit awards associated with the Converted Subsidiaries and Guardian Pharmacy, LLC were converted into Common Units of Guardian Pharmacy, LLC, and the Common Units of Guardian Pharmacy, LLC were then converted into Class B common stock of the Company. Certain Restricted Interest Unit awards which converted into Class B common stock are subject to additional vesting in the form of a one-year service period ending on September 27, 2025 (“Unvested Class A and B common stock”), which we refer to as Unvested Class A and B common stock. The unamortized balance as of September 27, 2024 to be recognized over the twelve-month period ending September 27, 2025 was $13.6 million. This conversion of Restricted Interest Units was treated as a modification, requiring the units to be marked to fair value on the modification date, resulting in us recognizing $125.7 million of incremental share-based compensation expense during the year ended December 31, 2024, including $3.5 million of amortization expense related to the Unvested Class A and B common stock. For the three months ended March 31, 2025, the Company recognized a total of $4.0 million of share-based compensation expense, of which $3.4 million related to amortization expense for the Unvested Class A and B common stock, with the remainder related to the restricted stock units granted in February 2025. The unamortized share-based compensation expense associated with the Unvested Class A and B common stock is $6.7 million as of March 31, 2025, to be recognized evenly over the remainder of the twelve-month period ending September 27, 2025.

(2)	Represents fair value adjustments of expected contingent payments related to acquisitions.
(3)

Represents non-recurring attorney’s fees, settlement costs and other expenses associated with certain legal proceedings. The Company excludes such charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion allows for consistent evaluation of operations.

(4)	Represents non-recurring costs associated with the transition to a public company and various financing-related activities.
(5)	Represents non-recurring proceeds from settlements related to payor reimbursement, which were recorded as revenue upon settlement.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to invest in our Class A common stock. Any of the following risks could materially and adversely affect our business, financial condition, results of operations and prospects. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Intense competition may erode our profit margins.

The business of providing pharmacy services to LTCF residents is highly competitive, and we face competition from multiple sources. There are national, regional and local institutional pharmacies, as well as numerous local retail pharmacies, that provide pharmaceutical dispensing services comparable to those that we offer. Many of these pharmacies have strong relationships with the LTCFs they serve and their residents. In addition, some of our competitors have greater financial resources than we do and may be more established in the markets they serve than we are, making our ability to compete more difficult. Some of our larger competitors have indicated that they plan to focus more on the ALF market, which could further increase the competition we face. Consolidation within the long-term care pharmacy industry may also lead to increased competition. We compete on the basis of the services we offer as well as price. To attract new and retain existing LTCFs and residents, we must continually meet service expectations of LTCFs and residents. There can be no assurance that we will continue to remain competitive, which would cause our business and operating results to suffer. Competitive pricing pressures may adversely affect our earnings and cash flow. If we cannot compete effectively, our business and operating results would be materially and adversely affected.

In addition, LTCF residents have the ability to choose among pharmacy providers. Certain states have a “freedom of choice” requirement as part of their state Medicaid programs or in separate legislation that enable a resident to select his/her provider. These laws may prevent LTCFs from requiring their residents to purchase pharmacy services or pharmaceuticals from particular providers that have a supplier relationship with the LTCF. Such “freedom of choice” requirements increase the competition we face in providing services to LTCF residents. The ability of a resident to select the pharmacy that supplies him or her with prescription drugs could adversely affect our business, financial condition and results of operations because there can be no assurance that such resident will select us as a provider.

Our prescription volumes may decline, and our operating results may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

If the volumes of dispensed pharmaceuticals from our pharmacies decline, our business and operating results would suffer. When increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced resident demand for such drugs.

Unexpected safety or efficacy concerns with respect to pharmaceuticals can also lead to product recalls or withdrawals. In cases where there are no acceptable prescription drug equivalents or alternatives for these recalled or withdrawn pharmaceuticals, our volumes of dispensed pharmaceuticals and our operating results may decline.

If we lose relationships with one or more pharmaceutical wholesalers or key manufacturers, or if such wholesalers or manufacturers refuse to extend our relationships on the same or similar terms, our business and financial results could be materially and adversely affected.

We maintain contractual relationships with pharmaceutical wholesalers and manufacturers that provide us with, among other things, discounts for drugs we purchase to be dispensed from our pharmacies. Our contracts with pharmaceutical wholesalers and manufacturers often provide us with, among other things, discounts on drugs we purchase and rebates and service fees. Our contracts with pharmaceutical wholesalers and manufacturers generally are terminable on relatively short notice by either party and we have limited contractual protections with them. If any of these contractual relationships are terminated, materially altered, or renewed on terms that are less favorable to us, our business and operating results could be materially adversely affected.

Our operating results may suffer if we fail to maintain certain relationships and contracts with LTCFs we serve.

We have a number of contracts with companies that own or operate numerous LTCFs. If we are not able to maintain these relationships and contracts or are only able to maintain them on less favorable terms than those currently in place, our ability to provide our services to residents of those LTCFs would be materially impacted and our operating results could suffer. Our agreements with SNFs generally range from one to three years in duration and typically renew automatically for subsequent renewal terms. The SNF contracts can be terminated by either party generally upon 60 days’ notice. Our relationships with ALFs and BHFs are generally memorialized in written agreements between Guardian and the owner of the respective community that designate Guardian as the “preferred provider” of that community owner. Unlike a SNF contract where virtually all of the residents in the skilled facility would be served by us, the ALF and BHF contract does not automatically grant us the right to serve those residents. Instead, our sales team must market our pharmacy services to the individual residents in that community, each of whom has the right to choose their pharmacy provider. These contracts generally range from one to three years in duration and typically renew automatically for subsequent renewal terms. These contracts can be terminated by either party generally upon 30 days’ notice. There can be no assurance that these parties will not terminate all or a portion of their contracts with us.

We also provide direct and indirect services to LTCFs, and our failure to provide services at optimal quality may impair our relationship with these LTCFs and could result in losing access to residents in these LTCFs.

The COVID-19 pandemic negatively impacted LTCFs and harmed our business. Another similar public health crisis, outbreak of infectious disease or national emergency could also have a negative impact on our business.

The COVID-19 pandemic caused disruptions to our business and operational plans. Among other effects, the pandemic impacted our labor supply and marketing efforts. In addition, due to the older average age of LTCF residents and prevalence of chronic medical conditions affecting their demographics, LTCFs and their residents were disproportionately impacted by COVID-19, all of which resulted in a significant disruption in demand for senior living communities and a corresponding decrease in demand for our pharmacy services. We recognize that our business may continue to be susceptible to the impact of another public health crisis, outbreak of infectious disease or national emergency including, without limitation, a global pandemic on the scale of

COVID-19, which adversely affected economies and financial markets worldwide, and adversely affected our business and financial condition. We could experience disruptions to our operations as a result of any such public health crisis, outbreak of infectious disease or national emergency, and our business and operations may be negatively impacted.

The impact of ongoing healthcare reform efforts on our business cannot accurately be predicted, and continuing government and private efforts to lower pharmaceutical costs, including by capping the prices for certain drugs and by limiting reimbursements, may adversely impact our profitability, results of operations and financial condition.

The healthcare industry in the United States is subject to fundamental changes due to ongoing federal and state healthcare reform efforts and related political, economic, and regulatory influences, including those from the recent change in presidential administration. Notably, the Affordable Care Act resulted in expanded healthcare coverage and has resulted in significant changes to the United States healthcare system. The Affordable Care Act outlines certain reductions for Medicare reimbursed services, which may affect skilled nursing, home health, hospice, and outpatient therapy services, as well as certain other changes to Medicare payment methodologies. In addition, there have been legislative initiatives with respect to pharmaceutical pricing practices, and we could be adversely affected by the impact of such legislation and the continuing efforts of government and private health plan payors to lower pharmaceutical costs. For example, the Inflation Reduction Act of 2022 contains several provisions that could have the effect of reducing the prices we can charge and the reimbursement we receive for the drugs we dispense, thereby reducing our profitability, and could adversely affect our financial condition and results of operations. These provisions include the establishment of a Medicare Drug Price Negotiation Program, which requires the government to negotiate and set a “maximum fair price” for select high-expenditure drugs covered under Medicare Part D (starting in 2026) and Part B (starting in 2028), and the implementation of changes to Medicare Part D benefits designed to limit patient out-of-pocket drug costs and shift program liabilities from patients to other stakeholders, including health plans, manufacturers and the government. These comprehensive healthcare reform efforts have resulted and will likely continue to result in extensive rulemaking and policy decisions by regulatory authorities, and applicable legislation and regulations may be altered, amended, repealed, or replaced. Moreover, there have been legal and political challenges to the Affordable Care Act and the Inflation Reduction Act since their passage and there may be future challenges. Additionally, the new presidential administration has signed numerous executive orders, including some overturning those of the prior administration aimed at researching alternative payment and delivery models to lower prescription drug costs. Therefore, it is difficult to predict the full impact of the Affordable Care Act, the Inflation Reduction Act, or other healthcare reform efforts, including new executive orders, due to the complexity of the law and implementing regulations, as well our inability to foresee how CMS and other participants in the healthcare industry will respond to the choices available to them under the law. The provisions of the legislation and other regulations implementing the Affordable Care Act, the Inflation Reduction Act, any amended or replacement legislation, or other healthcare reform efforts may increase our costs, materially and adversely affect our revenues and profitability, expose us to expanded liability, or require us to significantly alter the ways in which we conduct our business.

In addition, to reduce pharmaceutical costs, health plan payors may seek to lower reimbursement rates, limit the scope of covered services and negotiate reduced or capped pricing arrangements. Given the significant competition in the industry, we have limited bargaining power to counter health plan payor demands for reduced reimbursement rates. If we, or other entities acting on our behalf, are unable to negotiate for acceptable reimbursement rates, our profitability, results of operations and financial condition could be adversely affected.

In response to rising prescription drug prices, health plan payors may also demand that we satisfy certain quality metrics, enhanced service levels or cost efficiencies to help mitigate the increase in pharmaceutical costs. Our inability or failure to meet health plan payor imposed quality metrics, service requirements or cost efficiencies could adversely impact a health plan payor’s willingness to engage us or could result in payor-specific audits and recoupments.

We cannot assure you that reimbursement payments under governmental and private health plan payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to LTCF residents eligible for reimbursement under these programs. Any changes that lower reimbursement rates under Medicare, Medicaid or private payor programs could result in a substantial reduction in our revenues. Our operating results may be adversely affected due to deterioration in reimbursement, changes in payor mix and growth in operating expenses in excess of increases, if any, in payments by health plan payors. We also anticipate that federal and state governments will continue to review and assess alternate pharmaceutical delivery systems, payment methodologies and operational requirements for pharmaceutical providers, including LTCFs and pharmacies.

In addition, CMS and other governmental agencies have advocated for the creation of a national average acquisition cost benchmark, which states may use to set pharmacy payment rates. Formulary fee programs have been the subject of debate in federal and state legislatures and various other public and governmental forums. If these benchmarks and programs were adopted, our operating results could be materially adversely affected.

Over the long term, funding for federal and state healthcare programs may be impacted by the aging of the population, the growth in enrollees as eligibility is potentially expanded, the escalation in drug costs owing to higher drug utilization among seniors, the impact of the Medicare Part D benefit for seniors, the introduction of new, more efficacious but also more expensive medications and the long-term financing of the Medicare program. We are unable to predict the impact on our business of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs, including any stance the new presidential administration may take on such funding. Further, Medicare, Medicaid and private health plan payor rates for pharmaceutical products and supplies may change from current methodologies and present levels. Any future healthcare legislation or regulation impacting these reimbursement rates may materially and adversely affect our business.

If we fail to comply with Medicare and Medicaid regulations, we may be subjected to reduction in reimbursement, overpayment demands, or loss of eligibility to participate in these programs.

The Medicare and Medicaid programs are highly regulated. These programs are also subject to changes in regulations and guidance. If we fail to comply with applicable reimbursement laws and regulations, reimbursement under these programs and participation in these programs could be adversely affected. Federal or state governments may also impose other sanctions on us for failure to comply with the applicable reimbursement regulations, including but not limited to recovering an overpayment. Failure to comply with these or future laws and regulations could result in our inability to provide pharmacy services to LTCF residents or to participate in these payor programs. In addition, CMS mandates certain rules and service capabilities to qualify for participation as a Part D NLTCP provider. If we were to lose our right to participate as a NLTCP, our business and operating results could be materially adversely affected.

Further modifications to the Medicare Part D program may reduce revenue and impose additional costs to the industry.

The Medicare Prescription Drug Improvement and Modernization Act of 2003, included a major expansion of the Medicare program with the addition of a prescription drug benefit under the Medicare Part D program. The continued impact of these regulations depends upon a variety of factors, including our ongoing relationships with the Part D Plans (as defined below) and the resident mix of the LTCFs we serve.

We cannot predict how future modifications to the Medicare Part D program, including through new legislation, may reduce revenue and impose additional costs to the industry, which could materially adversely affect our operating results. We cannot assure you that any changes to Medicare Part D and the regulations promulgated under Medicare Part D will not have a material adverse effect on our business.

Further consolidation of managed care organizations and other health plan payors, and changes in the terms of our agreements with these parties, may adversely affect our profits.

Managed care organizations and other health plan payors have seemingly continued to consolidate in order to enhance their ability to influence the delivery and cost structure of healthcare services. Consequently, the healthcare needs of a large percentage of the U.S. population are increasingly served by a smaller number of managed care organizations. If this consolidation continues, we could face additional pricing and service pressures from these organizations, which are increasingly demanding discounted fee structures. To the extent these organizations engage our competitors as a preferred or exclusive provider, demand discounted fee structures or limit the residents eligible for our services, our liquidity and results of operations could be materially and adversely affected.

In addition, a portion of our health plan payor reimbursements derive from our participation in the MHA Managed Care Network (“MHA”). In the event that we were to have a contractual dispute with MHA or fail to renew our agreement upon acceptable terms, our reimbursements may decrease. We also participate in the MHA group purchasing organization (“GPO”), for purposes of drug purchasing. In the event that our relationship were to suffer with MHA under either the network participation agreement or the MHA GPO agreement, our reimbursements could be further impacted and our business and operating results could be adversely affected.

We are highly dependent on our senior management team, our local pharmacy management teams and our pharmacy professionals and the loss of such persons could cause our business to suffer and materially adversely affect our operating results.

Our business is managed by a small number of senior management personnel, the loss of which could cause our business to suffer and materially adversely affect our operating results. There is a limited pool of senior management personnel with significant experience in our industry. Accordingly, if we are unable to retain members of our current management team, we could experience significant difficulty in replacing key management personnel and our business could be materially and adversely affected. Moreover, any newly-hired members of our senior management team would need time to fully assess and understand our business and operations. We can offer no assurance as to how long our senior management will choose to remain with us.

In addition, our business model of empowering our local pharmacy management teams with significant autonomy makes us highly dependent on the local pharmacy’s ability to effectively manage and develop relationships with the LTCFs that they serve. If we experience substantial turnover in our local pharmacy management teams and these persons are not replaced by individuals with comparable skills, experience and industry knowledge, our business and operating results could be materially adversely impacted.

Further, our success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is intense. The loss of pharmacy personnel or the inability to attract or retain sufficient numbers of qualified pharmacy professionals could materially adversely affect our business. Our inability to meet our staffing requirements for pharmacists and other pharmacy professionals in the future could have a material adverse effect on our business and operating results.

Continued inflation and increases in labor costs may reduce our profitability.

We are currently experiencing inflationary pressures on our operating costs. Among other things, competition for labor is becoming more acute and we expect our labor costs to increase as a result. We expect that as we rebound from labor shortages and our staffing levels increase, we will also experience a corresponding increase to our labor costs. Because labor costs are and will continue to be a major component of our operating expenses, higher labor costs, whether as a result of increased wages or increased staffing levels, could reduce our profitability and gross margins.

In addition, we have experienced increased costs for supplies, and rising fuel costs have resulted in increased costs for the transportation of drugs. We generally are not able to sufficiently raise our pricing to offset these increased costs. Continuing increased costs and prolonged inflation could materially and adversely affect our business, operating results and profitability.

Government efforts to combat inflation, along with other interest rate pressures arising from an inflationary economic environment, could lead to us to incur even higher interest rates and financing costs and may reduce our profitability.

Inflation has risen on a global basis, the United States has been experiencing historically high levels of inflation, and government entities have taken various actions to combat inflation, such as raising interest rate benchmarks. Government entities may continue their efforts, or implement additional efforts, to combat inflation, which could include among other things continuing to raise interest rate benchmarks and/or maintaining interest rate benchmarks at elevated levels. Such government efforts, along with other interest rate pressures arising from an inflationary economic environment, could lead to us to incur even higher interest rates and financing costs and have material adverse effect on our business, operating results and profitability.

Labor shortages could harm our ability to implement our growth strategy.

Our success and our ability to grow our business depends in large part on our ability to attract and retain employees. We have experienced labor shortages in the past, including as a result of the COVID-19 pandemic which negatively affected the labor market for employers. During the ongoing recovery from the COVID-19 pandemic, labor shortages have also impaired our ability to attract, hire and re-hire employees. To the extent we are unable to hire and retain a sufficient number of employees, our business and growth could be adversely affected. Additionally, labor shortages or labor disruptions experienced by our third-party contractors and subcontractors could disrupt our operations, increase our costs and adversely affect our profitability.

If we or the LTCFs we serve fail to comply with state licensure requirements, we could be prevented from providing pharmacy services or be required to make significant changes to our operations.

Our pharmacies must be licensed by the state boards of pharmacy in the states in which they operate. States also regulate out-of-state pharmacies that fill prescriptions for residents in their states. The failure to obtain or renew any required regulatory approvals or licenses could adversely impact the operation of our business. In addition, the LTCFs we service are also subject to extensive federal, state and local regulations, including a requirement to be licensed in the states in which they operate. A negative action on our licenses or the failure by the LTCFs we service to obtain or renew any required licenses could result in our inability to provide pharmacy services to these LTCFs and their residents and could have a material adverse effect on our financial condition, results of operations and liquidity.

Complex and rapidly evolving laws and regulations could cause us to make significant changes to our operations or incur substantial costs or penalties.

As a participant in the healthcare industry in the United States, we are subject to numerous federal and state regulations. Further, there are various political, economic and regulatory influences that are placing our industry under intense scrutiny and which seek to implement fundamental changes. We cannot predict which reform proposals, if any, will be adopted, when they may be adopted, or what impact they may have on us. Any changes to the current regulatory and legal paradigm, including as may be advanced by the new presidential administration, could increase the overall regulatory burden and costs associated with our business and materially adversely affect our business and operating results. If we fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our pharmacies and our ability to participate in federal and state healthcare programs. The U.S. Drug Enforcement Administration (the “DEA”), the U.S. Food and Drug Administration (the “FDA”) and various state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As a consequence of the severe penalties we could face, we must devote significant operational and managerial resources to complying with these laws and regulations. Different legal interpretations and enforcement policies could subject our current practices to allegations of noncompliance or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure that we will be able to obtain or maintain the regulatory approvals required to operate our business. The costs associated with complying with federal and state laws and regulations could be significant and the failure to comply with any such legal requirements could have a material adverse effect on our financial condition, results of operations and liquidity.

If we fail to comply with fraud and abuse laws, false claims provisions or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

We are subject to federal and state fraud and abuse laws that prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties, damages and exclusion from the Medicaid, Medicare and other federal healthcare programs. The Office of Inspector General (the “OIG”) OIG and U.S. Department of Justice (“DOJ”) have, from time to time, established national enforcement initiatives, targeting all providers of a particular type, that focus on specific billing practices or other suspected areas of abuse. Under the qui tam or “whistleblower” provisions of the federal and various state false claims acts, private citizens may bring lawsuits alleging that a violation of the AKS or similar laws has resulted in the submission of “false” claims to federal and/or state healthcare programs, including Medicare and Medicaid. Since the private plaintiff in this type of proceeding is generally entitled to share in any damages a court orders the defendant to pay to federal and state governments under these laws, financial incentives exist for individuals to allege that particular practices or activities constitute a violation of these statutes. A determination that we have violated these laws, or the initiation of lawsuits alleging violations of these laws, could adversely affect our business and financial condition.

As part of our ongoing operations, we are subject to various inspections, audits, inquiries, investigations and similar actions by third parties, as well as governmental/regulatory authorities responsible for enforcing the laws and regulations to which we are subject. From time to time we are subject to whistleblower complaints. Federal and state government agencies have increased their focus on and coordination of civil and criminal efforts in the healthcare area, and the ACA and other legislation has expanded federal healthcare fraud enforcement authority. There can be no assurance that the ultimate resolution of any such claims, inquiries or investigations, individually or in the aggregate, will not have a material adverse effect on our consolidated results of operations, financial position or cash flows. Moreover, we cannot predict our future costs associated with compliance with such laws.

Federal and state privacy and security regulations may increase our cost of operations and expose us to civil and criminal sanctions, damages, and penalties.

In the ordinary course of our business, we process, store and transmit data, which may include sensitive personal information of the residents we serve. We must comply with extensive federal and state requirements regarding the use, transmission and maintenance of protected health information (“PHI”) under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), which expanded certain sections of HIPAA, including imposing certain liability on business associates, for example, with respect to impermissible uses and disclosures of PHI and Security Rule obligations, strengthening enforcement activities, and increasing penalties for violations. The requirements of federal and state privacy and security laws such as HIPAA and HITECH are complicated and are subject to interpretation and modification. In addition to HIPAA and HITECH, we must adhere to state privacy laws, including those that provide greater privacy protection for individuals than HIPAA. Failure to comply with HIPAA and HITECH or similar state equivalent laws could subject us to loss of customers, denial of the right to conduct business, civil damages, fines, criminal penalties, class action or other litigation, and other enforcement actions.

In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. Violations of these, or other applicable federal or state laws or regulations could subject us to significant criminal or civil penalties, including significant monetary penalties, and class action or other litigation. There are costs and administrative burdens associated with ongoing compliance with HIPAA’s Privacy and Security Rules, as well as HITECH and state equivalents, and other applicable federal and state regulations. Failure to comply carries with it the risk of significant penalties, damages, and sanctions. We cannot predict at this time the costs associated with compliance, or the impact of such laws and regulations on our results of operations, cash flows or financial condition. There can be no assurance that the cost of compliance with such laws and regulations will not increase significantly in the future, which could result in an adverse effect on our operations or profitability.

The increasing enforcement environment in the U.S. healthcare industry may negatively impact our business.

Federal and state government agencies have seemingly increased their focus on and coordination of civil and criminal enforcement efforts in the healthcare industry, and legislation has expanded federal healthcare enforcement authority. Both federal and state government agencies have appeared to increase their focus on and coordination of enforcement efforts in the healthcare industry, including under the AKS, the False Claims Act (“FCA”), the federal Civil Monetary Penalty Law (the “CMP Law”), and corollary state enforcement schemes. The OIG and the DOJ have, from time to time, established national enforcement initiatives, targeting all providers of a particular type, that focus on specific billing practices or other suspected areas of abuse.

Our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of pharmaceuticals and controlled substances. The DEA increased scrutiny and enforcement of long-term care pharmacy practices under the federal Controlled Substances Act. We believe that this increased scrutiny and, in some cases, stringent interpretation of existing regulations, effectively changed long-standing practices for dispensing controlled substances in the long-term care facility setting. Heightened enforcement of controlled substances regulations could increase the overall regulatory burden and costs associated with our pharmacy services, and there can be no assurance that this heightened level of enforcement and DEA or other investigations, or any fines or other penalties resulting therefrom, will not materially adversely affect our results of operations, financial condition or cash flows.

Courts across the United States have provided interpretations, sometimes conflicting, of these laws. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, operations and financial condition and our reputation could suffer significantly. If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our pharmacies), damages, and exclusion of one or more of our pharmacies from participation in the Medicare, Medicaid and other federal healthcare programs. In addition, we are unable to predict future legislation or regulations at the federal or state level and what impact they may have.

Furthermore, the OIG and the U.S. Department of Justice have established national enforcement initiatives that may focus on specific billing practices or other suspected areas of fraud, waste, and abuse. In addition, under the federal FCA and state equivalents, the government and private parties, by qui tam complaints, continue to pursue enforcement activities, resulting in potentially increasing awards of damages and penalties. If we are unable to adjust to an increasingly enforcement-focused environment, it could have a material adverse effect on our financial condition, results of operations and liquidity.

Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon our business.

We may from time to time become subject in the ordinary course of business to material legal action related to, among other things, intellectual property disputes, professional liability and employee-related matters, as well as inquiries from governmental agencies and Medicare or

Medicaid carriers requesting comment and information on allegations of billing irregularities and other matters that are brought to their attention through billing audits, third parties or other sources. The pharmaceutical industry is subject to substantial federal and state government regulation and audit. Legal actions could result in substantial monetary damages, including civil or criminal penalties, as well as damage to our reputation with customers, which could have a material adverse effect upon our financial condition and operating results.

Interruptions to our information systems may materially and adversely affect our operating results.

We rely on information systems to obtain, rapidly process, analyze, and manage data to facilitate the dispensing of prescription and non-prescription pharmaceuticals in accordance with physician orders and to deliver those medications to LTCF residents on a timely basis. We also use information systems to manage the accuracy of our billings and collections for thousands of LTCF residents and to process payments to suppliers.

In addition, we rely on computer and software systems owned and operated by third parties that we do not control. We depend on these third-party systems to be functioning and available to operate our business. It is possible that a third party that we rely on could experience interruptions, including as a result of a cybersecurity attack, data security breach or otherwise. These third-party providers also may decide to discontinue operating these systems.

Our business and operating results may be materially and adversely affected if any of these systems are interrupted for any reason (including cybersecurity threats or third-party provider failures), damaged or if they fail for an extended period of time. Significant disruptions to our infrastructure or any of our facilities due to failure of technology could adversely impact our business.

Our business success and results of operations depend in part on our ability to use technology effectively in our dispensing of prescriptions, and if we cannot keep pace with technological developments or continue to innovate and provide new programs, products and services, the use of our services and our revenue could decline.

To remain competitive, we must continually maintain and upgrade our technologies to meet the evolving preferences, needs and expectations of LTCFs and residents and to improve our productivity and reduce our operating expenses. We cannot predict the effect of technological changes on our business, and new services and technologies in the future could be superior to, or render obsolete, the technologies we currently use in our business. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and ultimately may not be successful. In addition, our ability to adopt and develop new technologies may be inhibited by industry-wide standards, new laws and regulations and other factors. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards. We rely in part on third parties for the development of and access to new technologies, which may adversely impact our ability to integrate new technologies into our business. If we fail to effectively maintain and upgrade our technology, our ability to sustain and grow our business and our results of operations may be materially adversely affected.

Cybersecurity attacks or other data security incidents could disrupt our operations and expose us to regulatory fines or penalties, liability or reputational harm.

In the ordinary course of our business, we process, store and transmit data, which may include sensitive personal information as well as proprietary or confidential information relating to our business or third parties. We have been subject to a ransomware attack, and may in the future be subject to various cyber or ransomware attacks or data breaches. Although the ransomware attack we experienced did not have a material impact to our business, such future incidents could disrupt and materially adversely affect our business. A cybersecurity attack or other data security incident could result in the misappropriation of confidential or personal information, create system interruptions or deploy malicious software that attacks our information technology security systems. Such an attack or incident could result in business interruptions from the disruption of our information technology systems or those of our third-party information systems providers, or negative publicity resulting in reputational harm with our customers, stockholders and other stakeholders. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose us to regulatory fines or penalties, litigation and potential liability or otherwise harm our business.

We could be adversely affected by product liability, product recall, personal injury or other health and safety issues, and our insurance coverage may not be adequate to protect us against all potential risks and claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals. We could be adversely impacted by the supply of defective or expired pharmaceuticals, including the infiltration of counterfeit products into the supply chain, errors in labeling of products, product tampering, product recall and contamination or product mishandling issues. Through our pharmacies and compliance packaging services, we are also exposed to potential risk of errors in the dispensing and packaging of pharmaceuticals, including related counseling, and in the provision of other healthcare services could lead to serious injury or death. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we dispense or services we provide.

Although we maintain various forms and levels of insurance to protect us against potential loss exposures, our available insurance coverage, and indemnification amounts available to us, may not be adequate to protect us against all potential risks, allegations and claims against us. We cannot assure you that the scope of our insurance coverage, or limitations or exclusions on availability thereunder that may exist now or in the future, will protect us against all potential future claims, or that we will be able to maintain our existing insurance on acceptable terms in the future.

We could suffer significant reputational harm and financial liability if we experience any of the foregoing health and safety issues or incidents or if our insurance coverage proves to be inadequate, any of which could have a material adverse effect on our business operations, financial condition and operating results.

Supply chain and other manufacturing disruptions or trade policies related to the pharmaceuticals we dispense could adversely impact our business.

We may be exposed to risks related to disruptions in the pharmaceutical supply chain, such as shortages of medications, recall events, or disruptions caused by manufacturing issues or regulatory actions. In addition, some of the pharmaceuticals that we dispense, or their sourced ingredients, are imported by others and then sold to us. As a result, significant changes in trade policies, tariffs or trade relations between the U.S. and other countries, such as the imposition of unilateral tariffs on imported products, could result in supply chain disruptions, significant increases in our costs, and have an adverse effect on our operating results and cash flows. Any of these events may impact our ability to procure and deliver medications to our residents, cause us to incur increased costs, and in turn, adversely impact our business and financial results.

Acquisitions and strategic alliances that we have made or may make in the future could require significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

We have made and anticipate that we may continue to make acquisitions of and strategic alliances with complementary businesses to expand our business. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions or strategic alliances, which may or may not be completed. Our growth plans rely, in part, on the successful completion of future acquisitions. If we are unsuccessful, our business would suffer.

Acquisitions may involve significant cash expenditures, debt incurrence, operating losses, amortization of certain intangible assets of acquired companies, and expenses that could have a material adverse effect on our financial condition, results of operations and liquidity. Acquisitions involve numerous risks and uncertainties, including, without limitation:

•	difficulties integrating acquired operations, personnel and information systems, or in realizing projected efficiencies and cost savings;

•	failure to operate acquired facilities profitably or to achieve improvements in their financial performance;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies;

•	inaccurate assessment of assets and liabilities and exposure to undisclosed or unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare laws; and

•	increases in our indebtedness.

Some of the pharmaceuticals we dispense are warehoused with a single logistics provider for warehouse and distribution services to our pharmacies, and our business could be harmed if our logistics provider performs poorly, fails to comply with its licensing requirements or is unavailable and we are unable to replace it.

Some of the pharmaceuticals we dispense are warehoused with one third-party logistics provider prior to receipt by the pharmacy. We depend on this provider’s warehousing services for efficient and cost effective delivery of a portion of our products to our pharmacies. Our logistics provider must hold appropriate licenses issued by state and federal regulators, especially due to its warehousing and distribution services of pharmaceuticals. If our logistics provider is not compliant with these licensing requirements, we could be subject to fines and penalties from governmental agencies, which could have a material adverse effect on our business and operating results. Additional risks associated with our relationship with our logistics provider include service interruptions or errors. In the event we lose these services or their services are ineffective and we are unable to transition efficiently and effectively to a new logistics provider, we could incur increased costs or experience a material disruption in our operations.

We may be exposed to potential liability and reputational harm if LTCF caregivers fail to properly administer the pharmaceuticals we dispense.

While we offer training sessions to inform LTCF caregivers about the proper administration of the pharmaceutical products we dispense, we cannot guarantee that the LTCFs and caregivers will utilize these training opportunities, or that the pharmaceuticals we dispense will be administered properly. The lack of required training for administration of the pharmaceutical products we dispense may result in product misuse, adverse treatment outcomes or errors in administration, which we might not anticipate and which could harm our reputation and expose us to potential liability and consequently harm our business and operating results.

The misuse or off-label use of the pharmaceuticals we dispense may harm our image in the marketplace, result in injuries that lead to product liability suits or result in costly investigations and sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

The pharmaceuticals we dispense have been approved by the FDA for specific indications. We cannot however, prevent a physician from prescribing pharmaceuticals for uses outside of the FDA-approved indications for use, known as “off-label uses,” when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to LTCF residents if physicians attempt to use the pharmaceuticals off-label.

LTCF caregivers may also misuse pharmaceuticals that we dispense, ignore or disregard information provided in training or fail to obtain adequate training, potentially leading to injury and an increased risk of product liability. If pharmaceuticals that we dispense are misused, we may become subject to liability and costly litigation. It is also possible that federal or state enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business and operating results.

We may be exposed to potential liability and reputational harm if we make errors in the course of providing medication reconciliation, duplicate therapy resolution, clinical issue resolution and related services.

We provide full medication reconciliation, duplicate therapy resolution, clinical issue resolution and other services designed to help improve resident outcomes and reduce costs. In the course of these services, we review residents’ medication regimens, check for instances where multiple medications of the same therapeutic class have been prescribed to a single resident, which can result from a resident’s treatment by multiple physicians, and recommend corrective action where appropriate. These and other related services we offer are complex, and if and to the extent we make errors in the provision of these services, we may be subject to claims and potential liability, any of which could harm our reputation, operating results and financial condition.

Our future success depends upon our ability to maintain and manage our growth. If we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet the demands of our customers and other constituents.

We aim to continue to expand the scope of our operations, both organically and through strategic acquisitions. Growth in our operations will place significant demands on our management, financial and other resources. We cannot be certain that our current systems, procedures, controls, and space will adequately support expansion of our operations, and we may be unable to expand or upgrade our systems or infrastructure to accommodate future growth. Our future operating results will depend on the ability of our management and key employees to successfully maintain our independence and corporate culture, preserve the effectiveness of our high-touch resident care model, manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our inability to finance future growth, manage future expansion or hire and retain the personnel needed to manage our business successfully could have a material adverse effect on our business and prospects.

Our revenues and volume trends may be adversely affected by certain factors relevant to the markets in which we have pharmacies, including weather conditions and other natural disasters, some of which may not be covered by insurance.

Our revenues and volume trends will be predicated on many factors, including physicians’ pharmaceutical decisions on patients (residents), health plan payor programs, seasonal and severe weather conditions including the effects of extreme low temperatures, hurricanes and tornadoes, earthquakes, current local economic and demographic changes, some of which may not be covered by insurance. Any of these factors could have a material adverse effect on our revenues and volume trends, and many of these factors will not be within the control of our management. These factors may also have an effect on the LTCFs we serve and their ability to continue to operate.

Risks Related to Our Class A Common Stock and this Offering

The Guardian Founders are able to exercise significant control over us, including through the election of all of our directors.

The Guardian Founders, consisting of Bindley Capital Partners I, LLC (“Bindley Capital”), Pharmacy Investors, LLC (“Pharmacy Investors”), Cardinal Equity Fund, L.P. (“Cardinal” and, together with Pharmacy Investors, the “Cardinal Stockholders”), Fred Burke, David Morris and Kendall Forbes, beneficially own, and immediately following the completion of this offering and the Synthetic Secondary, are expected to continue to beneficially own, shares of our common stock representing a majority of our combined voting power. Pursuant to the terms of the Stockholders’ Agreement, the Guardian Founders have the ability to elect all of the members of our board of directors and thereby control our management and affairs. In addition, the Guardian Founders are able to determine the outcome of substantially all matters requiring action by our stockholders, including amendments to our certificate of incorporation and bylaws, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions even if such actions are not favored by our other stockholders. This concentration of ownership may also prevent a change in the composition of our board of directors or a change in control of our company that could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

We are, and we expect we will continue to be after this offering, a “controlled company” within the meaning of the corporate governance standards of NYSE. As a result, we will continue to qualify for exemptions from certain corporate governance standards. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Guardian Founders own more than 50% of the total voting power of our outstanding common stock and we are a “controlled company” under NYSE corporate governance standards. Upon completion of this offering, we expect the Guardian Founders will continue to own more than 50% of the total voting power of our outstanding common stock. As a controlled company, we will not be required by NYSE, for continued listing of our Class A common stock, to (i) have a majority of our board of directors consist of independent directors, (ii) maintain a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or (iii) maintain a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a “controlled company,” we may rely on some or all of these exemptions from NYSE listing requirements. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. As a result, our status as a “controlled company” could make our Class A common stock less attractive to some investors or could otherwise harm our Class A common stock price.

Our future issuance of Class A common stock, Class B common stock, preferred stock or debt securities could dilute our common stockholders and adversely affect the market value of our Class A common stock.

The future issuance of shares of Class A common stock, Class B common stock, preferred stock or debt securities may dilute the economic and voting rights of our stockholders and reduce the market price of the Class A common stock. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock and adversely affect the market price of the Class A common stock.

From time to time in the future, we may also issue additional shares of our Class A common stock or securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. We also anticipate that we may issue shares of our Class B common stock as consideration in the buyout of minority owners in our future greenfield start-up pharmacies and future acquired pharmacies, as well as in the buyout of minority owners of the Non-Converted Subsidiaries. See “Business—Our Growth Strategy.” The issuance by us of additional shares of our Class A common stock, Class B common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock.

Future sales, or the perception of future sales of Class A common stock, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our Class A common stock in the public market, including in this offering or future issuances of additional shares of Class A common stock or additional “synthetic secondary” transactions, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have outstanding a total of 22,719,946 shares of our Class A common stock (assuming that we repurchase 1,440,447 shares of Class A common stock in the Synthetic Secondary), and 40,566,696 shares of Class B common stock convertible into Class A common stock on a one-to-one basis. Shares of Class A common stock sold or issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).

The 40,566,696 shares of Class B common stock outstanding immediately following this offering will continue to be subject to certain transfer restrictions and conversion terms, including with respect to sales. These transfer restrictions will cease to apply as shares of Class B common stock automatically convert into shares of Class A common stock. In addition, our board of directors may accelerate the conversion of Class B common stock into Class A common stock at their discretion. See “Description of Capital Stock—Common Stock—Transfer Restrictions and Conversion of Class B Common Stock.” In addition, in connection with this offering, we and all of our directors and executive officers, and the selling stockholders will enter into lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 150 days following the date of this prospectus. The underwriters may, in their sole discretion and at any time, release all or any portion of the shares or securities subject to any such lock-up agreements. Further, pursuant to the stock purchase agreements we have entered into with the stockholders from whom we will repurchase 1,440,447 shares of Class A common stock in the Synthetic Secondary, an additional 887,596 shares of Class A common stock held by them (and all other shares of common stock held by them) will be subject to lock-up restrictions for 150 days following the date of this prospectus. We have also entered into lock-up agreements with stockholders who hold an additional 435,176 shares of Class A common stock, which restrict their sale of our common stock through June 30, 2025. See “Shares Eligible for Future Sale” and “Underwriting” for a description of these lock-up agreements.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second Annual Report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could decline, and we could also become subject to investigations by the stock exchange on which our Class A common stock is listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

While we currently qualify as an “emerging growth company” under the JOBS Act, taking advantage of the reduced disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors. Once we lose emerging growth company status, the costs and demands placed upon our management are expected to increase.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. As long as we qualify as an emerging growth company, we would be permitted, and we intend to, omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above. We intend to take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies. We also intend to take advantage of the exemption provided under the JOBS Act from the requirements to submit say-on-pay, say-on-frequency and say-on-golden parachute votes to our stockholders and we will avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion,

(b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Until such time that we lose “emerging growth company” status, it is unclear if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile and could cause our stock price to decline.

We may lose emerging growth company status within a relatively short period of time on account of our public float exceeding $700 million or our annual gross revenues exceeding $1.235 billion. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, the Class A common stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock trading volume to decline and our Class A common stock to be less liquid and result in a decline in the stock price of our Class A common stock.

The price of our Class A common stock may be volatile and could decline substantially from the public offering price.

The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, we could fail to meet the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results, additions or departures of key management personnel, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly.

Volatility in the market price of a company’s securities can result in institution of securities class action litigation against the company. Any such litigation brought against us could result in substantial costs and the diversion of our management’s attention and our resources.

We do not intend to pay any cash dividends on our common stock in the foreseeable future.

Following the completion of this offering, we do not expect to pay any dividends on our common stock in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation in the price of our Class A common stock, if any, may be your only source of gain on an investment in our Class A common stock.

Guardian is a holding company with no operations of its own and, accordingly, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.

Guardian is a holding company and has no material assets other than its ownership of equity interests in its subsidiaries, including Guardian Pharmacy, LLC. As a holding company, Guardian has no independent means of generating revenue, and its principal source of cash flow will be distributions from its direct and indirect subsidiaries. Therefore, Guardian’s ability to fund and conduct our business, service our debt, and pay dividends, if any, in the future will depend on the ability of our subsidiaries to generate sufficient cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they are wholly owned or majority owned and controlled by us following the Corporate Reorganization, they have no obligation to make any funds available to us, whether in the form of loans, dividends, or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that may be contained in our subsidiary agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Claims of any creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, pay our expenses, service our debt, and pay dividends, if any, could be harmed.

Our certificate of incorporation and bylaws and provisions of Delaware law may discourage or prevent certain strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our stockholders.

Provisions contained in our certificate of incorporation and bylaws and provisions of the Delaware General Corporation Law (the “DGCL”), could delay or prevent a third party from entering into a strategic transaction with us, even if such a transaction would benefit our stockholders. For example, our certificate of incorporation and bylaws:

•	provide that our board of directors is classified into three classes of directors with staggered three-year terms;

•

authorize the issuance of “blank check” preferred stock that could be issued by our board of directors without further action by our stockholders to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	do not permit stockholders to take action by written consent other than during the period following this offering in which we qualify as a “controlled company” within the meaning of NYSE rules;

•	provide that special meetings of the stockholders may be called only by or at the direction of the chair of our board or a majority of the directors;

•	vacancies on our board of directors will be able to be filled only by our board of directors (subject to the provisions set forth in the Stockholders’ Agreement) and not by stockholders;

•	restrict the forum for certain litigation against us to Delaware; and

•	provide for advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

In addition, we are subject to the provisions of Section 203 of the DGCL which limits, subject to certain exceptions, the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation’s outstanding voting securities, or certain affiliated persons.

These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.

Furthermore, our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States is, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and accordingly, we cannot be certain that a court would enforce such provision. We believe this provision would not apply to any action or proceeding asserting a claim under the Exchange Act.

Our certificate of incorporation further provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described above. However, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The forum selection provisions in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors, officers or employees and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, and may increase the costs associated with bringing a claim, which may disadvantage a stockholder in any such lawsuit. If the enforceability of our forum selection provision were to be challenged, we may incur additional costs associated with resolving such a challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provision to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition and results of operations and result in a diversion of the time, resources and attention of our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements other than those of historical fact. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” “would,” and similar expressions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, many of which are beyond our control. For more information regarding these risks and uncertainties, as well as certain additional risks that we face, refer to “Risk Factors” and the factors more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Among the factors that could cause actual results to differ materially from those suggested by forward-looking statements are:

•	our ability to effectively execute our business strategies, implement new initiatives and improve efficiency;

•	our ability to effectively market and sell, customer acceptance of, and competition for, our pharmaceutical services in new and existing markets;

•	our relationships with pharmaceutical wholesalers and key manufacturers, LTCFs and health plan payors;

•	our ability to maintain and expand relationships with LTCF operators on favorable terms;

•	the impact of a national emergency, public health crisis, global pandemic or outbreak of infectious disease on our employees and business and on our supply chain and the LTCFs we serve;

•	continuing government and private efforts to lower pharmaceutical costs, including by limiting pharmacy reimbursements;

•	changes in, and our ability to comply with, healthcare and other applicable laws, regulations or interpretations;

•	further consolidation of managed care organizations and other health plan payors and changes in the terms of our agreements with these parties;

•	our ability to retain members of our senior management team, our local pharmacy management teams and our pharmacy professionals;

•	our exposure to, and the results of, claims, legal proceedings and governmental inquiries;

•	our ability to maintain the security and integrity of our operating and information technology systems and infrastructure (e.g., against cyber-attacks);

•	product liability, product recall, personal injury or other health and safety issues related to the pharmaceuticals we dispense;

•	the impact of supply chain and other manufacturing disruptions or trade policies related to the pharmaceuticals we dispense;

•	the sufficiency of our sources of liquidity and financial resources to fund our future operating expenses and capital expenditure requirements, and our ability to raise additional capital, if needed;

•	the misuse or off-label use, or errors in the dispensing or administration, of the pharmaceuticals we dispense.

•

we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and, as a result, we qualify for exemptions from certain corporate governance standards and the Guardian Founders are able to exert significant control over us; and

•	the market price of shares of our Class A common stock has experienced, and may in the future experience, substantial volatility due to relatively lower trading volumes and a limited public float.

New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in, or implied by, the forward-looking statements. Therefore, we caution you not to place undue reliance on any forward-looking statements or information. Any forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as may be required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of shares of Class A common stock in this offering will be approximately $36.7 million, based on the assumed public offering price of $26.52 per share, which is the last reported sale price of our Class A common stock on NYSE on May 19, 2025, and after deducting the underwriting discount but before deducting any estimated expenses payable by us in connection with this offering.

We intend to use the net proceeds to us from our sale of shares of Class A common stock in this offering to purchase in the Synthetic Secondary 1,440,447 shares of Class A common stock that were issued upon conversion of shares of our Class B common stock that were originally issued in connection with our Corporate Reorganization. The purchase price per share of shares of Class A common stock purchased in the Synthetic Secondary will be equal to the public offering price per share of Class A common stock in this offering, less the underwriting discount. Following our repurchase of shares of Class A common stock in connection with the Synthetic Secondary, we do not expect to have any remaining net proceeds from this offering.

Guardian will not receive any proceeds from the sale of shares by the selling stockholders in this offering. The selling stockholders will bear the underwriting discounts attributable to their sale of shares of Class A common stock in this offering.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends on our common stock. Any determination to declare dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, legal requirements, restrictions in the agreements governing any indebtedness we may enter into and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, long-term debt and capitalization as of March 31, 2025:

•	on an actual basis; and

•

on an as adjusted basis to reflect (1) this offering, including the issuance and sale by us of 1,440,447 shares of Class A common stock and the sale by the selling stockholders of 6,059,553 shares of Class A common stock, and (2) the repurchase by us in the Synthetic Secondary of 1,440,447 shares of Class A common stock.

The information below is illustrative only. You should read this table together with the sections in this prospectus titled “Summary Historical Consolidated Financial and Other Data,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our historical financial statements and related notes thereto included elsewhere in this prospectus.

(in thousands, except share and per share data)	As of March 31, 2025
	Actual (unaudited)		As adjusted (unaudited)
Cash and cash equivalents	$13,999		$13,999	(1)

Long-term debt	$7,682	(2)	$7,682	(2)

Stockholders’ equity:
Class A common stock, $0.001 par value per share, 700,000,000 shares authorized: 22,719,946 shares issued and outstanding, actual and as adjusted;	$23		$23
Class B common stock, $0.001 par value per share: 100,000,000 shares authorized: 40,566,696 shares issued and outstanding, actual and as adjusted;	$40		$40
Additional paid-in capital	$129,452		$129,452
Retained earnings	$26,572		$26,572

Non-controlling interests	$7,130		$7,130

Total equity	$163,217		$163,217

Total capitalization	$170,899		$170,899

(1)

Represents cash and cash equivalents plus $36.7 million in net proceeds to us from this offering, less the $36.7 million in net proceeds used to purchase in the Synthetic Secondary 1,440,447 outstanding shares of Class A common stock, in each case based on an assumed offering price of $26.52 per share, which is the last reported share price of our Class A common stock on the NYSE on May 19, 2025.

(2)	Consists of $3,991 of finance leases-current; and $3,691 of finance leases-non-current (amounts in thousands).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion analyzes our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. Known material factors that could affect our financial performance and actual results, and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this discussion or otherwise made by our management, are described in “Risk Factors.” Factors that could cause or contribute to such difference are not limited to those identified in “Risk Factors.”

A discussion regarding our financial condition and results of operations for the three months ended March 31, 2025 compared to the three months ended March 31, 2024, as well as the year ended December 31, 2024 compared to the year ended December 31, 2023, is presented below. Our historical results are not necessarily indicative of the results that may be expected for any future period.

Overview

We are a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of LTCFs adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We enter into contracts directly with LTCFs to serve as the principal pharmacy provider for their residents. In this capacity, we offer high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as ALFs and BHFs. Additionally, our robust capabilities enable us to serve residents in all types of LTCFs. Our services include prescription intake and adjudication management, packaging drugs into unit dose and/or multi-dose compliance packaging that are organized by date and time of administration, and electronically tracking each drug from delivery through administration to LTCF residents. We also offer training to caregivers and conduct mock audits to ensure compliance with pharmacy administration requirements, billing claims processing, government regulation and other matters. As of March 31, 2025, our 51 pharmacies served approximately 189,000 residents in approximately 7,000 LTCFs across 38 states.

While our national competitors have primarily focused on SNFs, we believe we enjoy a strong competitive position as a large and purpose-built provider of pharmacy services to ALFs and BHFs. More than two-thirds of our annual revenue for each of the past three years has been generated from residents of ALFs and BHFs, while the remainder has been generated primarily from residents of SNFs. LTCF industry trends, including aging demographics, increases in the number of assisted living residents, improving life expectancies and enhanced quality of care, have resulted in ALF and BHF resident populations that require assistance with their increasingly acute and complex healthcare needs. Through our value-added capabilities and local management model, we have been able to pass on to residents, LTCFs and health plan payors the benefits of our scale without compromising on the high-touch, localized customer service traditionally associated with an independent pharmacy. For this reason, we are well positioned to continue to serve ALFs and BHFs, which we believe to be the most attractive and highest growth sector of the LTCF market.

Our core growth strategy focuses on increasing the number of residents we serve through a combination of organic and acquired growth. Acquired growth represents growth in the number of residents served resulting from acquiring an operating pharmacy, which we measure using the number of residents served by the acquired pharmacy as of the acquisition date. Organic growth represents the increase in the number of residents served at existing pharmacies, our greenfield pharmacies, and acquired pharmacies subsequent to the acquisition date. We have generated organic growth through new and expanded LTCF relationships as well as increased resident adoption of our services in the facilities we already serve.

Recent Developments

Corporate Reorganization and IPO

On September 27, 2024, we consummated our IPO of 8,000,000 shares of our Class A common stock. Also on September 27, 2024, the underwriters for the IPO exercised in full their option to purchase an additional 1,200,000 shares of Class A common stock. The 9,200,000 shares were issued at a public offering price of $14.00 per share, resulting in net proceeds to us of $119.8 million, after deducting underwriting discounts of $9.0 million. In addition to the underwriting discounts, we incurred $13.0 million of offering costs, which were recorded to additional paid-in capital.

Prior to the IPO, we conducted our business through Guardian Pharmacy, LLC, and its majority owned and wholly owned limited liability company subsidiaries, which were treated for income tax purposes as partnerships and disregarded entities, respectively. Immediately prior to the IPO, we completed a series of corporate reorganization transactions (the “Corporate Reorganization”), pursuant to which:

•	All Preferred Units in Guardian Pharmacy, LLC were converted into Common Units of Guardian Pharmacy, LLC (“Common Units”), resulting in Guardian Pharmacy, LLC having only Common Units outstanding;

•

The membership interests including Restricted Interest Unit awards, held by members other than Guardian Pharmacy, LLC in our subsidiaries (other than certain subsidiaries that were not parties to the Corporate Reorganization, as discussed below) were converted into Common Units of Guardian Pharmacy, LLC. The subsidiaries that participated in the Corporate Reorganization are referred to as the “Converted Subsidiaries”, and the subsidiaries that were not parties to the Corporate Reorganization (including those which were formed or acquired subsequent to the Corporate Reorganization) are referred to as the “Non-Converted Subsidiaries”; and

•

Guardian Pharmacy, LLC became a wholly-owned subsidiary of the Company by participating in a merger with a transitory subsidiary of the Company. Pursuant to the merger, each Common Unit of Guardian Pharmacy, LLC was converted into (i) one share of the Company’s Class B common stock, par value $0.001 per share (“Class B common stock”) and (ii) the right to receive $1.02 in cash per share, without interest (collectively, the “Merger Consideration”). In the merger, 54,094,232 shares of Class B common stock were issued in exchange for Common Units of Guardian Pharmacy, LLC. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, such issued shares of Class B common stock automatically convert on a one-for-one basis into shares of the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”), with 25% of each holder’s shares of Class B common stock converting into shares of Class A common stock on each of the following dates: (i) March 28, 2025; (ii) September 27, 2025; (iii) March 28, 2026; and (iv) September 27, 2026. The Merger Consideration was $55.2 million, and was paid using the proceeds from the IPO.

As a result of the Corporate Reorganization, the Company became a holding company with no material assets other than its 100% interest in Guardian Pharmacy, LLC, and the Converted Subsidiaries became wholly owned subsidiaries of Guardian Pharmacy, LLC. In addition, Guardian Pharmacy, LLC remained the majority owner of each of the Non-Converted Subsidiaries.

The Non-Converted Subsidiaries collectively own ten pharmacies that are (i) greenfield start-up pharmacies in various stages of development and integration with Guardian and do not currently have material operations or (ii) pharmacies that we recently acquired. After a period of time that would typically be sufficient to allow such pharmacies to adopt our operating practices and experience meaningful growth in residents served and earnings, we expect to acquire the minority membership interests of such Non-Converted Subsidiaries.

Conversion of Class B Common Stock to Class A Common Stock

In accordance with the terms of our Amended and Restated Certificate of Incorporation and the conversion schedule described in the “—Corporate Reorganization and IPO” section above, on March 28, 2025, 13,519,946 shares of our Class B common stock automatically converted, in accordance with the terms of such class and without any further action by their holders or by us, into an equal number of shares of our Class A common stock.

Factors Affecting the Comparability of Our Results of Operations

Our results of operations for the periods presented have been affected by the following, among other factors, which must be understood to assess the comparability of our period-to-period financial performance and condition.

Acquisitions

Our growth strategy involves periodically acquiring institutional pharmacies servicing LTCFs and their residents as well as residents in other care settings. Our strategy includes the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally less significant in size, which are combined with existing pharmacy operations to augment internal organic growth.

During 2024, we completed acquisitions of various pharmacy operations (the “Acquisitions”). The operating results of the Acquisitions were a contributing factor in certain changes in the results of operations for the periods presented. For comparative purposes, acquisition impacts are only considered when the beginning of the comparative period precedes the acquisition date.

Share-Based Compensation (in connection with the Corporate Reorganization and IPO)

In connection with the Corporate Reorganization and IPO, Restricted Interest Unit awards associated with the Converted Subsidiaries and Guardian Pharmacy, LLC were converted into Common Units of Guardian Pharmacy, LLC, and the Common Units of Guardian Pharmacy, LLC were then converted into Class B common stock of the Company. Certain Restricted Interest Unit awards which converted into Class B common stock are subject to additional vesting in the form of a one-year service period ending on September 27, 2025 (“Unvested Class A and B common stock”). The unamortized balance as of September 27, 2024 to be recognized over the twelve-month period ending September 27, 2025 was $13.6 million. This conversion of Restricted Interest Units was treated as a modification, requiring the units to be marked to fair value on the modification date, resulting in us recognizing $125.7 million of incremental share-based compensation expense during the year ended December 31, 2024, including $3.5 million of amortization expense related to the Unvested Class A and B common stock.

For the three months ended March 31, 2025, the Company recognized a total of $4.0 million of share based compensation expense, of which $3.4 million related to amortization expense for the Unvested Class A and B common stock, with the remainder related to the restricted stock units granted in February 2025. The unamortized share-based compensation expense associated with the Unvested Class A and B common stock is $6.7 million as of March 31, 2025, to be recognized evenly over the remainder of the twelve-month period ending September 27, 2025.

Components of Results of Operations

Revenues. We recognize revenue at the time of delivery of prescriptions and other pharmacy services to the LTCF, at which time control has been transferred. Revenue recognized reflects the consideration we expect to receive in exchange for these goods and services.

Cost of goods sold. Cost of goods sold consists primarily of expenses associated with the fulfillment and delivery of the prescription. Cost of goods sold also includes associated pharmacy personnel-related expenses, including salaries and benefits, delivery charges and other supporting overhead costs (such as rent and depreciation and amortization of assets used in the fulfillment and delivery of the prescription).

Selling, general, and administrative expenses. Selling, general, and administrative expenses consist primarily of personnel-related expenses, including share-based compensation, salaries and benefits, for our employees at the pharmacies and support services engaged in other pharmacy related activities including sales and marketing, finance, legal, human resources, purchasing and other administrative functions. Selling, general, and administrative expenses also include facilities-related expenses, software expenses, sales and marketing expenses, insurance premiums, professional services expenses, including for outside legal and accounting services, other overhead costs, changes in the fair value of contingent payments related to acquisitions, depreciation related to long lived assets, and amortization of intangible assets.

Prior to the Corporate Reorganization and IPO, share-based compensation expense primarily represented non-cash recognition of changes in the value of Restricted Interest Unit awards. These awards contained a cash settlement feature and were accounted for as a liability in accordance with GAAP. These units remained in place until they were (a) forfeited (which occurs when the employee leaves before the units are fully vested), (b) paid out (we purchase the units at a calculated value upon termination of employment) or (c) converted into shares as a result of a major capital event such as a sale or public offering. These units vest in their entirety on the third anniversary of their grant date. The value of the units is recognized ratably over the vesting period and is remeasured and reported at the end of each quarter based on the change in calculated value pursuant to our Restricted Interest Purchase Agreements. The primary inputs used to value the units include the accumulated vesting status of the issued units, the trailing four quarters of our adjusted earnings, inclusive of share-based compensation expense (income), and our outstanding capital and debt obligations as of the quarterly measurement date. The liability and corresponding expense are adjusted on a quarterly basis. Based on the number of participants and units outstanding, trailing earnings, forfeitures and other factors, we have experienced volatility in our share-based compensation liability. This calculation has in turn had a significant impact on our net income for the periods presented.

In connection with the Corporate Reorganization and IPO, all outstanding Restricted Interest Unit awards, other than those issued by Non-Converted Subsidiaries, were converted into shares of Class B common stock and are no longer considered a liability. As discussed above in the “—Factors Affecting the Comparability of Our Results of Operations—Share-Based Compensation (in connection with the Corporate Reorganization and IPO)”, this conversion resulted in significant incremental share-based compensation expense upon the IPO and additional expense related to the conversion will continue during the one-year period subsequent to the IPO. In addition to the unvested Class B common stock issued in connection with the Corporate Reorganization and IPO, the Company has share-based compensation awards in the form of restricted stock units, which are settled in shares of Class A common stock upon vesting and are considered equity-based awards.

Interest expense. Interest expense consists of interest on our long-term debt and line of credit under our Credit Facility (as defined below) and finance leases.

Other expense, net. Other expense, net consists primarily of gain (loss) on asset disposals.

Provision for income taxes. Provision for income taxes consists primarily of income taxes in certain jurisdictions in which we conduct business.

Results of Operations for the Three Months Ended March 31, 2024 and 2025

The following table sets forth our consolidated statements of operations data for the three months ended March 31, 2024 and 2025, respectively. The year-over-year comparison of results of operations is not necessarily indicative of results for future periods.

	Three Months Ended March 31,
(in thousands)	2024	2025

Revenues	$275,410	$329,308

Cost of goods sold	220,309	264,959

Gross profit	55,101	64,349

Selling, general, and administrative expenses (1)	47,168	51,344

Operating income	7,933	13,005

Other expenses (income):

Interest expense	765	170

Other expense (income), net	73	(271)

Total other expenses (income)	838	(101)

Income before income taxes	7,095	13,106

Provision for income taxes	—	3,833

Net income	7,095	9,273

Less net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	2,786	—

Less net income (loss) attributable to non-controlling interests (2)	4,309	(175)

Net income attributable to Guardian Pharmacy Services, Inc.	$—	$9,448

Adjusted EBITDA (3)	20,255	$23,433

(1)

Included in selling, general, and administrative expenses is share-based compensation expense of $5,945 and $3,968 during the three months ended March 31, 2024 and 2025, respectively. For the three months ended March 31, 2024, this share-based compensation expense primarily represents non-cash recognition of changes in the value of Restricted Interest Unit awards, and has historically been recorded as a liability using a cash settlement methodology as calculated on a quarterly basis. For the three months ended March 31, 2025, this share-based compensation expense primarily represents the incremental expense recognized for Restricted Interest Unit awards that were modified in connection with the Corporate Reorganization and IPO, and share-based compensation expense for Restricted Stock Units granted for Class A common stock.

(2)

For the three months ended March 31, 2024, these figures, for both Converted Subsidiaries and Non-Converted Subsidiaries, reflect minority membership interests in our subsidiaries preceding the Corporate Reorganization and IPO. For the three months ended March 31, 2025, these figures reflect the minority membership interest for the Non-Converted Subsidiaries subsequent to the Corporate Reorganization and IPO.

(3)

See “Prospectus Summary—Summary Historical Consolidated Financial and Other Data—Adjusted EBITDA and Other Non-GAAP Financial Measures” above for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Revenue

	Three Months Ended March 31,		% Change
	2024	2025
	(in thousands)

Revenue	$275,410	$329,308	19.6%

Revenue for the three months ended March 31, 2025 increased by $53.9 million or 19.6% compared to the three months ended March 31, 2024. $21.1 million of the increase was attributable to revenue from the Acquisitions, with the remaining $32.8 million of the increase attributable to the organic growth of our business. Further, the increase was attributable to increases in the number of residents served from 164,000 residents during March 2024 to 189,000 residents during March 2025 and prescriptions dispensed from 5.8 million during the three months ended March 31, 2024 to 6.7 million during the three months ended March 31, 2025, as well as annual drug price inflation.

Cost of goods sold

	Three Months Ended March 31,		% Change
	2024	2025
	(in thousands)

Cost of goods sold	$220,309	$264,959	20.3%

Percentage of revenue	80.0%	80.5%

Cost of goods sold for the three months ended March 31, 2025 increased by $44.7 million or 20.3% compared to the three months ended March 31, 2024. $18.9 million of the increase was attributable to the Acquisitions, with the remaining $25.8 million of the increase attributable to the organic growth of our business. Cost of goods sold as a percentage of revenue increased from 80.0% to 80.5% during the three months ended March 31, 2025.

Selling, general, and administrative expenses

	Three Months Ended March 31,		% Change
	2024	2025
	(in thousands)

Selling, general, and administrative expenses	$47,168	$51,344	8.9%

Percentage of revenue	17.1%	15.6%

Selling, general and administrative expenses increased $4.2 million or 8.9% for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. $6.2 million of the increase was driven by an increase in average employee headcount, with $3.4 million resulting from organic growth and $2.8 million resulting from the Acquisitions. This increase was offset by a $2.0 million decrease in share-based compensation expense. Selling, general and administrative expenses as a percentage of revenue decreased from 17.1% to 15.6% based primarily on decreases to share-based compensation expense described above.

Interest expense

	Three Months Ended March 31,		% Change
	2024	2025
	(in thousands)

Interest expense	765	170	(77.8)%

Interest expense decreased by $0.6 million or 77.8% for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. The decrease was due to having no balances outstanding under the Credit Facility (see “—Liquidity and Capital Resources” below) during the three months ended March 31, 2025.

Provision for income taxes

	Three Months Ended March 31,		% Change
	2024	2025
	(in thousands)
Provision for income taxes	$—	$3,833	N/A

Income tax expense was $3.8 million for the three months ended March 31, 2025. Prior to the IPO, we conducted our business through Guardian Pharmacy, LLC, and its majority-owned and wholly-owned limited liability company subsidiaries, which were treated for income tax purposes as partnerships and disregarded entities, respectively. As such, no income tax expense was recorded during the three months ended March 31, 2024.

Results of Operations for the Years Ended December 31, 2023 and 2024

The following table sets forth our consolidated statements of operations data for the years ended December 31, 2023 and 2024, respectively. The year-over-year comparison of results of operations is not necessarily indicative of results for future periods.

	Year Ended December 31,
(in thousands)	2023	2024

Revenues	$1,046,193	$1,228,409

Cost of goods sold	837,883	984,038

Gross profit	208,310	244,371

Selling, general, and administrative expenses(1)	167,364	307,291

Operating income (loss)	40,946	(62,920)

Other expenses:

Interest expense	2,859	3,278

Other expense, net	367	279

Total other expenses	3,226	3,557

Income (loss) before income taxes	37,720	(66,477)

	Year Ended December 31,
(in thousands)	2023	2024

Provision for income taxes	—	4,556

Net income (loss)	37,720	(71,033)

Less net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	23,902	22,760

Less net income attributable to non-controlling interests(2)	13,818	16,254

Net income (loss) attributable to Guardian Pharmacy Services, Inc	$—	$(110,047)

Adjusted EBITDA(3)	$76,175	$90,834

(1)

Included in selling, general, and administrative expenses is share-based compensation expense (income) of $(6,090) and $131,490 during the years ended December 31, 2023 and 2024, respectively. For the year ended December 31, 2023, this share-based compensation income primarily represents non-cash recognition of changes in the value of Restricted Interest Unit awards, and has historically been recorded as a liability using a cash settlement methodology as calculated on a quarterly basis. For the year ended December 31, 2024, this share-based compensation expense primarily represents the incremental expense recognized for Restricted Interest Unit awards that were modified in connection with the Corporate Reorganization and IPO.

(2)

These figures, for both Converted Subsidiaries and Non-Converted Subsidiaries, reflect minority membership interests in our subsidiaries preceding the Corporate Reorganization and IPO. Such minority membership interests in the Converted Subsidiaries (but not in the Non-Converted Subsidiaries) were eliminated as part of the Corporate Reorganization.

(3)

See “Prospectus Summary—Summary Historical Consolidated Financial and Other Data—Adjusted EBITDA and Other Non-GAAP Financial Measures” above for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Revenue

	Year Ended December 31,
	2023	2024	% Change
	(in thousands)

Revenue	$1,046,193	$1,228,409	17.4%

Revenue for the year ended December 31, 2024 increased by $182.2 million or 17.4% compared to the year ended December 31, 2023. $55.1 million of the increase was attributable to revenue from the Acquisitions, with the remaining $127.1 million of the increase attributable to the organic growth of our business. Further, the increase was attributable to increases in the number of residents served from 163,000 residents during December 2023 to 186,000 residents during December 2024 and prescriptions dispensed from 22.2 million during the year ended December 31, 2023 to 25.1 million during the year ended December 31, 2024, as well as annual drug price inflation.

Cost of goods sold

	Year Ended December 31,
	2023	2024	% Change
	(in thousands)

Cost of goods sold	$837,883	$984,038	17.4%

Percentage of revenue	80.1%	80.1%

Cost of goods sold for the year ended December 31, 2024 increased by $146.2 million or 17.4% compared to the year ended December 31, 2023. $48.1 million of the increase was attributable to the Acquisitions, with the remaining $98.1 million of the increase attributable to the organic growth of our business. Cost of goods sold as a percentage of revenue was flat at 80.1% year over year.

Selling, general, and administrative expenses

	Year Ended December 31,
	2023	2024	% Change
	(in thousands)

Selling, general, and administrative expenses	$167,364	$307,291	83.6%

Percentage of revenue	16.0%	25.0%

Selling, general and administrative expenses increased $139.9 million or 83.6% for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to share-based compensation expense (income), which was $131.5 million for the year ended December 31, 2024, compared to $(6.1) million for year ended December 31, 2023. Additionally, $21.8 million of the increase in selling, general, and administrative expenses was driven by an increase in average employee headcount, with $15.4 million resulting from organic growth and $6.4 million resulting from the Acquisitions. These increases were offset by recognition in 2023 of $23.5 million in non-recurring attorneys’ fees, settlements costs and other expenses associated with certain legal proceedings compared to $4.0 million in 2024. Selling, general and administrative expenses as a percentage of revenue increased from 16.0% to 25.0% primarily as a result of the increases in share-based compensation expense described above.

Interest expense

	Year Ended December 31,
	2023	2024	% Change
	(in thousands)

Interest expense	$2,859	$3,278	14.7%

Interest expense increased $0.4 million or 14.7% for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase primarily due to increased utilization of the Credit Facility (see “—Liquidity and Capital Resources” below), coupled with higher interest rates on the Company’s outstanding indebtedness.

Provision for income taxes

	Year Ended December 31,
	2023	2024	% Change
	(in thousands)

Provision for income taxes	$—	$4,556	N/A

Income tax expense increased by $4.6 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. Prior to the IPO, we conducted our business through Guardian Pharmacy, LLC, and its majority-owned and wholly-owned limited liability company subsidiaries, which were treated for income tax purposes as partnerships and disregarded entities, respectively. As such, no income tax expense was recorded during the year ended December 31, 2023.

Liquidity and Capital Resources

We have historically financed our business and acquisitions primarily through cash from operations and borrowings under our Credit Facility and, more recently, sales of our Class A common stock in our IPO. We use cash in the ordinary course of our operations primarily for prescription drug acquisition costs, capital expenditures, and personnel costs. As of March 31, 2025, we had $14.0 million in cash and cash equivalents. Our cash primarily consists of demand deposits held with a large regional financial institution.

On May 13, 2024, we entered into the Sixth Amendment to the Third Amended and Restated Loan and Security Agreement (the “2024 Amendment”) to the existing credit facility with Regions Bank (the “Credit Facility”). The Credit Facility provides for term loans (the “Term Loan”) and a line of credit. The 2024 Amendment extended the maturity date of the Credit Facility from April 23, 2025 to April 23, 2027. The line of credit under the Credit Facility bears an interest rate equal to the one-month Secured Overnight Financing Rate (“SOFR”) plus an additional rate of 1.80% to 2.80% based on certain financial ratios maintained by the Company. Additionally, the 2024 Amendment added a new Term Loan of $15.0 million to the Credit Facility. The interest rate of the Term Loan bears an interest rate equal to the one-month SOFR plus an additional rate of 1.80% to 2.80% based on certain financial ratios maintained by the Company. The Term Loan is payable in quarterly installments of $1.4 million through March 31, 2027, with the remaining balance of the Term Loan due in a final lump sum payment at maturity on April 23, 2027. On December 9, 2024, the Term Loan was paid down in full. The total amount available under the line of credit as of March 31, 2025 is $40 million and we have the ability to increase our overall Credit Facility up to $75 million.

As of March 31, 2025, we had no amounts of principal outstanding under the Term Loan and no amounts of borrowings outstanding under the line of credit.

In connection with the Corporate Reorganization and the IPO, Guardian Pharmacy, LLC and the Converted Subsidiaries made certain final distributions to their respective members relating to time periods ending before or upon the closing of the Corporate Reorganization. The total amount of such final distributions by Guardian Pharmacy, LLC and the Converted Subsidiaries to its members was $18.6 million. All of such distributions were made in ordinary course related to operating and tax distributions from cash available prior to the IPO.

We believe our existing cash and cash equivalents, expected cash from operations, and the amounts available under our Credit Facility will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months and for the foreseeable future, though we may require additional capital resources in the future.

Net Cash Flows

For the years ended December 31, 2023 and 2024, and for the three months ended March 31, 2024 and 2025, respectively, our net cash flows provided by / (used in) were as follows:

(in thousands)	Year Ended December 31,		Three Months Ended March 31,
	2023	2024	2024	2025

Operating activities	$70,819	$57,960	$8,654	$17,550

Investing activities	(13,441)	(30,407)	(3,598)	(5,545)

Financing activities	(57,233)	(23,645)	(5,634)	(2,666)

Operating Activities

Cash flows provided by operating activities consist of our net income (loss) principally adjusted for certain non-cash items, such as depreciation and amortization, provision for losses on accounts receivable, and share-based compensation expense (income). Cash flows used in operating activities consist primarily of changes in our operating assets and liabilities.

Net cash provided by operating activities for the three months ended March 31, 2025 increased by $8.9 million compared to the corresponding period in 2024. The increase was primarily due to increases in net income and decreases in accounts receivables, offset by decreases in accounts payable when compared to the corresponding period in 2024.

Net cash provided by operating activities for the years ended December 31, 2024 decreased by $12.9 million compared to the corresponding period in 2023. The decrease was primarily due to increases in receivables and inventories, and decreases to operating liabilities primarily due to certain legal and regulatory matters accrued for in 2023 and paid for in 2024, offset by increases in accounts payable when compared to the corresponding period in 2023.

Investing Activities

Cash flows provided by investing activities consist primarily of proceeds from disposition of property and equipment. Cash flows used in investing activities consist primarily of capital expenditures relating to our new and existing pharmacy locations and payments related to acquisitions.

Net cash used in investing activities for the three months ended March 31, 2025 increased by $1.9 million compared to the corresponding period in 2024. The increase was primarily due to the increase in cash paid for purchases of property plant and equipment of $2.1 million compared to the corresponding period in 2024.

Net cash used in investing activities for the year ended December 31, 2024 increased by $17.0 million compared to the corresponding period in 2023. The increase was primarily due to increases in cash paid for the Acquisitions of $13.7 million and increases in purchases of property and equipment of $1.8 million compared to the corresponding period in 2023.

Financing Activities

Cash flows provided by financing activities consist primarily of borrowings from the Term Loan (recorded as borrowings from notes payable) and the line of credit, and proceeds from the issuance and sale of shares of Class A common stock in connection with the IPO. Cash flows used in financing activities consist primarily of repayment of the Term Loan (recorded as repayment of notes payable) and the line of credit, and Merger Consideration payments to holders of Class B common stock. Prior to the Corporate Reorganization and IPO, cash flows used in financing activities included significant distributions to equity holders (inclusive of non-controlling interests) of Guardian Pharmacy, LLC, mostly consisting of distributions to fund tax liabilities and operational distributions, as well as return of capital.

Net cash used in financing activities for the three months ended March 31, 2025 decreased by $3.0 million compared to the corresponding period in 2024. The decrease is primarily due to decreases in distributions to equity holders (inclusive of non-controlling interest) of $10.7 million when compared to the corresponding period in 2024, offset by decreases in the net cash provided by the line of credit of $7.0 million when compared to the corresponding period in 2024.

Net cash used in financing activities for the year ended December 31, 2024 decreased by $33.6 million compared to the corresponding period in 2023. The decrease is primarily due to the net proceeds received from the IPO of $119.8 million and the 2024 Amendment resulting in $15.0 million being added to the Credit Facility, offset by the Merger Consideration payment to holders of Class B common stock of $55.2 million in connection with the Corporate Reorganization and IPO, a $14.0 million increase in net payments made on the line of credit, and $34.0 million increase in payments made on the Term loan when compared to the corresponding period in 2023.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with GAAP. Preparing our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as related disclosures. Because these estimates and judgments may change from period to period, actual results could differ materially, which may negatively affect our financial condition or results of operations. We base our estimates and judgments on historical experience and various other assumptions that we consider reasonable, and we evaluate these estimates and judgments on an ongoing basis. We refer to such estimates and judgments, discussed further below, as critical accounting estimates.

Allowance for Credit Losses

We adopted Accounting Standards Codification (“ASC”) 326, effective as of January 1, 2023, utilizing the modified retrospective method of adoption.

Collection of trade accounts receivable from customers is our primary source of operating cash flow and is critical to our operating performance and financial condition. The primary collection risk relates to facility and private pay customers, as billings to these customers can be complex and may lead to payment disputes or delays. We establish an allowance for trade accounts receivable considered to be at increased risk of becoming uncollectible to reduce the carrying value of such receivables to their estimated net realizable value.

When establishing this allowance for credit losses, we consider such factors as historical collection experience (i.e., payment history and credit losses) and creditworthiness, specifically identified credit risks, aging of accounts receivable, current and expected economic conditions, and other relevant factors. Using this information, the Company estimates future expected credit losses. The allowance for credit losses is regularly reviewed for appropriateness. Judgment is used to assess the collectability of account balances and the economic ability of customers to pay. At such time when a balance is definitively deemed to be uncollectible, the balance is written off against the allowance for credit losses.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting. We test our goodwill annually during the fourth quarter of the fiscal year or when events and circumstances indicate that impairment may have occurred and requires an impairment charge to be recognized based on the difference between the carrying amount of the reporting unit and its fair value up to the amount of goodwill assigned to the reporting unit. Impairment testing of goodwill is required at the reporting unit level (operating segment or one level below operating segment). Prior to performing the quantitative impairment test, we may make a qualitative assessment of the likelihood of goodwill impairment in order to determine whether a detailed quantitative analysis is required. Our annual impairment testing date is October 1.

Income Taxes

We account for income taxes under the asset and liability approach. Deferred tax assets or liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates as well as net operating losses and credit carryforwards, which will be in effect when these differences reverse. We provide a valuation allowance against net deferred tax assets when, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized.

We prepare and file tax returns based on interpretations of tax laws and regulations. Our tax returns are subject to examination by various taxing authorities in the normal course of business. Such examinations may result in future tax, interest and penalty assessments by these taxing authorities.

In determining our tax expense for financial reporting purposes, we establish a reserve when there are transactions, calculations, and tax filing positions for which the tax determination is uncertain, and it is more likely than not that such positions would not be sustained upon examinations.

We evaluate the need for tax reserve estimates periodically based on the changes in facts and circumstances, including any examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax expense of any given year is expected to include adjustments or other changes to the reserve and related estimated interest charges that are considered appropriate. Our policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

Recent Accounting Pronouncements

Refer elsewhere in this prospectus for accounting pronouncements adopted and recent accounting pronouncements not yet adopted as of the date of this prospectus.

JOBS Act Accounting Election

The JOBS Act permits EGCs to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with certain new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an EGC for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of the relevant fiscal year if the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. We held cash and cash equivalents of $14.0 million as of March 31, 2025, which primarily consist of demand deposits held with financial institutions. Changes in interest rates affect the interest income we earn on our cash and cash equivalents and the fair value of our cash equivalents. Historical fluctuations in interest rates have not had a significant impact on our financial condition or results of operations, and a hypothetical 100 basis point increase or decrease in interest rates would not have a material impact on the value of our cash and cash equivalents or on our future financial condition or results of operations.

BUSINESS

Overview

We are a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of LTCFs adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We emphasize high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as assisted living facilities (“ALFs”), and behavioral health facilities and group homes (collectively “BHFs”). More than two-thirds of our annual revenue for each of the past three years has been generated from residents of ALFs and BHFs, which are our target markets, while the remainder has been generated primarily from residents of skilled nursing facilities (“SNFs”). Additionally, our robust suite of capabilities enables us to serve residents in all types of LTCFs. We are a trusted partner to residents, LTCFs and health plan payors because we help reduce errors in drug administration, manage and ensure adherence to drug regimens, and lower overall healthcare costs. As of March 31, 2025, our 51 pharmacies served approximately 189,000 residents in approximately 7,000 LTCFs across 38 states.

Within the U.S. LTCF market, we believe the ALF and BHF sectors present the most attractive opportunity and have the highest growth potential for our business. Certain characteristics of ALFs and BHFs, which are not typical of SNFs, create additional challenges and complexities for pharmacy service providers that Guardian is well suited to address. First, residents at ALFs are typically on a variety of different pharmacy benefit plans, each with a distinct formulary and reimbursement process, covering their complex drug regimens. Second, ALFs often lack staff with formal clinical training and usually do not have an on-site medical director or full-time nurse. Because residents of ALFs rely on off-site physicians to oversee and monitor their health conditions, there is an increased need for coordination among ALF operators, each resident’s physicians and pharmacy service providers. Third, residents in these facilities have the right to choose their own pharmacy, which often leads to multiple pharmacy service providers serving a single ALF. These characteristics are also typical of most BHFs.

We believe that we enjoy a strong competitive position as a large and purpose-built provider of pharmacy services to ALFs and BHFs. Guardian offers a variety of services that we believe address the challenges that ALFs and BHFs face, and differentiate us from our competitors, providing residents, LTCFs and health plan payors with a compelling value proposition. Our centralized corporate support capabilities empower our local pharmacy operators to offer an extensive suite of high-touch, individualized, consultative pharmacy services, using a portfolio of proprietary data analytics systems and technology designed to help ensure that the right dose of the right medication is provided to the right resident at the right time. Examples of our specialized services include:

•	Assisting residents in optimizing pharmacy benefit plan coverage of their medication by coordinating formulary interchanges with residents’ physicians;

•	Proactively analyzing potential adverse drug interactions and managing potential risks in medication administration;

•	Providing robotic dispensing and customized compliance solutions, organized by resident and time of administration;

•	Integrating a resident’s drug regimen with the LTCF’s EMARs to help ensure adherence;

•	Providing training for LTCF caregivers to help them administer medications to residents more safely, efficiently and cost-effectively;

•

Partnering with LTCF operators to increase the number of residents using our services at each facility we serve, which we refer to as “resident adoption,” in order to streamline drug administration and minimize medication management risk;

•	Conducting mock audits of LTCFs to monitor compliance with drug administration and government regulation; and

•	Reviewing periodically the drug regimen for each resident by consulting pharmacists.

We are a trusted partner to:

Residents. We help monitor resident drug regimens and coordinate with each resident’s prescribing physicians to confirm clinical appropriateness and to help maximize coverage under the resident’s pharmacy benefit plan. We also partner with each facility to achieve adherence to a resident’s drug regimen. We believe that these services help improve clinical outcomes and reduce hospitalizations and out-of-pocket costs for the resident.

LTCFs / Caregivers. We help caregivers deliver high quality resident care by streamlining the intricacies associated with drug administration and compliance with related regulatory requirements. We accomplish this through the information available from our technology-enabled, proprietary data warehouse, our compliance packaging of the prescriptions we fill and the clinical training we offer to caregivers.

Health Plan Payors. Our services help facilitate proper management of residents’ drug regimens and reduce errors in drug administration, which we believe ultimately results in better clinical outcomes and thereby lowers overall health care costs for health insurance payors.

Our Solution and Value Proposition

We believe that we have purpose-built our capabilities and associated technology tools to address the growing challenges that are specific to our end markets. In addition to the services we provide to LTCFs generally, we provide ALFs and BHFs with tailored services that enhance their abilities as caregivers to their residents. We offer a suite of high-touch consultative pharmacy services, as illustrated in the following chart, using a portfolio of proprietary data analytics systems and technology, to assist our local pharmacies in optimally serving facilities and their residents.

Billing Solutions

- Local & consistent support to residents
- Direct billing & payor interactions ensure maximum medication coverage
- Proactive approach with non-covered and high cost medication to maximize quality of patient care

Clinical Support

- Provides continuing education to community staff
- Reduces risk of medication errors with Med Pass review and mock audits
- Customizable technology and dispensing capabilities for local market
- EMAR enhances efficacy of Med Passes

Pharmacy Adoption

- Partners with communities to increase resident adoption (ALFs prefer single-sourced provider, minimized administrative burden and pharmacy errors)
- Educates community staff and residents on value proposition of Guardian's services
- Navigate resident right of choice

Through our extensive suite of pharmacy services and our service-focused approach, we believe that we offer a compelling value proposition to residents, LTCFs and their respective caregivers, particularly in ALFs and BHFs, and to health plan payors.

Our Workflow Lifecycle and Pharmacy Support

Through our locally-based pharmacies, we utilize a complex, technology-enabled platform to manage the dispensing and administration of prescriptions to residents of LTCFs over the full prescription lifecycle in order to manage medication risk.

We believe our business model and strategic approach are built upon several key strengths of Guardian, as further described below.

We utilize a high-touch, resident-centric, superior customer service model to help drive drug regimen adherence and improved clinical outcomes, while managing overall costs.

We work closely with the LTCFs we serve to deliver a pharmacy solution that strives to maximize resident drug adherence while minimizing the incidence of adverse drug events. We manage the adjudication process for every prescription, which we believe instills confidence on the part of both the residents and LTCFs we serve that adverse drug events will be minimized and proper insurance eligibility will be in place. We also assist residents in confirming appropriate pharmacy benefit plan coverage of their medication by coordinating formulary interchanges with residents’ physicians.

To further enhance the quality of pharmacy administration, we customize technology and dispensing solutions to produce compliance packaging specific to each LTCF and each individual resident. In combination with the training we provide to caregivers, this dispensing solution is designed to help ensure that the right dose of the right medication is provided to the right resident at the right time.

We also offer training and continuing education programs to LTCF staff for a fee to educate caregivers on the proper administration of drugs to residents in accordance with the resident’s drug regimen. Additionally, we conduct mock audits for LTCFs to assist in compliance with state and federal regulations and deliver other pharmacy consulting services, including resident drug therapy evaluations.

We service LTCFs typically within a radius of 200 miles or less of our pharmacy locations, depending on the metropolitan area. We typically deliver medications to these facilities at a minimum once each day. We provide 24-hour, seven-days a week, on-call pharmacist services for emergency dispensing, delivery, and/or consultation with the facility’s staff or the resident’s attending physician.

We believe that our high-touch model contributes to fewer instances of adverse drug events, decreases in resident hospitalizations and increases in overall drug regimen adherence, which collectively keep residents healthier at a lower cost to their insurers.

We use our technological tools to enhance our ability to serve LTCFs and drive operational efficiencies.

The scale of our business has enabled us to make significant investments to equip our pharmacies with dynamic technologies designed to drive superior operational efficiencies in pharmacy workflow management. Key areas of investment include logistics management, revenue cycle management, automated robotic dispensing technology, compliance packaging, pharmacy workflow software, EMAR integration capabilities, cybersecurity infrastructure and disaster recovery business continuity.

Automated Robotic Dispensing Technology

We have invested more than $20 million in advanced pharmacy automation technologies over the past 10 years. The use of automation within our pharmacies leverages our size and distinguishes us from many of our competitors. It increases our dispensing accuracy and speed of pharmaceutical distribution, in addition to providing significant cost benefits. Specifically, we currently have over 100 automated dispensing machines deployed across our network.

Automation reduces the need for human involvement and improves the efficiency of operations and increases accuracy with respect to drug dispensing. It also leverages artificial intelligence and barcode scanning software to detect the correct National Drug Code number (or NDC) and size, shape, and color of pills in order to help flag problems for our pharmacies. It also enables rapid scaling of volumes as new residents are added. Further, our barcoded delivery system facilitates compliance with pharmacy benefit plan requirements by creating an electronic record of delivery.

Compliance Packaging

We offer a compliance packaging service, through which we repackage and dispense prescription and non-prescription pharmaceuticals in accordance with physician orders and deliver the medications to LTCFs for administration to individual residents. This service organizes each resident’s medications into individual unit dose or multi-unit dose packaging in accordance with specific “Med Passes,” or drug distribution rounds that occur at LTCFs at specific times throughout the day. The packaging of drugs for each resident indicates specific drug administration instructions. LTCFs prefer the individual- or multi-unit dose delivery system over the bulk delivery system employed by retail pharmacies because it improves control over the storage and ordering of drugs and reduces errors in drug administration in healthcare facilities. Nurses or caregivers at LTCFs then distribute medications to residents in accordance with physician orders at each Med Pass.

Pharmacy Workflow Software

The pharmacy workflow software we use helps to manage and track drug dispensing via a structured and scalable workflow process, including the use of barcode technology. In addition, the software increases labor productivity and enables our local pharmacies to focus their time and resources on delivering care to residents, which improves overall resident safety. This system improves efficiencies in nursing time, reduces drug waste, and helps to improve resident outcomes, thereby lowering costs for pharmacy benefit plans.

EMAR Integration Capabilities

Our ability to interface with facilities’ EMARs makes documentation and drug administration more efficient. At the time of drug administration, the nurse or caregiver must scan the barcode associated with each resident at the time of drug delivery, which creates a notation on the EMAR system. This helps us ensure the safe and effective delivery of medications to each resident at each Med Pass and helps LTCFs to manage their regulatory requirements.

Cybersecurity, Infrastructure, Disaster Recovery and Business Continuity

We employ multiple levels of protection to minimize the risks associated with cybersecurity, ransomware and data breaches, including firewalls, cloud-based backups, multifactor authentication, encryption software, intrusion testing and security information and event management networking monitoring to ensure the integrity of our data and systems. In addition, we maintain recovery and other business continuity procedures, including cloud-based backups, electrical generators, critical systems housed at hardened data centers and geographic redundancy, intended to minimize disruptions to our operations in the event of disaster or other interruptions to our information systems.

We believe that our business model promoting local management autonomy, combined with our centralized corporate support, results in superior service to LTCFs and their residents.

We believe that our pharmacy management model offers local and tailored support to LTCFs and their residents, and enables us to adapt our technology and dispensing capabilities to customer needs in each local market. We provide centralized corporate support to our local pharmacy operators, including data analytics, IT operations, financial oversight and analysis, capital management, leadership support and training, purchasing power, legal/regulatory support, and HR/recruiting assistance. We believe this approach allows us to benefit from local touch and customer-centric decision making thereby enhancing our ability to manage local, regional and national account relationships, improve resident adoption rates in individual facilities and improve drug regimen adherence and compliance.

Specifically, at the pharmacy level, each pharmacy is run by a President, who directly oversees three directors:

Pharmacy President
Director of Operations
Director of Finance & Administration
Director of Sales / Account Management
Data Entry/Adjudication
Fulfillment
Robotic Dispensing
Pharmacist Verification 1 & 2
Delivery
Consultant Pharmacists
Pharmacy Regulatory Requirements
Operations Accounting
Billing
Collections
Inventory/Purchasing
Margin Management
Human Resources
Financial Analysis
Sales
Nurse Account Managers
Clinical Support

As we acquire or organically open new pharmacies, we offer the following support services and training to each of these directors and their local pharmacy management teams:

•	purchasing strategy and tools
•	health plan payor negotiations
•	revenue cycle management
•	business intelligence and analytics
•	human capital management
•	treasury, business services and financial accounting
•	business development
•	operational and regulatory
•	sales and marketing
•	information technology

We believe this local approach that capitalizes on our national scale distinguishes us from our competitors by eliminating a “one size fits all” approach that may create inefficiencies in a particular local market.

Leveraging Our Data Warehouse to Deliver Insights

Our business model is supported by our proprietary centralized data warehouse, which facilitates the delivery of our technology-enabled services to LTCFs and their residents. Our data warehouse collects and consolidates extensive data related to pharmacy operating systems, purchasing and inventory management, finance and business planning, pharmacy benefit plan reimbursement, sales and customer relationship management, human resources and payroll, and banking. Information is analyzed and interpreted on a daily or real-time basis and reports, dashboards and analytics are available to team members throughout Guardian. We use these analytics and associated metrics to proactively plan and manage our business.

Specifically, our Guardian Compass platform offers insights to enhance efficiencies for our pharmacies, including proprietary real-time operational dashboards and metrics. Our suite of GuardianShield products offers customer and clinical services that benefit both the residents we serve and their caregivers.

Guardian Compass

Guardian Compass includes dashboards created using data from our data warehouse to help our local pharmacies plan, track and optimize their business operations. The data and metric-driven approach enhances our ability to make decisions regarding labor productivity, capacity planning, and sales forecasting. Guardian Compass also provides tools that improve our local pharmacies’ ability to purchase pharmaceuticals effectively. Detailed assessments regarding the aggregate cost of dispensing drugs and the cost per prescription further assist our pharmacies in improving operations.

We track various individual pharmacy-based operating metrics including financial revenue per Rx, labor per Rx, resident count trends and adoption rate trends per facility among others.

GuardianShield Programs

GuardianShield offers a suite of specialized services, enhanced by actionable analytics, that drive accuracy, efficiency, safety, and savings for LTCFs and create benefits for both residents and LTCF staff. It is comprised of 10 programs, eight of which are currently in use, and two of which are in the development phase, all of which are made possible through the data warehouse. The eight active programs are: the Insurance Optimizer Program, the Antibiotic Stewardship Program, the Psychotropic Medication Reduction Program, the Therapeutic Interchange Program, the Medication Spend Analyzer Program, the Adoption Rate Tracker Program, the Clinical Intervention Tracker Program and the Order Entry QA Analyzer. The two programs in development are: the Falls Risk Management Program and Disease State Management. The data analytics tools and customer service we are able to offer through GuardianShield have downstream benefits for LTCFs and pharmacy benefit plans that we believe are unmatched in the industry.

The Insurance Optimizer Program provides information to help residents choose their pharmacy benefit plans, and helps get essential, non-covered medications covered on a pharmacy benefit plan’s formulary. This program also provides analytics reports to residents in the facilities we serve to quantify their savings. Such data helps with pharmacy adoption, which in turn eases the challenges associated with ALFs and BHFs having to coordinate with multiple pharmacies to supply drugs to residents.

The Antibiotic Stewardship Program combines the extensive clinical experience of our consultant pharmacists with advanced reporting and data analytics to offer a robust antibiotic therapy management program. This helps prevent overuse of antibiotics and other medications, helping pharmacy benefit plans and the facilities we serve.

The Psychotropic Medication Reduction Program capitalizes on our pharmacists’ clinical knowledge and our advanced data analytics capabilities to promote the appropriate use of psychotropic medications (including antipsychotics, anxiolytics, antidepressants, and hypnotics) for the benefit of residents we serve. In understanding the frequency with which such drugs are prescribed to each resident, we are able to help the facilities we serve comply with government regulations pertaining to psychotropic medications.

The Therapeutic Interchange Program allows drug substitutions to therapeutically equivalent drugs to lower costs for SNFs. In addition to the savings generated, this program offers extensive reporting capabilities to track and highlight savings and missed opportunities.

We also offer a Medication Spend Analyzer to break down the monthly drug spending for each of the LTCFs we work with. This assists LTCFs with crucial cost management functions and makes us a valued partner in the process of serving their residents.

For the ALF communities we serve, we seek to maximize the number of residents in those communities who use us for their medication needs, and resident adoption rate is a key metric we use to gauge our effectiveness. Our Adoption Rate Tracker provides information to our pharmacies and ALF communities to help them understand the current opportunity and increase the number of residents we serve in those communities. Higher resident adoption rates mean higher organic growth for us and improved safety and efficiency for the communities and residents.

As a LTCF pharmacy, we use our Clinical Intervention Program to take extra steps to process prescriptions. Whether it is a full medication reconciliation, duplicate therapy resolution, or clinical issue resolution we take measures to help improve resident outcomes and save money. This program has analytics reports to show the frequency of these interactions and thus demonstrate the value we bring our residents, communities, and third-party payors.

Finally, we offer an Order Entry QA Analyzer, which is designed to utilize real-time rules-engine technology to examine prescriptions and detect omissions and/or errors before they become a customer service problem. This service adds substantial value for the LTCFs and pharmacy benefit plans we work with, and ultimately, the residents we serve, as we help residents avoid adverse drug reactions and complications resulting from, and the additional costs associated with, the improper dosage or incorrect administration to residents.

Below are select examples of the insights and analytics we are able to produce from our GuardianShield platform for the three months ended March 31, 2025 on a Company-wide basis.

Advances to GuardianShield

We continuously strive to advance the capabilities of GuardianShield, and are actively developing new predictive tools to assist LTCFs and our pharmacies. Chief among these advancements are the Falls Risk Management Program and Disease State Management services.

The Falls Risk Management Program is being designed to review each resident’s medications and demographic information to identify those residents with the highest risk of falling. The program will then pinpoint the highest probability causative factors related thereto, which will help enable those residents to receive the medications and/or treatment necessary to help minimize this risk. This program is designed to help optimize residents’ health while lowering health care costs for pharmacy benefit plans.

The Disease State Management Program is being designed to use data to identify residents at LTCFs who are on sub-optimal medication regimens. These regimens will then be subject to a targeted review by our consultant pharmacists, who will work to optimize the drugs each resident takes. This program is expected to improve the overall health of the residents we serve and lower health care costs for the pharmacy benefit plans with whom we work.

Our Market Opportunity

We believe we have an attractive market opportunity for continued growth. Based on prescription volume information reported by NIC MAP Vision (“NIC MAP”) for ALFs and memory care facilities (“ALF/MC”) as of December 31, 2024, we believe we are the largest LTCF pharmacy in the United States in terms of market share serving ALF/MC, with an approximate 12.6% market share nationally. IBISWorld, an independent publisher of industry research reports, estimated that U.S. institutional pharmacy market revenues for 2024 was approximately $24.8 billion. The U.S. institutional pharmacy market is comprised of pharmacies that provide a range of distribution and drug administration services to residents of nursing homes and other healthcare environments that do not have on-site pharmacies. The Centers for Medicare & Medicaid Services (“CMS”) mandates rules and service capabilities to qualify for participation as a Part D Network LTC Pharmacy (“Part D NLTCP”) provider, as differentiated from traditional Part D and commercial reimbursement. CMS designates an institutional level of care as a “distinct pharmacy setting” and requires payors to compensate designated long-term care pharmacies for the specific services they are required to provide to LTCF residents. In addition, CMS requires that payors maintain network adequacy to serve LTCF residents. This LTCF institutional pharmacy market is currently served by Guardian, two national pharmacy services providers historically focused on serving the needs of SNFs, several regional providers, and over 1,200 independent pharmacies.

We believe that in long-term care settings, proper coordination of drug administration is critical to managing the overall health and wellbeing of residents. Residents of LTCFs can be at high risk for adverse drug events given the complex mix of medications prescribed by the various physicians responsible for their care. Lapses in care or incorrect drug administration can result in serious adverse drug events, which can in turn result in hospitalization and have significant implications on both quality and duration of life, in addition to the overall cost of healthcare.

In comparison to historically higher acuity settings such as SNFs, ALFs in particular face challenges in the pharmacy administration lifecycle. ALFs were initially conceived of as senior living facilities providing stimulation, hospitality and community for elderly individuals who no longer desired, or were capable of, independent living. However, over time, these facilities have expanded their services to increasingly address the health needs of an ever-growing number of older and higher acuity residents who need assistance with medical care and activities of daily living.

With increasing levels of acuity, ALF residents today require greater assistance in maintaining their drug regimens, and consistency and accuracy in drug administration is now a key service that ALFs provide to their residents. There are several specific ongoing industry trends that we believe will continue to drive the increased need for ALFs, as well as BHFs, to act as caregivers, and in turn help drive demand for the associated and critical pharmacy services that we provide:

Aging Demographics and Increases in the Number of Assisted Living Residents

The aging of the U.S. population has been well documented, with Census projections for significant growth in the U.S. elderly population. Specifically, by 2050, the 65+ age group is projected to grow to 82 million people, which represents a greater than 47% increase over the same population group in 2022. The cohort of U.S. residents aged 85 and older is projected to nearly triple from 6.7 million people in 2020 to 19.0 million people by 2060. Even as soon as 2030, it is projected that roughly one in five U.S. residents will be 65 and older, which represents the fastest growing cohort as a percentage of the overall U.S. population. The increase in the elderly population is expected to result in significant increases in move-ins to ALFs and, accordingly, drive increases in the number of prescriptions that are fulfilled by institutional pharmacies.

Increasing Median Ages of ALF Residents, Requiring Greater Emphasis on Healthcare Delivery and Associated Coordination of Complex Drug Regimens

Coupled with the significant increases in move-ins to ALFs generally are the increases in the number of more elderly and frail individuals that are moving into and residing in ALFs. Of the more than 800,000 U.S. residents residing in ALFs, more than half are above 85 years old, with an additional 31% aged between 75 to 84. These increases in the age demographics of ALF residents have been driven by both later average initial admission age for residents and significant increases in overall life expectancy. As a result of these trends, the resident ALF population tends to have more complex medical needs than in previous generations. Chief among these needs is the coordination and effective management of pharmacy services that are fundamental to the effective treatment and overall cost management of medical care for these individuals.

Increasingly Complex Medication Regimens

In general, older residents face more critical health conditions, including chronic illness, increased disability and multiple medical diagnoses—for a longer period of time. As a result, there is an increasingly growing demand for not only long-term care facilities, but also for caregivers who are able to help navigate the complex medication regimens of this elderly population. In turn, these caregivers require more sophisticated pharmacy capabilities and require an extensive range of pharmacy workflow services to ensure proper medication adherence and delivery of care.

Highly Fragile Population of Individuals with Behavioral Health Needs at BHFs

Similarly, BHFs serve as caretakers for a highly fragile population of individuals with behavioral health needs. Oftentimes, these residents are suffering from intellectual and developmental disorders or mental health challenges such as schizophrenia, depression, and anxiety-related afflictions. Pharmaceutical drugs are often first line therapies for these individuals, and the proper administration of and compliance with drug regimens is essential to maintaining their health. The overall mental fragility of BHF residents puts them at high risk for hospitalization or other acute episodes of care that present significant costs to health plan payors. Lapses in the proper administration of their drugs only add to this risk.

Increases in ALF and BHF Desire to Contract with Value-Added Scaled Pharmacy Providers

Though ALF and BHF residents are entitled to a choice in their pharmacy provider, ALF and BHF providers and especially large multi-facility LTCF operators have recognized the enhanced value in having scaled and integrated pharmacy networks service the needs of their caregivers and residents. Often, in the absence of a sophisticated provider, pharmaceuticals are simply delivered to residential settings without an associated suite of services to help ensure successful drug administration (e.g., resident compliance, documentation, data collection, ALF and BHF staff training, etc.). LTCFs and residents are seeking assistance to help monitor and ensure ongoing adherence with their increasingly complex medication regimens.

Extension of Drug Coverage via Medicare Part D Helps Drive the Need for Pharmacy Services Companies

Medicare Part D legislation has significantly changed the way in which prescription drugs are financed and reimbursed, thereby directly impacting the performance of pharmacies serving LTCFs. The number of Medicare Part D beneficiaries has more than doubled since 2006, growing from 22 million people in 2006 to 53 million people in 2024, with Part D enrollment as a percentage of total Medicare enrollment growing from 51% of total Medicare enrollment to 80%, respectively.

Part D created significant changes for assisted living residents who are dually eligible for both Medicare and Medicaid, given the new benefit shifting their drug coverage from Medicaid to Medicare and requiring enrollment in private health care plans. This expands the pharmaceutical drug coverage of these residents, which they would not have previously had or which Medicaid would have had to pay, and yields more favorable reimbursement rates for pharmacy services companies.

Financial and Administrative Impact of Medicare Part D

Medicare Part D has also resulted in the increased variation around formularies and drug management processes for residents and providers. The complex nature of the Medicare Part D program and the confusion residents have around coverage directly impacts the ability of ALFs and group homes to run operations. The numerous administrative burdens associated with the transition takes time away from resident care, poses regulatory threats to providers and makes it more difficult to ensure optimal drug therapy for residents.

Industry research indicates that revenues in our target market, the U.S. ALF industry, are projected to have a CAGR of more than 5% from 2023 to 2030. Of the more than 800,000 residents residing in ALFs in the United States, we serve approximately 127,000, with the remainder of the residents we serve residing in other types of LTCFs. We believe that our existing market share, the size of our market opportunity, our strategic approach to high-touch, individualized services and favorable market dynamics provides us with a significant opportunity for future growth.

While our national competitors have primarily focused on SNFs, we believe we enjoy a strong competitive position as a large and purpose-built provider of pharmacy services to ALFs and BHFs. The following chart outlines the key differences in the characteristics of ALFs, BHFs and SNFs and illustrates some of the challenges specific to these facilities.

Key Characteristics of LTCFs

	ALFs and BHFs	SNFs
Resident Ability to Choose Pharmacy Provider	Each ALF resident has the right to choose his or her own pharmacy benefit plan and provider	Most SNFs encourage their residents to select the SNF’s contracted pharmacy provider

Level of Staff Experience	Typically, minimal clinical training for caregivers / staff members	Experienced staff members, including an on-site medical director and a registered nurse (RN), as well as a licensed practical nurse (LPN) or certified nursing assistant (CNA) required to administer medications

Access to a Medical Provider	Most ALF residents maintain their physician relationships, with office visits	Each SNF contracts with a medical director that is regularly on site

Our Growth Strategy

Our core growth strategy is focused on increasing the number of residents we serve. Historically, this has been driven by both organic growth and acquired growth. Organic growth represents the increase in the number of residents served at existing locations, start-up greenfield locations and acquired locations subsequent to the acquisition date.

The four key pillars that we expect to continue to drive our growth are additions of new residents, increased adoption in current facilities, expansion through greenfield start-ups (each of which are organic drivers), and forging new partnerships in additional territories through acquisitions.

Increase number of ALF accounts we serve.

Our sales teams actively engage in marketing efforts to build relationships with local, regional and national ALFs and BHFs. Our local ALF target customers typically operate a single ALF or a small number of ALFs but are generally characterized by their focus on a specific local area. Conversely, large multi-location ALFs operate with a regional or national footprint. We currently serve facilities operated by Brookdale Senior Living, Life Care Services, Sunrise Senior Living and numerous other regional and national providers. We believe that our customer-oriented business model, which is able to serve large numbers of residents across geographic regions, provides a competitive advantage as we continue to develop and expand relationships with ALF operators. In particular, we believe there are significant opportunities to expand our business serving local, regional and national ALF accounts. Our ability to contract and grow our business with new, and existing, large, multi-location accounts is illustrated by our more than doubling the number of residents we served at large, multi-location accounts from approximately 15,000 residents beginning in 2018 to approximately 40,000 residents as of March 31, 2025. As we continue to build out our national footprint, we believe we are an increasingly attractive provider to ALF operators that value our services and approach, but prefer a vendor with a broad geographic reach.

Increase resident adoption of our services in ALF accounts.

We measure, analyze and track resident adoption rates at each ALF we serve. Each of our pharmacies has a dedicated management team focused on increasing our resident adoption through targeted marketing efforts, leveraging internally generated data, and demonstrating our value proposition to ALFs, residents and caregivers. Through our direct marketing efforts to ALFs and residents, we have achieved a resident adoption rate of 88% at ALFs we serve as of March 31, 2025. We believe our success in increasing resident adoption is one of our key strengths.

Ongoing geographic expansion.

For both our acquisition program and our greenfield initiatives, we focus on expanding our market share and increasing profitability through strategic evaluation and implementation of opportunities to acquire and build out new pharmacies in existing and underserved markets.

Our geographic expansion to date has relied on a two-pronged business development strategy comprised of (1) finding qualified local pharmacy operators to partner with and (2) growing with our existing pharmacy operators into new markets. Once we have identified a new partner, we seek to either acquire their pharmacy or develop a startup pharmacy with them. In addition, we seek to grow into new markets with our existing pharmacy partners through acquisitions or startups.

The following graphic illustrates how our network of 52 pharmacies has come together through our growth strategy.

Additionally, we have a robust M&A function with a demonstrated track record of both successful identification of integration of superior qualified pharmacies that are compatible with our platform. Specifically, we seek to partner with pharmacies that are customer-focused, are located in attractive markets (including those close to our large, multi-location ALF accounts) and are led by skilled clinical operators with a growth mindset. Following acquisition, we embark on a standardized multi-year integration process that begins with centralizing pharmacy operations and ultimately transforms core functions and sets the foundation for superior growth and profitability.

Upon acquisition, we are typically able to significantly enhance the profitability and margin of the acquired pharmacy by implementing our IT services and leveraging our purchasing, revenue cycle management and national sales capabilities. These synergies are often substantially realized over a 36-month period from acquisition and represent a substantial opportunity for us and our acquired pharmacy partners.

In the future, we anticipate that we will structure our acquisitions and greenfield start-ups in a manner similar to our business development strategy prior to this offering. Prior owners of the pharmacies we acquire and the local pharmacy operators we partner with to open greenfield start-up pharmacies will hold minority equity interests in these businesses. A portion of the consideration in an acquisition of an existing pharmacy may be paid in shares of our Class B common stock. Further, employees of the pharmacies may be issued incentive equity interests in that pharmacy. After a period of time sufficient to allow the subsidiary pharmacy to adopt our operating practices and integrate within our business, we would expect to purchase those minority equity interests. Upon such purchases, these pharmacies would become our wholly-owned subsidiaries. In each case, the purchase price for the buyout would be formula-based and we expect that such buyout would be within three to five years after the initial acquisition or greenfield start-up. We also expect that a portion of the consideration for such purchases would be paid in shares of our Class B common stock.

We believe our business development model provides us with a material advantage in attracting and completing acquisitions, particularly when pharmacy owners have multiple competitive sale alternatives. Our post-closing minority ownership structure and the autonomy that comes with our local management model promote continued seller participation in the growth of the business in a meaningful way. We believe the same holds true in our greenfield start-up pharmacy initiatives. The structure incentivizes our new pharmacy operators, and the subsidiary pharmacy’s employees to whom subsidiary equity is issued, to promote the subsidiary’s growth and adoption of our proven operating strategies as we complete full integration and ownership of the pharmacy. By empowering local management, we believe this structure also fosters entrepreneurial practices consistent with those that have contributed to our successful organic growth.

Of our 39 pharmacies that have been operating for at least four years, and based on NIC MAP prescription volume data, 32 Guardian pharmacies have achieved market share leadership in the MSAs that they serve, 35 have achieved a 20% or greater ALF/MC market share, and 13 have achieved a 30% or greater ALF/MC market share. In addition, we believe we currently have in excess of 10% ALF/MC market share in 24 states and in excess of 25% ALF/MC market share in 11 states. We believe our growth strategy and operational focus position us to capture additional market share and believe that our total addressable market gives us the opportunity for significant further growth.

Our Experienced Management Team

We have an exceptional leadership team, both at the corporate and local levels, with a proven history of industry leadership and operational excellence.

Highly experienced and entrepreneurial executive leadership. We are led by highly experienced and entrepreneurial executive officers, each of whom has more than 30 years of experience founding and leading successful companies in the pharmacy industry. Prior to our inception, Fred Burke, our President and Chief Executive Officer, David Morris, our Executive Vice President and Chief Financial Officer, and Kendall Forbes, our Executive Vice President of Sales & Operations, began working together in 1993 on a previous pharmacy venture that was acquired by Bindley Western in 1999.

Experienced local pharmacy leadership teams. We have strong management teams in place at the local level, with the majority of local pharmacy presidents having been in their positions for over a decade. The importance and strength of our local leadership was highlighted during the COVID-19 pandemic as local management teams were empowered to make decisions in real-time that were specific to the evolving pandemic-driven conditions and regulations in their markets, in order to maintain our high service levels for our customers and residents.

Strong corporate support group. We are supported by a team of more than 120 corporate employees who collectively bring deep experience in relevant areas such as technology, pharmacy operations, supply chain, data analytics, legal, regulatory/compliance, revenue cycle management and network contracting, purchasing, sales and marketing, real estate, human resources, leadership development and finance.

Support from a sophisticated group of investors. We have been supported by Bindley Capital Partners, LLC, a private investment firm led by William Bindley, who serves as our Chairman of the Board and has provided significant strategic leadership. Mr. Bindley, a pioneer in the healthcare services industry, was the founder, chairman and chief executive officer of Bindley Western, a pharmaceutical distribution and services company acquired by Cardinal Health, Inc. for $2.1 billion in 2001. He also served as an executive and the chairman of Priority Healthcare Corporation, a specialty pharmacy services company that was spun-off from Bindley Western in 1998 and acquired by Express Scripts, Inc. for $1.3 billion in 2005. In addition, Cardinal Equity Partners, along with Fred Burke, David Morris and Kendall Forbes, have made significant capital investments in Guardian. Collectively, this group of investors has extensive experience and expertise in the healthcare services industry.

Servicing New Areas of Care

We believe our investments in human capital, technology, and services capabilities position us to continue to pursue rapid innovation and potentially expand our business as a health care service provider in the post-acute care sector. While to date we have primarily focused on serving the LTCF markets, we recognize the continued evolution of healthcare delivery in which alternate sites of care are increasingly relevant. For example, we believe that our core capabilities and value proposition is applicable to the large and expanding IDD, hospice and PACE end markets. We have test initiatives ongoing in these adjacent markets. Such initiatives are in the nascent stages and have generated only immaterial revenues to date.

Customers

Our customers are LTCFs and their residents. For the three months ended March 31, 2025, we provided pharmacy services to approximately 189,000 residents in approximately 7,000 LTCFs across 38 states. We have established relationships with both local and large multi-facility LTCF operators, and we are generally the primary source of pharmaceuticals for the residents of the facilities we serve.

Our customers depend on pharmacies like ours to provide the necessary pharmacy products and services and to play an integral role in monitoring resident medication regimens and safety. We dispense pharmaceuticals in resident-specific packaging in accordance with physician instructions.

No single customer comprised more than 10% of our consolidated revenues in the last five fiscal years.

Customer Relationships

Our relationships with SNFs are memorialized in written agreements between Guardian and the owner of the respective facility. These contracts generally range from one to three years in duration and typically renew automatically for subsequent renewal terms. The SNF contracts can be terminated by either party generally upon 60 days’ notice. Similarly, our relationships with ALFs and BHFs are generally memorialized in written agreements between Guardian and the owner of the respective community that designate Guardian as the “preferred provider” of that community owner. Unlike a SNF contract where virtually all of the residents in the skilled facility would be served by us, the ALF and BHF contract does not automatically grant us the right to serve those residents. Instead, our sales team must still market our pharmacy services to the individual residents in that community, each of whom has the right of choice to their pharmacy provider. These contracts generally range from one to three years in duration and typically renew automatically for subsequent renewal terms. These contracts can be terminated by either party generally upon 30 days’ notice. Most LTCF contracts specify certain facility-wide services that we may provide for a fee, including EMAR support, consulting services and training. These contracts all generally have similar provisions surrounding compliance with HIPAA obligations upon termination, limitation of liability and other standard contractual terms.

Payor Mix and Reimbursement

We derive revenues from multiple government and commercial payor sources, which we believe have a generally stable reimbursement profile. In particular, for the three months ended March 31, 2025, approximately 70% of our revenue was derived from Medicare Part D. CMS mandates 10 rules and service capabilities to qualify for participation as a Part D NLTCP provider, as differentiated from traditional Part D and commercial reimbursement. These required capabilities involve extended drug control and distribution systems that include items such short-cycle dispensing, compliance packaging, 24/7 support and delivery, medication regimen review, maintaining a comprehensive inventory of Part D drugs, maintaining emergency kits and retrospective billing for patient copays and coverage gaps, known as the “donut hole.” CMS designates an institutional level of care as a “distinct pharmacy setting” and requires payors to compensate designated long-term care pharmacies for the specific services they are required to provide LTCF residents. In addition, CMS requires that payors maintain network adequacy to serve LTCF residents. We believe Medicare Part D payors recognize the value that LTCF pharmacies like Guardian provide, including helping to ensure that residents adhere to the right drug regimens, which helps improve clinical outcomes and reduce the overall cost of care. We believe that, consequently, Medicare Part D plans generally offer more favorable and stable contract terms for LTCF pharmacies relative to commercial plans that are offered to retail pharmacies.

Set forth below are our revenues by payor for the three months ended March 31, 2025.

Suppliers, Inventory, and Supplier and Manufacturer Rebates

We believe our purchasing scale creates a cost advantage over smaller competitors within our industry. Historically, we have purchased most of the brand name and generic pharmaceuticals we dispense from wholesale distributors with whom we have prime vendor agreements at discounted prices based on contracts negotiated by us directly; and in some cases, based upon prices accessed through group purchasing organization contracts. Our primary wholesale distributor relationships currently include Cardinal Health, Inc., McKesson Corporation, Smith Drug Company, and Morris and Dickson Co. L.L.C., in addition to various generic drug manufacturers. Additionally, we purchase some generic pharmaceuticals directly from their manufacturers. We have a longstanding relationship with a third-party logistics provider, Excel Inc. d/b/a DHL Supply Chain (USA), which stores drugs we purchase directly from manufacturers in its warehouse before they are distributed to our pharmacies as necessary. We seek to maintain an on-site inventory of pharmaceuticals and supplies at our local pharmacies to ensure prompt delivery to the facilities we serve.

Guardian receives a modest amount of rebates from pharmaceutical manufacturers and distributors of pharmaceutical products associated with dispensing their products. Rebates are designed to prefer, protect, or maintain a manufacturer’s products that are dispensed by the pharmacy under its formulary.

Government Regulation

Our pharmacies and the LTCFs we serve are subject to numerous federal, state and local regulations. These regulations encompass many areas, including licensing requirements, quality control, drug dispensing, day-to-day operations and reimbursement, and in many cases apply differently depending on the type of LTCF in question. ALFs offer assisted living services for people who need help with daily care. These services may include access to prepared meals, assistance with personal care, drug administration, housekeeping, laundry, and social and recreational activities. SNFs, which are licensed healthcare residences for individuals who require a higher level of medical care than can be provided in an ALF, provide medical care—including drug administration and rehabilitation services such as physical, occupational, and speech therapy—through registered nurses, licensed practical nurses, and certified nurse’s assistants. Consequently, SNFs are heavily regulated by the federal government and by certain state governments. BHFs provide medical and personal care to residents with complex medical needs, including those with intellectual and developmental disabilities. We regularly monitor and assess the impact on our operations of new or proposed regulations and changes in the interpretation or application of existing regulations. As a pharmacy provider for LTCFs, we focus our attention on both regulations applicable to our pharmacy business as well as regulations that pertain to the institutions we serve.

Regulations That Affect Guardian Directly

Licensure

Operation of a pharmacy within a state requires licensure by the respective state’s board of pharmacy. As of March 31, 2025, we had pharmacy licenses for each pharmacy we operate, and to our knowledge, all issued licenses remain valid and in good standing. In addition, states regulate out-of-state pharmacies that fill prescriptions for in-state patients (including residents). Where applicable, our pharmacies hold the requisite licenses to deliver to out-of-state patients (including residents). Our pharmacies are also registered with the appropriate state and federal authorities, such as the DEA, pursuant to statutes governing the regulation of controlled substances.

Federal and State Laws Affecting the Repackaging, Labeling and Interstate Shipping of Drugs

In November 2013, the federal government enacted the Drug Quality and Security Act (“DQSA”), which, in pertinent part, was designed to facilitate drug tracing throughout the pharmaceutical supply chain. Specifically, Title II of the DQSA, the Drug Supply Chain Security Act (“DSCSA”) requires us and other supply chain stakeholders to participate in an electronic, secure interoperable system, that will identify and trace certain prescription drug products as they are distributed within the United States. The DSCSA established federal standards with which pharmacies must comply that require drugs to be labeled and tracked at the package level. These standards preempt state and local requirements related to tracing drugs through the distribution system. The full product tracing requirements of the DSCSA are subject to exemptions slated to phase out in 2025. We are subject to certain requirements of the DSCSA that have already taken effect, such as: product tracing requirements for dispensers of prescription drugs, including receipt, storage, and provision of transaction information, history, and statement; and obligations to implement systems to identify potential “suspect” or “illegitimate” products.

In addition, under the Comprehensive Drug Abuse Prevention and Control Act of 1970, as a dispenser of controlled substances, we must register with the DEA, file reports of inventories and transactions and provide adequate security measures. In addition, we are required to comply with all the relevant requirements of the Controlled Substances Act for the transfer and shipment of pharmaceuticals.

Supply chain laws and regulations such as the DQSA and DSCSA could increase the overall regulatory burden and costs associated with our dispensing business. Although we believe we are in compliance with applicable federal and state regulations currently in effect, these regulations may be interpreted or applied in the future in a manner inconsistent with our business practices, which could adversely affect our results of operations, cash flows, and financial condition.

The DEA, the FDA, and various state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. We have received all necessary regulatory approvals and believe that our pharmacy operations are in substantial compliance with applicable federal and state dispensing requirements. Any changes to the current regulatory and legal paradigm could increase the overall regulatory burden and costs associated with our business.

CMS Regulations Affecting Guardian’s Provision of Pharmacy Services for Certain LTCF Customers

We are subject to a rule issued by CMS and set forth in 81 Fed. Reg. 68,688, entitled “Medicare and Medicaid Programs, Reform of Requirements for Long-Term Care Facilities,” that, among other things, revised the requirements for LTCF participation in the Medicare and Medicaid programs. The rule imposes several requirements that are specific to our pharmacy services business within certain LTCFs (e.g., pharmacist review of medical records and reporting of irregularities) and also imposes certain requirements upon LTCFs themselves, which are more fully described in “Government Regulation—Regulations That Affect Our Customers” below.

Laws Affecting Referrals and Business Practices

We are subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients (including residents) to, or the recommendation of, a particular product and/or service.

For example, the federal Anti-Kickback Statute (“AKS”), set forth in 42 U.S.C. § 1320a-7b(b), prohibits knowingly or willfully soliciting, receiving, offering or paying remuneration “including any kickback, bribe or rebate” directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare, Medicaid or other Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b(f)).

The OIG has enacted safe harbor regulations that outline practices that, although they potentially may implicate the AKS, are not treated as offenses under the AKS. Failure to meet a safe harbor does not mean that the arrangement necessarily violates the AKS but may subject the arrangement to greater scrutiny by the government. In addition, the OIG issues a variety of guidance including Special Fraud Alerts, Special Advisory Bulletins, Advisory Opinions, and other compliance guidance documents to assist healthcare providers with complying with the AKS. This guidance does not have the force of law, but rather identifies specific facts of arrangements that may pose risk of potentially violating the AKS or other federal healthcare laws. While we believe our practices comply with the AKS, we cannot assure our practices, to the extent they are deemed outside of a safe harbor protection, will not be found to potentially violate the AKS.

Other federal laws and state equivalents authorize the imposition of penalties, including criminal and civil fines, damages, and exclusion from participation in Medicare, Medicaid and other Federal Health Care Programs for false claims, improper billing and other offenses. These laws include but are not limited to the federal False Claims Act, set forth in 31 U.S.C. §§ 3729 et seq. under which private parties have the right to bring a qui tam, also known as a whistleblower complaint, against companies that submit or cause to be submitted false claims for payments to the government. From time to time we are subject to whistleblower complaints. Changes to the False Claims Act and court decisions may make whistleblower or qui tam litigation more common.

Additionally, the Administrative False Claims Act (AFCA), recently amending the Program Fraud Civil Remedies Act of 1986 (PFCRA), notably increases potential recovery for the government from $150,000 to $1 million, as adjusted, via an administrative process and can cover false statements even in the absence of a claim for payment. This may incentivize agencies to pursue and settle allegations of administrative false claims outside the federal judicial process.

In addition to federal law, many states have enacted statutes similar to the AKS and the False Claims Act. Violations of these laws may result in fines, imprisonment, denial of payment for services and exclusion from the Medicare and Medicaid programs and other state-funded programs.

Laws Affecting Interactions with Patients / Beneficiaries

Federal laws also impact how healthcare entities may interact with patients, including residents. The CMP Law, as set forth in 42 U.S.C. § 1320a-7a, prohibits, among other things, offering or providing remuneration to Medicare and Medicaid beneficiaries that the person providing the remuneration knows or should know is likely to influence the beneficiaries to order or receive healthcare items or services from a particular provider, practitioner, or supplier of healthcare items or services. Similar to the federal AKS, the OIG promulgates regulations that affect the scope of the CMP Law. Some of the amendments to the CMP Law may impact our business, such as allowing certain statutory exceptions to the definition of “remuneration” to exclude certain remuneration that poses a low risk of harm and promotes access to care for patients (including residents) and certain remuneration to financially needy individuals. In 2020, the OIG published a final rule, set forth in 85 Fed. Reg. 77,684, that provides additional protections to inducements offered to patients for patient engagement and support arrangements to improve quality of care, health outcomes, and efficiency.

The CMP Law, as well as similar state laws, impact how we may interact with LTCFs and residents and thus the operation of our business. We must monitor carefully the services we provide to LTCFs and the consideration received for these services to avoid allegations that we are inappropriately encouraging referrals of or services to residents.

Investigations and Audits

In the ordinary course of business, we may from time to time be subject to inquiries, investigations and audits by federal and state agencies, as well as by pharmacy benefit managers (“PBMs”), that oversee applicable healthcare program participation, pharmacy operations and payment regulations. In this industry generally, federal and state governmental agencies conduct survey, audit and enforcement efforts resulting in a significant number of inspections, citations for regulatory deficiencies and other administrative sanctions including demands for refund of overpayments, terminations from the Medicare and Medicaid programs, suspensions of Medicare and Medicaid payments, and monetary penalties or other types of fines, penalties and orders. If imposed, such sanctions could have a material adverse effect on our financial condition, results of operation and liquidity.

We believe our contract arrangements with healthcare providers and our pharmaceutical suppliers, as well as our pharmacy practices and operations, are in substantial compliance with applicable federal and state laws. These laws may, however, be interpreted in the future in a manner inconsistent with our interpretation and application which could then expose us to sanctions, fines and penalties.

Other State Laws Affecting Access to Services

Certain states have a “freedom of choice” requirement as part of their state Medicaid programs or in separate legislation that enable a patient (or resident) to select his/her provider. These laws may prevent a LTCF from requiring its residents to purchase pharmacy services or supplies from particular providers that have a supplier relationship with the LTCF. Such “freedom of choice” requirements may increase the competition we face in providing services to LTCF residents.

HIPAA

Pursuant to HIPAA, the Department of Health and Human Services (“HHS”) adopted national standards for electronic healthcare transactions and code sets, unique health identifiers, and privacy and security of individually identifiable health information. HIPAA regulations that standardize transactions and code sets require standard formatting for healthcare providers, like us, that submit claims electronically.

The HIPAA privacy regulations apply to PHI, which is individually identifiable health information that relates to an individual’s past, present or future physical or mental health, the provision of healthcare to an individual, or the past, present or future payment for the provision of healthcare to an individual. The Privacy Rule under HIPAA limits the use and disclosure of PHI, and HIPAA provides for the imposition of civil or criminal penalties if PHI is improperly used or disclosed.

HIPAA’s Security Rule requires appropriate administrative, physical and technical safeguards to protect the confidentiality, integrity, and security of electronic PHI (“e-PHI”). In practice, the Security Rule requires us to facilitate ensuring the confidentiality, integrity and availability of all e-PHI we create, receive, maintain or transmit, including protecting against unauthorized use or disclosure of e-PHI.

In addition to HIPAA, we may be subject to state privacy laws and other state privacy or health information requirements not preempted by HIPAA, including those which may furnish greater privacy protection for individuals than HIPAA.

Our operations involve PHI, and the nature of our operations is complex. Although we believe that our contract arrangements with health plan payors and providers and our business practices are in compliance with applicable federal and state privacy and security laws, the requirements of these laws, including HIPAA, are complicated and are subject to interpretation and modification. Failure to comply with HIPAA or state equivalent laws could subject us to loss of customers, denial of the right to conduct business, civil damages, fines, criminal penalties and other enforcement actions.

HITECH was enacted as part of the American Recovery and Reinvestment Act of 2009, changed several aspects of HIPAA including, without limitation, the following: (i) imposing certain liability on business associates of covered entities, for example, with respect to impermissible uses and disclosures of PHI and Security Rule obligations; (ii) requires a data breach notification in the event of certain unauthorized uses or disclosures of unsecured PHI; (iii) allows individuals to obtain their PHI in electronic format if the provider has implemented an electronic health record system; (iv) requires HHS to conduct periodic audits of covered entities and business associates; and (v) strengthens enforcement activities and increases penalties. Due to our operations involving PHI, the changes under HITECH, especially the increased enforcement, routine audits, and breach notification obligations may affect our business operations should there be deemed a potential violation of HIPAA and/or HITECH.

Environmental, Health and Safety Matters

Our facilities are subject to certain federal, state, and local environmental, health and safety statutes, regulations and ordinances and implementing guidance. As discussed under Investigations and Audits above, multiple governmental agencies have regulatory enforcement power over environmental, health and safety matters at our facilities, including inspection, auditing and administrative, and civil and criminal enforcement authority. While environmental laws govern water, air, waste and other media, regulations applicable to our facilities primarily concern management of waste materials (including waste product and equipment cleaning materials) and unused pharmaceuticals and other products generated or otherwise managed in the course of routine business operations. For example, in certain instances where we receive returned, unused medications, regulations require that we properly dispose of these materials when they become waste, which can trigger complex waste management requirements. In operating our facilities, historically we have not encountered any material difficulties effecting compliance with applicable environmental, health and safety laws. While we cannot predict the effect that any future legislation, regulations or interpretations may have upon our operations, we do not anticipate that any pending changes regarding environmental, health and safety laws would have a material adverse impact on us.

Regulations to which Guardian is Subject from Health Plan Payors

Medicare, as set forth in the Social Security Act Section XVIII, is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and to certain disabled persons. Medicaid, as set forth in the Social Security Act Section XIX, is a medical assistance program administered by each state that provides healthcare benefits to certain indigent patients. Within the Medicare and Medicaid statutory framework, there are numerous areas subject to administrative rulings, interpretations, and discretion that may affect reimbursement under Medicare and Medicaid.

We receive reimbursement for the drugs we dispense and our related services from our customer institutional healthcare providers, government reimbursement programs, such as Medicare and Medicaid, and other non-government sources, such as commercial insurance companies, health maintenance organizations, preferred provider organizations, and contracted providers.

Medicare

The Medicare program consists of four parts: (i) Medicare Part A, which covers, among other things, in-patient hospital, SNFs, certain home healthcare services, and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians’ services, outpatient services, durable medical equipment, and certain other types of items and healthcare services; (iii) Medicare Part C, also known as Medicare Advantage, which is a managed care option for beneficiaries who are enrolled in Medicare Part A and Medicare Part B; and (iv) Medicare Part D, which provides coverage for prescription drugs that are not otherwise covered under Medicare Part A or Part B for those beneficiaries that enroll.

Part A

The Balanced Budget Act of 1997 mandated the Prospective Payment System (“PPS”) for Medicare-eligible enrolled residents in SNFs. Under PPS, Medicare pays SNFs a per diem rate per patient for extended care services to patients, covering substantially all items and services furnished during such enrollee’s stay, including routine, ancillary, and capital-related. Such services and items include certain pharmacy services and prescription drugs.

In July 2018, CMS announced the Skilled Nursing Facility Prospective Payment System (“SNF PPS”) final rule, which became effective October 1, 2019. This rule finalized the implementation of the Patient Driven Payment Model (“PDPM”), a case-mix classification system for classifying SNF residents in a Medicare Part A covered stay into payment groups under the SNF PPS. The PDPM replaced the prior case-mix classification system, shifting the focus to value-based care and bases reimbursement on clinical complexity and the resident’s conditions and care needs. Specifically, to account more accurately for the variability in patient (or resident) costs over the course of a stay, under PDPM, an adjustment factor is applied (for certain components) and changes the per diem rate over the course of the stay.

In July 2024, CMS issued the Fiscal Year 2025 Skilled Nursing Facility Prospective Payment System Final Rule, which finalized, among other things, changes to the PDPM International Classification of Diseases 10th Revision (ICD-10) code mappings to facilitate more accurate, consistent, and appropriate primary diagnoses codes. This final rule also updated SNF payment policies (which is projected to result in an increase in Part A payments to SNFs in fiscal year 2025); changed CMS’ enforcement policies to expand the type of CMPs that can be imposed; added and amended social determinants of health; and adopted several operational and administrative proposals for SNF Value Based Purchasing Programs. In October 2024, CMS also introduced more complex updates to SNF disclosures regarding ownership and management information.

We continue to bill SNFs based upon a negotiated fee schedule and are paid based on contractual relationships with the SNFs. We do not receive direct payment from Medicare for residents covered under the Medicare Part A benefit.

Part B

Medicare Part B provides coverage for durable medical equipment prosthetics, orthotics, and supplies (“DME” or “DMEPOS”), certain classes of prescription drugs, and certain preventive health services such as the influenza vaccine, among other things. Common examples of DME include nebulizers, infusion pumps, and diabetic test strips. Prescription drugs covered under Medicare Part B include immunosuppressive drugs, oral anti-emetic drugs, oral anti-cancer drugs, and drugs self-administered through any piece of DME (e.g., respiratory or inhalation drugs administered via nebulizer or drugs administered with a Medicare-covered infusion pump).

A DMEPOS supplier typically must obtain DMEPOS accreditation to enroll and bill directly under Medicare Part B. Guardian pharmacies supply DME products and thus are enrolled in Part B to do so. Some Guardian pharmacies are also accredited under Part B DMEPOS to dispense DME supplies. Additionally, all Guardian pharmacies are enrolled in Part B as a mass immunizer to administer and receive reimbursement for administering the influenza vaccine.

Changes Impacting Part B DME Infusion Drugs

The 21st Century Cures Act (the “Cures Act”), enacted in December 2016, among other things implemented Average Sales Price pricing for Part B DME infusion drugs in January 2017. The Medicare home infusion therapy (“HIT”) benefit is for coverage of home infusion therapy-associated professional services for certain drugs and biologicals administered intravenously, or subcutaneously through a pump that is an item of DME. The HIT benefit became permanently effective on January 1, 2021. In November 2020, CMS issued a final rule, which summarized the

HIT benefit policies that were previously codified in an October 2019 final rule, and finalized the exclusion of home infusion therapy services from coverage under the Medicare home health benefit, as required by the Cures Act. In particular, this November 2020 final rule confirmed that “home infusion drugs” are defined as “parenteral drugs and biologicals administered intravenously, or subcutaneously for an administration period of 15 minutes or more, in the home of an individual through a pump that is an item of DME covered under the Medicare Part B DME benefit.” Such term does not include insulin pump systems or self-administered drugs or biologicals on a self-administered drug exclusion list.

Part D

Medicare Part D provides coverage for most outpatient prescription drugs that are FDA-approved and for which coverage is not otherwise available under Medicare Part A or Part B. Under Medicare Part D, beneficiaries who have Medicare Part A or Medicare Part B may enroll in prescription drug plans offered by private commercial insurers who contract with CMS, including stand-alone prescription drug plans and Medicare Advantage plans with prescription drug coverage (collectively, “Part D Plans”). Medicare beneficiaries generally have to pay a premium to enroll in a Part D Plan and have to pay cost-sharing amounts, with amounts varying from one Part D Plan to another. CMS provides various federal subsidies to Part D Plans to reduce the cost to beneficiaries.

Most Part D Plans have a list of covered drugs, called a formulary. Part D Plan formularies must include drug categories and classes that cover disease states consistent with Part D program requirements, and Part D Plans generally must cover at least two drugs per category. CMS reviews the formularies of Part D Plans and requires these formularies to include the types of drugs most commonly used by Medicare beneficiaries, as well as those enrollees who reside in long-term care facilities. For example, it is CMS’s expectation that Part D Plans provide coverage of dosage forms of drugs that are widely utilized in the long-term care setting. Dually-eligible residents in nursing centers may be entitled to have their prescription drug costs covered by a Part D Plan, provided that the prescription drugs which they are taking are either on the Part D Plan’s formulary or an exception to the Part D Plan’s formulary is granted. We obtain reimbursement for drugs we provide to enrollees of the given Part D Plan in accordance with the terms of agreements negotiated between us and the Part D Plan.

Medicare Part D does not alter federal reimbursement for residents of nursing centers whose stay at the nursing center is covered under Medicare Part A. Accordingly, Medicare’s per diem payments to nursing centers may include a portion attributable to the expected cost of drugs provided to such residents. We will, therefore, continue to receive reimbursement for drugs provided to such residents from the nursing center in accordance with the terms of our agreements with each nursing center.

Medicare Part B and D Changes

In 2018 and 2019, CMS issued final rules regarding Part D prescriber enrollment in Medicare and required rejection of claims from prescribers on a “preclusion list” when prescribing Part D drugs. The preclusion list consists of certain individuals and entities that are currently revoked from the Medicare program under 42 C.F.R. § 424.535 and are under an active reenrollment bar, or have engaged in behavior for which CMS could have revoked the individual or entity to the extent applicable if they had been enrolled in Medicare, and CMS determines that the underlying conduct that led, or would have led, to the revocation is detrimental to the best interests of the Medicare program. CMS made further revisions to the Part D preclusion list regulations—relating to the appeals process for individuals and entities on the preclusion list, claim denials and beneficiary notifications, and beneficiary appeals.

In 2021, CMS issued another final rule regarding Part D that aimed to add transparency to the Part D program, lowering prescription drug prices. As such, this final rule requires Part D plans to offer a real-time benefit comparison tool, so that enrollees can obtain information about lower-cost alternative therapies under their prescription drug benefit plan.

In August 2022, Congress passed the Inflation Reduction Act, which, among other provisions, introduced significant drug pricing reforms aimed to reduce federal government and beneficiary spending for Medicare Part B and Part D drugs. Key provisions in this legislation include limited authority for regulators to negotiate prices for certain Medicare drugs, caps on beneficiary cost share and maximum out-of-pocket spending, and rebates on manufacturers where drug prices exceed inflation. CMS released initial guidance related to the implementation of this program, and has since entered two rounds of the Medicare Drug Price Negotiation Program, selecting drugs covered under Medicare Part D with negotiated prices to go into effect in January 2026 and January 2027.

In December 2023, CMS issued the “Medicare Part D Drug Inflation Rebates Paid by Manufacturers: Revised Guidance” revising initial guidance issued in February 2023, with respect to identification of Part D rebatable drugs and exclusions, calculation of the Part D inflation rebate amount, ensuring integrity of inflation rebates, enforcement of rebate amount payments by manufacturers, and adding example formulas to illustrate how CMS will calculate Part D drug inflation rebate amounts.

In November and December of 2024, CMS issued additional final rules relating to Part B and Part D. Under these final rules, CMS will begin invoicing drug companies in 2025 for Part B and Part D inflation rebates owed for applicable time periods, and establishing a process to impose civil monetary penalties on manufacturers that fail to pay such rebates by applicable deadlines. Further, for the first time, in 2025 all Part D plans are required to offer enrollees the option to pay out-of-pocket prescription drug costs in the form of capped monthly installment payments. Additionally, for Part D manufacturers, the Coverage Gap Discount Program ended in 2024 and discounts on certain applicable Part D drugs will be available under the Manufacturer Discount Program in 2025. Under the Manufacturer Discount Program, participating manufacturers will be required to provide certain discounts on applicable drugs in certain phases of the Part D benefits.

Rebates

Guardian receives a modest amount of rebates from pharmaceutical manufacturers and distributors of pharmaceutical products associated with dispensing their products. CMS appears to continue to question whether institutional pharmacies should be permitted to receive these access/performance rebates from manufacturers with respect to prescriptions covered under Medicare Part D, but has not prohibited the receipt of such rebates.

Medicaid

The reimbursement rate for pharmacy services under Medicaid is determined on a state-by-state basis subject to review by CMS and applicable federal law. Although Medicaid programs vary from state to state, most state Medicaid programs provide for the payment of certain pharmacy services, up to established limits, at rates determined in accordance with each state’s regulations. The federal Medicaid statute specifies a variety of requirements that a state plan must meet, including requirements related to eligibility, coverage for services, payment, and admissions. For residents that are eligible for Medicaid only, and are not dually eligible for Medicare and Medicaid, we bill the individual state Medicaid program or in certain circumstances the state’s designated managed care or other similar organizations for covered prescription drugs.

Federal regulations and the regulations of certain states establish federal “upper limits” for reimbursement of certain prescription drugs under Medicaid (these upper limits being the “FUL”). The Patient Protection and Affordable Care Act and the reconciliation law known as Health Care and Education Affordability Reconciliation Act (combined we refer to both Acts as the “Affordable Care Act”), enacted in March 2010, provided for the gradual modification to the calculation of the FUL for drug prices and the definition of Average Manufacturer’s Price (“AMP”).

Specifically, the Affordable Care Act and CMS’s Covered Outpatient Drugs final rule, published at 81 Fed. Reg. 5,170, changed the definition of the FUL by requiring certain calculations of the FUL considering the AMP. CMS updates the FULs on a monthly basis and the FULs become effective on the first date of the month following their publication. States have thirty (30) days after the effective date of the monthly updates to implement the new FULs.

In addition, the definition of AMP changed to reflect net sales only to drug wholesalers that distribute to retail community pharmacies and to retail community pharmacies that directly purchase from drug manufacturers. Further, the Affordable Care Act continued the current statutory exclusion of prompt pay discounts offered to wholesalers and added three other exclusions to the AMP definition: (i) bona fide services fees; (ii) reimbursement for unsalable returned goods (recalled, expired, damaged, etc.); and (iii) payments from and rebates/discounts to certain entities not conducting business as a wholesaler or retail community pharmacy.

The Covered Outpatient Drugs final rule also changed how states reimburse pharmacies. The final rule required states to pay pharmacies based on the actual acquisition cost of the drug, as opposed to the estimated acquisition cost. Moreover, it required states to consider the sufficiency of both the ingredient cost reimbursement and dispensing fee reimbursement when proposing changes to either of these components of reimbursement for Medicaid covered drugs.

Over the last several years, state Medicaid programs have undertaken efforts to control prescription drug costs and have seemingly aimed to lower reimbursement through a variety of mechanisms.

Regulations That Affect Our Customers

As previously noted, the LTCFs we serve are subject to numerous federal, state and local regulations.

Specifically, most LTCFs are required to be licensed in the states in which they operate. In addition, for SNFs and other LTCFs serving Medicaid or Medicare residents, such facilities must be certified to be in compliance with applicable requirements for participation set forth in 42 C.F.R. Part 483 (subpart B). Certain customer LTCFs may also be subject to the Nursing Home Reform Act, part of the Omnibus Budget Reconciliation Act of 1987, as amended, which imposes strict compliance standards relating to quality of care for facility operations, including increased documentation and reporting requirements, unannounced surveys and related enforcement processes, and residents’ bill of rights.

In the final rule, set forth in 81 Fed. Reg. 68,688 and entitled “Medicare and Medicaid Programs, Reform of Requirements for Long-Term Care Facilities,” referenced previously in this prospectus (see “Government Regulation—Regulations That Affect Guardian Directly—CMS Regulations Affecting Guardian’s Provision of Pharmacy Services for Certain LTCF Customers”), LTCFs participating in the Medicare and Medicaid programs must develop and maintain policies and procedures, including to address the steps the pharmacist must take when the pharmacist identifies an irregularity that requires urgent action. Moreover, LTCFs must have an effective quality assurance and performance improvement program, person-centered care planning, an infection preventionist, a compliance and ethics program, a means to call for staff assistance from the bedside, and effective staff training, among other requirements. Finally, LTCFs must focus on reducing or eliminating the inappropriate use of psychotropic drugs. In May 2024, CMS published a final rule, set forth in 89 Fed. Reg. 40,876 entitled “Medicare and Medicaid Programs; Minimum Staffing Standards for Long-Term Care Facilities and Medicaid Institutional Payment Transparency Reporting” requiring certain minimum nurse staffing requirements. In a similar effort to elevate LTCF care standards, in November 2024, CMS issued the Revised Long-Term Care Surveyor Guidance implementing revisions aimed at enhancing quality and oversight of the LTCF survey process. This guidance includes revisions relating to, without limitation, admission, transfer and discharge, quality assurance performance improvement, and infection prevention and control.

Our LTCF customers may also be directly subject to many of the laws and regulations to which Guardian is subject, as described in detail earlier in this prospectus (see “Government Regulation—Regulations That Affect Guardian Directly and Government Regulation—Regulations to which Guardian is Subject from Health Plan Payors”). For example, our LTCF customers may be subject to laws affecting referrals and business practices, such as the AKS, and laws affecting interactions with residents and beneficiaries, such as the CMP Law. Our LTCF customers may from time to time be subject to inquiries, investigations and audits by federal and state agencies that oversee applicable healthcare program participation and LTCF operations. LTCF customers may also have direct obligations under HIPAA. Finally, LTCF residents may be covered by (and LTCF customers may receive reimbursement for services provided to residents under) Medicare Part A, Part B and Part D Plans, Medicaid, commercial insurance, and other private health plan payors (including managed care).

Human Capital Management

Our success is directly linked to the commitment, engagement and performance of its employees. It is important that we not only attract and retain the best and brightest diverse talent, but also ensure they remain engaged and can thrive in an environment that is committed to helping them grow, succeed and contribute directly to achieving our purpose. We embrace equal opportunity in our workforce and are committed to building a team that represents a variety of backgrounds, perspectives and skills. The more inclusive we are, the better our work will be.

As of March 31, 2025, we employed approximately 3,400 persons, all of whom are located within the United States. Our workforce includes over 540 pharmacists and over 80 nurses, in addition to more than 120 employees who work in the Atlanta office to support our local pharmacies nationwide.

We consider the intellectual capital of our employees to be an essential driver of our business and key to future prospects. To attract and retain a high-quality, experienced workforce, we offer a competitive mix of compensation and insurance benefits for our employees, as well as participation in equity programs for certain employees. We offer a wide range of health insurance benefits packages that are customizable to suit the individual needs of each member of our workforce, which is an important factor in our recruitment efforts. We are committed to helping our colleagues reach their full potential by rewarding both their performance and leadership skills and by providing opportunities for growth and development.

Full-time employees are eligible to participate in our medical, dental, vision, Health Savings Account, Flexible Spending Account, accident insurance, critical illness insurance, life insurance and disability plans. We offer employees a 401(k)-retirement plan with a company match. Finally, certain employees also participate in an annual bonus plan. None of our employees are represented by a labor union. We consider our employee relations to be good.

Intellectual Property

We use a number of trademarks and service marks. All of the principal trademarks and service marks used in the course of our business have been registered in the United States or are the subject of pending applications for registration. The Company’s registered trademarks are perpetual in duration.

We have various proprietary products, processes and other intellectual property that are used either to facilitate the conduct of our business or that are made available as products or services to the facilities we work with. We generally seek to protect such intellectual property through a combination of trade secret and patent laws and through confidentiality and other contractually imposed protections.

Although we believe that our products and processes do not infringe upon the intellectual property rights of any third parties, third parties may assert infringement claims against us from time to time.

Competition

The business of providing pharmacy services to LTCF residents is highly competitive, and we face competition from multiple sources. There are national, regional and local institutional pharmacies, as well as and numerous local retail pharmacies, that provide pharmaceutical distribution services comparable to those that we offer. Many of these pharmacies have strong relationships with the LTCFs they serve and their residents. In addition, some of our competitors have greater financial resources than we do and may be more established in the markets they serve than we are, making our ability to compete more difficult. Some of our larger competitors have indicated that they plan to focus more on the ALF market, which could further increase the competition we face.

While we do not believe any single competitor offers a comparably robust, integrated pharmacy services solution, our primary competitors in the ALF and BHF space are large national providers including Omnicare, Inc. and PharMerica Corporation, in addition to local and regional pharmacies in each of our markets, including Remedi SeniorCare, PharmCareUSA and Polaris Pharmacy Services. We believe we are the market leader for providing pharmacy services to ALFs and BHFs. We believe we compete favorably in all areas, including SNFs, based on the following competitive factors:

•	the value and comprehensiveness of the pharmacy services solution we offer and the superior outcomes for residents and reduced health care costs for pharmacy benefit plans;

•	the strength of our business model, which focuses on local autonomy as opposed to a hub and spoke model;

•	the superiority of our data analytics capabilities;

•	the variety of clinical services we offer to improve the quality of care for residents at ALFs and BHFs; and

•	our significant investment in automation at each local pharmacy.

Sales and Marketing

We sell our services to LTCFs through each local pharmacy’s sales organization and, in many cases, we leverage our relationships with top national and regional LTCFs to establish relationships with residents. Our sales team has broad experience in the long-term care pharmacy services industry and with LTCF executives. The sales teams at each of our local pharmacies have their own structures that are tailored to their market and the LTCFs located therein and are responsible for identifying sales opportunities and managing the overall sales process.

We generate leads, accelerate sales opportunities, and build brand awareness through our marketing programs. Our marketing programs target LTCF executives, caregivers and residents. Our principal marketing programs include learning opportunities for residents, field marketing events, integrated marketing campaigns, lead generation and participation in industry events, trade shows, and conferences. We also benefit from the expansion of our large, multi-location LTCF accounts, as well as from the strength of our brand in local and regional markets.

Properties

Our corporate headquarters occupy approximately 25,000 square feet in Atlanta, Georgia, under a lease that expires on October 31, 2030. We use this space for administration, sales, marketing, data analytics, and customer support. We have 60 additional leases in place for our local pharmacies, totaling approximately 725,000 square feet.

We also lease approximately 8,100 square feet at a third-party logistics provider’s warehouse in Vonore, Tennessee. We warehouse pharmaceuticals that we purchase from certain manufacturers at the leased space and contract with the third-party logistics provider for its distribution services.

Legal Proceedings

From time to time, we and our pharmacies are involved and will continue to be involved in various claims relating to, and arising out of, our business and our operations. We are not currently aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our executive officers and directors as of May 1, 2025.

Fred Burke, age 75, has served as our President and Chief Executive Officer since our founding in 2004 and as a Class III member of our Board of Directors since our incorporation in 2021. Prior to co-founding Guardian, Mr. Burke was a co-founder and president of two start-up companies in Atlanta, Georgia: Central Pharmacy Services, Inc. (“Central Pharmacy”), which was founded in 1992 and ultimately acquired by Cardinal Health, Inc. in 2001, and Sales Technologies, Inc., which was founded in 1983 and acquired by Dun & Bradstreet Corporation in 1989. Mr. Burke also previously served as a brand manager at Procter & Gamble, a consultant and engagement manager at McKinsey & Company, and as an officer in the United States Air Force, leading a combat communications unit. Mr. Burke received a B.S., Engineering from Mississippi State University, and an M.S., Industrial Management from the Krannert School of Management at Purdue University.

David Morris, age 61, has served as our Executive Vice President and Chief Financial Officer since our founding in 2004 and as a Class I member of our Board of Directors since our incorporation in 2021. Prior to co-founding Guardian, Mr. Morris served as Chief Financial Officer at Central Pharmacy from 1993 to 2001. Mr. Morris previously served as President of the PBM Division at Complete Health from 1991 to 1993 and served as a Certified Public Accountant at Ernst & Young LLP from 1985 to 1991. Mr. Morris received a B.S., Accounting from the University of Alabama.

Kendall Forbes, age 68, has served as our Executive Vice President of Sales & Operations since our founding in 2004. Prior to co-founding Guardian, Mr. Forbes was a co-founder and the Executive Vice President of Operations of Central Pharmacy from 1993 to July 2004. Mr. Forbes previously owned the Baton Rouge Central Pharmacy from 1985 to 1993 and served as a Pharmacy Manager at Nuclear Pharmacy, Inc., a predecessor of Syncor Nuclear Pharmacy, from 1982 to 1985. Mr. Forbes received a B.S. from the University of Louisiana Monroe School of Pharmacy and completed his graduate fellowship in Radiopharmacy at the University of New Mexico.

John Ackerman, age 67, has served as a Class II member of our Board of Directors since our formation. Mr. Ackerman is a co-founder of Cardinal Equity Partners, a private equity firm focused on middle-market investments, and has served as President since 1994. Mr. Ackerman currently serves on the board of directors of four of Cardinal Equity Partners’ portfolio companies, as well as on the board of directors of AAA Hoosier Motor Club. Until their respective sales in 2020, Mr. Ackerman was a board member of Hulman & Company, a wholesale foods supplier, The Indianapolis Motor Speedway and Clabber Girl Corporation, a baking powder producer. Prior to entering private equity, Mr. Ackerman spent ten years with the Quaker Oats Company, where he managed a variety of the company’s brands. Mr. Ackerman has a bachelor’s degree in business from the University of Michigan and a M.S., Management from the Kellogg School of Business at Northwestern University. We believe Mr. Ackerman is qualified to serve as a director because of his extensive strategic and managerial experience in our industry.

William Bindley, age 84, has served as Chairman and a Class III member of our Board of Directors since our formation. Mr. Bindley has served as Chairman of Bindley Capital Partners, LLC, a private investment firm, since 2001. Mr. Bindley also founded Priority Healthcare Corporation (“Priority”), a national provider of bio-pharmaceuticals and complex therapies for chronic disease states, and served as their Chairman from 1995 to 2005 and Chief Executive Officer from 1994 to 1997. Mr. Bindley was also the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was acquired by Cardinal Health, Inc. in 2001. He previously served as a trustee at Kite Realty Group Trust from August 2004 to May 2024 and has also served on the boards of directors of Cardinal Health, Inc., Key Bank, NA, Bindley Western Industries, Priority and Shoe Carnival, Inc. Mr. Bindley received his B.S. in Industrial Economics and Doctor of Management from Purdue University and completed the Wholesale Management Program at the Stanford Graduate School of Business. We believe that Mr. Bindley is qualified to serve as a director because of his extensive experience in leading healthcare focused companies, as well as his significant public company leadership experience.

Steve Cosler, age 69, has served as a Class III member of our Board of Directors since September 2024. Mr. Cosler has served as an Operating Partner at Water Street Healthcare Partners, LLC (“Water Street”), a Chicago-based private equity firm focused on the healthcare industry, since 2006. Prior to Water Street, he served as the President and Chief Executive Officer of Priority, a Fortune 1000 company that distributed and managed biopharmaceutical therapies. At Priority, Mr. Cosler lead the company’s successful initial public offering, as well as strategic initiatives that contributed to its growth and ultimate sale to Express Scripts, Inc. Mr. Cosler serves on the board of directors of Imagine360, LLC, Liviniti, LLC and Eversana Life Science Services LLC, all of which are Water Street portfolio companies, as well as MedShorts LLC. Mr. Cosler also serves as the Chairman of National Retail Properties, Inc. Previously, Mr. Cosler served on the board of directors of Cima Labs Inc. and Priority, and served as the lead independent director at Catamaran Corporation, both of which are former public companies. Mr. Cosler has also served on the Board of Trustees for two closed-end funds of Claymore Securities Inc. Mr. Cosler received a M.S., Industrial Management from the Krannert School of Management at Purdue University. Mr. Cosler is also the Founder, Chairman Emeritus and a board member of Elevate Indianapolis, a non-profit organization. We believe Mr. Cosler is qualified to serve as a director because of his unique combination of senior management and operational experience in specialty pharmacy, specialty distribution, outsourced payer services and technology.

Randall Lewis, age 62, has served as a Class II member of our Board of Directors since September 2024. Mr. Lewis is the Managing Partner for Cleveland Avenue, LLC (“Cleveland Avenue”), a venture capital investment firm that invests in agrifood and beverage, related technologies, and life-style related technology investments. He joined Cleveland Avenue in 2020 and is responsible for leading transaction sourcing, due diligence, financial evaluation, and portfolio management of the firm’s portfolio investments. Mr. Lewis has served on the board of directors of Simon Property Group, Inc. since March 2023. Prior to joining Cleveland Avenue, Mr. Lewis served his alma mater, Purdue University, as Executive Director for the Krannert Professional Development Center from 2013 to 2020. He has over 35 years of finance, risk management, and operations experience. This includes his years with General Electric, Wells Fargo and Elevance Health, Inc. (formerly Anthem, Inc.). While working for these Fortune 500 companies, he held various senior executive roles, including Executive Vice President and Chief Compliance Officer, Executive Vice President and Chief Auditor, Managing Director of Corporate Development, and Chief Executive Officer for a start-up logistics firm. Mr. Lewis obtained his B.S. in General Management/Accounting and M.B.A. in Finance from the Krannert School of Management at Purdue University. Mr. Lewis is also a Certified Public Accountant. We believe Mr. Lewis is qualified to serve as a director because of his deep financial and operational experience and public company board experience.

Mary Sue Patchett, age 62 has served as a Class I member of our Board of Directors since 2024. Ms. Patchett held various senior leadership positions at Brookdale Senior Living Inc. (“Brookdale”), the nation’s largest operator of senior housing facilities, from 2011 to 2021.

Ms. Patchett served as the Executive Vice President of Strategic Operations at Brookdale from March 2020 to June 2021, where in addition to her strategic planning, market/competitive positioning and government affairs responsibilities, she served as commander of Brookdale’s COVID-19 emergency response center, leading a team of internal experts and external consultants to develop and execute pandemic protocols. Ms. Patchett also served as the Executive Vice President of Community and Field Operations at Brookdale, and before that, was President of the Southeast Division. Ms. Patchett earned her B.S. in business from George Mason University. We believe Ms. Patchett is qualified to serve as a director because of her substantial managerial experience in the healthcare sector and longstanding involvement in the senior care industry.

Thomas Salentine, Jr., age 56 has served as a Class I member of our Board of Directors since our formation. Mr. Salentine has served as President at Bindley Capital Partners, LLC, a private investment firm, since 2001. He was previously a principal at Frontenac Company, a private equity firm, from 1996 to 2001. Prior to that, Mr. Salentine worked in investment banking at Bear Stearns Companies, Inc. from 1990 to 1993. He previously served on the board of directors of Platinum Entertainment, Inc., an integrated music company. Mr. Salentine is a graduate of Harvard College and received his M.B.A. from the Kellogg School of Management at Northwestern University. We believe Mr. Salentine is qualified to serve as a director because of his substantial experience in the investment and financial industries and public company board experience.

There are no family relationships among any of our directors or executive officers.

Election of Officers

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Stockholders’ Agreement

In connection with the Company’s IPO, on September 25, 2024, the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with the Guardian Founders, consisting of Bindley Capital Partners I, LLC (“Bindley Capital”), Pharmacy Investors, LLC (“Pharmacy Investors”), Cardinal Equity Fund, L.P. (“Cardinal” and, together with Pharmacy Investors, the “Cardinal Stockholders”), Fred Burke, David Morris and Kendall Forbes. The Stockholders’ Agreement provides for, among other things, certain director nomination rights with respect to the board of directors and certain voting agreements among the Guardian Founders.

Director Nomination Rights

Pursuant to the terms and conditions of the Stockholders’ Agreement, the size of our Board was initially set at eight directors, of which Bindley Capital has the right to designate up to two nominees for election to the Board (the “Bindley Capital Nominees”), the Cardinal Stockholders have the right to designate one nominee for election to the Board (the “Cardinal Stockholders Nominee”), and each of Mr. Burke and Mr. Morris will be nominees for election to the Board. The three remaining nominees for election to Board will be selected by our Board, each of whom are required to qualify as independent pursuant to NYSE listing standards. Further, the Guardian Founders agreed to vote in favor of the election of all of the foregoing nominees (collectively, the “Stockholders’ Agreement Nominees”).

On September 25, 2024 and prior to the closing of the IPO, John Ackerman, William Bindley, Steve Cosler, Randall Lewis, Mary Sue Patchett and Thomas Salentine, Jr. were elected to the Board. Mr. Bindley and Mr. Salentine were elected to the Board as the Bindley Capital Nominees,

Mr. Ackerman was elected as the Cardinal Stockholders Nominee, and Mr. Burke and Mr. Morris continued to serve on the Board in furtherance of their personal nomination rights, in each case pursuant to the Stockholders’ Agreement. Mr. Cosler, Mr. Lewis and Ms. Patchett were also elected to the Board as the independent directors.

The director nomination rights of Bindley Capital and the Cardinal Stockholders as described above will generally survive for so long as the respective party and its affiliates (i) continue to beneficially own certain specified amounts of our common stock and (ii) refrain from acquiring beneficial ownership of more than 10% of the equity securities of any competitor of the Company. Specifically, if Bindley Capital and its affiliates cease to beneficially own at least 15,211,000 shares of our common stock but continue to beneficially own at least 6,084,400 shares of our common stock, Bindley Capital will thereafter have the right to designate only one director nominee. If Bindley Capital and its affiliates cease to beneficially own at least 6,084,400 shares of our common stock, Bindley Capital will cease to have the right to designate any director nominee. If the Cardinal Stockholders and their affiliates cease to beneficially own at least 6,084,400 shares of our common stock, the Cardinal Stockholders will thereafter cease to have the right to designate any director nominee. In the event that Bindley Capital or the Cardinal Stockholders, together with their respective affiliates, acquire more than 10% of the equity securities of any competitor of the Company, such party will cease to have the right to designate any director nominee. The respective personal nomination rights in favor of Mr. Burke and Mr. Morris will terminate if such person ceases to serve as an executive officer of the Company.

To the extent that any director nomination rights of the Guardian Founders under the Stockholders’ Agreement terminate, nominations of persons for election to those respective director seats will be made by our Board or may be made by a stockholder of the Company who has complied with all applicable requirements under our bylaws, as amended and restated (the “Bylaws”).

Voting Agreements

Pursuant to the Stockholders’ Agreement, the Guardian Founders agreed to vote in favor of the election of all of the Stockholders’ Agreement Nominees. With respect to any vote of the stockholders other than the election of directors, the Guardian Founders also agreed to vote all of their shares of common stock in the manner determined by the Guardian Founders holding a majority of the votes represented by shares of common stock held by the Guardian Founders.

Standstill Agreements

The Stockholders’ Agreement further provides that, until the seventh anniversary of the Stockholders’ Agreement, each Guardian Founder who, together with its affiliates, beneficially owns 10% or more of the Company’s common stock (a “Significant Stockholder”) will not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of the Company not owned by them as of the date of the Stockholders’ Agreement without the prior consent of our Board, subject to certain limited exceptions. The Stockholders’ Agreement also generally provides that, until the seventh anniversary of the Stockholders’ Agreement and without the consent of our Board, no Significant Stockholder will, or will permit any of its affiliates to, (a) submit a proposal or offer in respect of any transaction or series of transactions that would constitute certain types of going-private transactions, or (b) transfer any equity securities of the Company to any competitor of the Company or any person who, together with its affiliates, would beneficially own 10% or more of the Company’s common stock following such transfer.

The Stockholders’ Agreement will terminate upon the earlier of (a) the 15th anniversary of the date thereof, (b) a sale of the Company and (c) the date on which both (i) the director nomination rights of each Guardian Founder thereunder have terminated and (ii) no Guardian Founder continues to be a Significant Stockholder; provided that the respective rights and obligations of any Guardian Founder under the Stockholders’ Agreement will terminate on the date on which such Guardian Founder no longer beneficially owns any equity securities of the Company.

Director Independence and Controlled Company Status

As a result of the Stockholders’ Agreement, the Guardian Founders control a majority of the voting power of shares of our common stock eligible to vote in the election of our directors and on other matters submitted to a vote of our stockholders. Because more than 50% of the voting power in the election of our directors is held by this group, we are a “controlled company” within the meaning of NYSE listing standards. As a controlled company, we are exempt from certain NYSE corporate governance requirements, including the requirements that: (1) a majority of our Board consists of “independent directors,” as defined under NYSE rules, (2) we have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) we have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on NYSE, we will be required to comply with these provisions within the applicable transition periods.

Although we are not required to do so, we do have a fully independent Compensation Committee. We do not have a nominating and governance committee, and in lieu thereof, the full Board is responsible for director nominations.

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NYSE, and has reviewed and evaluated the relationships of the directors with the Company and our management. Based upon this review and evaluation, our Board of Directors has affirmatively determined that each of Mr. Cosler, Mr. Lewis and Ms. Patchett is “independent” as such term is defined under the rules of NYSE. The independent directors meet periodically in executive sessions.

Board Leadership Structure

Our governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company, and the Board does not currently have any formal policy on whether the roles of Chairman and Chief Executive Officer should be separate.

The Board believes that its current leadership structure, in which the roles of Chairman and Chief Executive Officer are separated, best serves the Company’s needs and the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, including its oversight of management and corporate governance matters. The Board also believes that the current structure allows Mr. Burke, our President and Chief Executive Officer, to focus on managing the Company, while leveraging the experience and judgment of Mr. Bindley, our Chairman, as well as that of the full Board to drive accountability to our stockholders.

We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee. Each committee operates pursuant to a written charter in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the NYSE listing standards. Copies of these charters are available on our corporate website, at www.guardianpharmacy.com.

Audit Committee

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board in monitoring our compliance with legal and regulatory requirements;

•	oversight of risk assessment and risk management, including risks related to data protection and cybersecurity;

•	reviewing with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the Board in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and ratification of such transactions;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The current members of the Audit Committee are Mr. Lewis (Chair), Mr. Cosler, and Ms. Patchett. Our Board of Directors has determined that each Audit Committee member is independent in accordance with the rules of the SEC and the NYSE listing standards applicable to audit committee members, and each Audit Committee member meets the financial literacy requirements of the NYSE listing standards. In addition, our Board has determined that each of Mr. Lewis and Mr. Cosler is an “audit committee financial expert” within the meaning of SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending to the Board the compensation of our directors;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure, once required by SEC rules;

•	preparing the compensation committee report to be included in our annual proxy statement, once required by SEC rules; and

•	reviewing and making recommendations with respect to our equity and equity-based compensation plans.

Under its charter, our Compensation Committee has the authority to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers.

The current members of the Compensation Committee are Mr. Cosler (Chair), Mr. Lewis and Ms. Patchett. Our Board of Directors has determined that each Compensation Committee member is independent in accordance with the rules of the SEC and the NYSE listing standards applicable to compensation committee members.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors of any entity that has one or more executive officers serving on our compensation committee.

Code of Ethics

We have adopted a Code of Conduct and Business Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions, which will be posted on our website. Our Code of Conduct and Business Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also is responsible for oversight of data protection and cybersecurity risks and monitors compliance with legal and regulatory requirements. Our Board of Directors monitors the effectiveness of our governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Director Nomination Process

As a “controlled company”, we do not have a nominating committee, and the full Board is responsible for director nominations.

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Board of Directors is responsible for recommending the nomination of those incumbent directors it deems appropriate for re-election and, if applicable, reappointment to any committees of the Board on which such director serves upon expiration of such director’s term. In recommending candidates, the Board considers such factors as it deems appropriate in the context of the needs of the Company and the overall composition of our Board. These factors include the individual’s age, skills, breadth of experience and other background, demonstrated leadership, the ability to exercise sound judgment and, as applicable, independence. Our Board selects nominees for election as directors at each annual meeting of stockholders.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. Our Board will consider candidates from any reasonable source, including recommendations from our existing directors, management, stockholders and any third-party search firms engaged, and does not evaluate candidates differently based on the source of the recommendation.

Subject to the terms and conditions of the Stockholders’ Agreement, Bindley Capital has the right to designate two nominees for election to our Board, the Cardinal Stockholders have the right to designate one nominee for election to our Board, and each of Mr. Burke and Mr. Morris will be nominees for election to our board of directors. The three remaining nominees for election to our Board are selected by our Board, each of whom must qualify as independent pursuant to NYSE listing standards.

EXECUTIVE COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly compensated executive officers who were serving in such capacity during the fiscal year ended December 31, 2024. We refer to these individuals as our named executive officers (“NEOs”). Our NEOs for 2024 were:

•	Fred Burke, President and Chief Executive Officer;

•	David Morris, Executive Vice President and Chief Financial Officer; and

•	Kendall Forbes, Executive Vice President, Sales & Operations

The following discussion also includes forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ from currently planned programs as summarized in this discussion.

2024 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by, or paid to our NEOs during the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(2) ($)	Total ($)
Fred Burke President and Chief Executive Officer	2024	$450,000	$—	$270,000	$46,103	$766,103
	2023	$402,750	$—	$212,625	$58,362	$673,737
David Morris Executive Vice President and Chief Financial Officer	2024	$400,000	$—	$240,000	$44,317	$684,317
	2023	$348,625	$—	$184,313	$54,386	$587,324
Kendall Forbes Executive Vice President, Sales & Operations	2024	$400,000	$—	$240,000	$41,050	$681,050
	2023	$348,625	$—	$184,313	$50,687	$583,625

(1)	Represents annual cash incentive award payouts. See “—2024 Annual Cash Incentive Awards” below for more information.
(2)

The amounts reported for 2024 consist of: (i) for Mr. Burke, a 401(k) employer match in the amount of $12,075 and reimbursement for self-employment taxes in the amount of $34,028; (ii) for Mr. Morris, a 401(k) employer match in the amount of $12,075 and reimbursement for self-employment taxes in the amount of $32,242; and (iii) for Mr. Forbes, a 401(k) employer match in the amount of $12,075 and reimbursement for self-employment taxes in the amount of $28,975.

2024 Annual Cash Incentive Awards

For the 2024 fiscal year, each NEO was granted a target opportunity to receive an annual cash incentive award expressed as a percentage of base salary. The NEOs’ target annual incentive awards for 2024 are shown in the following table:

Name	2024 Target Annual Cash Incentive Award	Target Award As a % of Base Salary

Fred Burke	$270,000	60%

David Morris	$240,000	60%

Kendall Forbes	$240,000	60%

Payouts for these annual cash incentive awards were determined based on achievement of established target performance metrics with respect to the following metrics for the 2024 fiscal year: (1) Company revenue; (2) Company Adjusted EBITDA; and (3) residents served, which is a measure of the number of residents for which a prescription was filled during December 2024.

In order for the NEOs to earn their target annual incentive awards, the following performance targets were required to be met for 2024:

•	Company revenue of $1.175 billion;

•	Company Adjusted EBITDA of $86.1 million; and

•	177,000 residents served.

In the event performance with respect to one or more of the performance metrics is below the applicable performance target, the Compensation Committee may, in its discretion, provide for payouts, in amounts as it may determine, with respect to the NEOs’ annual cash incentive award opportunities.

For 2024, we achieved $1.228 billion in Company revenue, $90.8 million in Company Adjusted EBITDA, and 186,000 residents served. As a result of the fact that the targets were achieved, the Compensation Committee determined to pay out the annual incentive awards at 100% of the respective target levels, as set forth in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table above.

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, as adjusted to exclude the impact of items and amounts that we view as not indicative of our core operating performance, including share-based compensation, acquisition accounting adjustments, certain legal and regulatory items, and public company and financing-related activities. Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Other Data—Adjusted EBITDA and Other Non-GAAP Financial Measures.”

Outstanding Equity Awards at 2024 Fiscal Year-End

There were no outstanding equity awards held by any of our NEOs as of December 31, 2024, and our NEOs did not receive equity compensation awards during fiscal year 2024.

2025 Long-Term Incentive Program Awards

On February 5, 2025, the Compensation Committee approved the Company’s 2025 long-term incentive program (“LTIP”), consisting of restricted stock unit awards granted under the Company’s 2024 Equity and Incentive Compensation Plan. Pursuant to the LTIP, an award of restricted stock units having a targeted value of $240,000 was made to each of Mr. Morris and Mr. Forbes (each, an “RSU Award”). Each RSU Award will generally vest in full on February 5, 2028, the third anniversary of the grant date. Mr. Burke requested that the Compensation Committee not make any additional equity awards to him in light of his existing level of ownership of the Company’s common stock and in order to facilitate a broader distribution of equity awards across the Company.

Employment Agreements

We have entered into employment agreements with Messrs. Burke, Morris and Forbes, in each case effective September 27, 2024 (the “Employment Agreements”). The initial term of each Employment Agreement ends on the second anniversary of its effective date, but the term is automatically extended for additional one-year periods thereafter unless we provide the NEO written notice of non-renewal at least 60 days prior to the end of the applicable term. The Employment Agreements include the following key compensation terms:

•	Base salary of $450,000 for Mr. Burke, $400,000 for Mr. Morris, and $400,000 for Mr. Forbes, subject to annual review for increase;

•

For each of our fiscal years (beginning with 2025) ending during the term of the NEO’s employment, eligibility for an annual cash incentive award, subject to the terms and conditions (including performance metrics and goals) determined by our board of directors (or an appropriate committee of the board of directors). The target annual cash incentive opportunity for each NEO will be no less than 60% of the NEO’s base salary, and the maximum cash incentive opportunity for each NEO will be no less than 150% of the NEO’s target annual cash incentive opportunity;

•

Eligibility to participate in our long-term incentive program as may be in effect from time to time for our senior executives generally, with such participation occurring in accordance with the approval of our board of directors (or an applicable committee of the board of directors), our policies, and the applicable award agreements and incentive compensation plans under which such awards will be granted; and

•	Eligibility for employee benefit plans, programs and policies as may be in effect for our senior executives generally.

For information regarding the termination and change in control compensation and benefits provided for under the Employment Agreements, see “—Severance and Change in Control Compensation” below.

Severance and Change in Control Compensation

The Employment Agreements provide for certain payments and benefits in connection with certain terminations of employment. Pursuant to the Employment Agreements, if (other than as described in the following paragraph) an NEO’s employment is terminated by us other than for “cause,” death or “disability” (including by not renewing the Employment Agreement), or by the NEO for “good reason” (as such terms are defined in the Employment Agreements), the NEO is entitled to receive: (1) a lump sum cash payment equal to two times the sum of the NEO’s annual base salary plus target annual cash incentive; (2) a lump sum cash payment equal to the NEO’s target annual cash incentive, pro-rated based on the NEO’s period of service during the applicable fiscal year; and (3) reimbursement by us for a portion of health and welfare continuation coverage premiums for up to 24 months.

If, within two years after a “change in control” (as defined in the Employment Agreements) an NEO’s employment is terminated by us other than for “cause,” death or “disability” (including by not renewing the Employment Agreement) or by the NEO for “good reason,” the NEO will be entitled to receive: (1) a lump sum cash payment equal to three times the sum of the NEO’s annual base salary plus target annual cash incentive; (2) a lump sum cash payment equal to the NEO’s target annual cash incentive, pro-rated based on the NEO’s period of service during the applicable fiscal year; (3) reimbursement by us for a portion of health and welfare continuation coverage premiums for up to 36 months; and (4) full vesting of outstanding equity-based awards (with performance-based awards vesting at the greater of target and actual performance as of the date of termination).

In general, receipt of the severance payments described above is subject to the NEO’s execution of a customary release of claims in our favor. In addition, the Employment Agreements include customary non-competition, non-solicitation, and confidentiality provisions.

The RSU Awards granted to Mr. Morris and Mr. Forbes in 2025 are also subject to certain special vesting terms that apply in connection with certain events. If the applicable officer dies or becomes disabled (as defined for purposes of the RSU Awards), or in the event of a change in control (as defined for purposes of the RSU Awards), the RSU Award will vest in full.

Retirement Plans

Guardian offers a tax-qualified 401(k) retirement savings plan to its employees, under which participating employees may contribute a portion of their eligible compensation into their plan accounts. Employer matching contributions are made under the 401(k) plan in an amount equal to 100% of up to 1% of a participant’s eligible compensation, and 50% of up to an additional 5% of a participant’s eligible compensation, subject to applicable Internal Revenue Code limitations. Each of the NEOs was eligible to participate in the 401(k) plan during fiscal year 2024.

Clawback Policy

We have adopted a compensation recoupment policy that complies with rules recently promulgated by the NYSE and the SEC (the “Clawback Policy”). The Clawback Policy applies to current and former executive officers, and it provides for the recovery of certain incentive-based compensation received during a three-year recovery period if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The incentive-based compensation recoverable under the Clawback Policy generally includes the amount of incentive-based compensation received (while we have a class of securities listed on a national securities exchange or national securities association) that exceeds the amount that would have been received had it been determined based on the restated amounts (without regard to any taxes paid). The Clawback Policy does not condition clawback on the fault of the executive officer, but the required clawback under the Clawback Policy is subject to certain limited exceptions in accordance with the SEC and NYSE rules.

Equity Compensation Plan Information

The following table provides summary information with respect to the Company’s equity compensation plans under which shares of the Company’s Class A common stock may be issued as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(1)

Equity compensation plans approved by stockholders	10,713	$—	1,989,287

Equity compensation plans not approved by stockholders	—	—	—

Total	10,713	$—	1,989,287

(1)

The number of shares of Class A common stock issuable under the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan shall be automatically increased on the first day of each fiscal year by an amount equal to the lesser of (x) 1% of the aggregate number of shares of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year and (y) such smaller number of shares as determined by the Board of Directors.

DIRECTOR COMPENSATION

2024 Director Compensation Table

The table below summarizes the compensation earned by or paid to our directors for the year ended December 31, 2024, excluding Mr. Burke and Mr. Morris, whose compensation is covered in the 2024 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

John Ackerman	—	—	—	—

William Bindley	—	—	—	—

Steve Cosler	18,750	49,994	—	68,744

Randall Lewis	18,750	49,994	—	68,744

Mary Sue Patchett	18,750	49,994	—	68,744

Thomas Salentine, Jr.	—	—	—	—

(1)

The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted to our non-employee directors in 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For information regarding assumptions used in calculating these values, see Note 11 to the financial statements included in this prospectus. As of December 31, 2024, each of Mr. Cosler, Mr. Lewis and Ms. Patchett held 3,571 outstanding RSUs; none of our other non-employee directors had any outstanding stock awards or option awards as of such date.

Compensation of Our Non-Affiliated Directors

We refer to our directors who are (1) our employees or officers or (2) affiliated with Bindley Capital or the Cardinal Stockholders as our “Affiliated Directors.” Under our existing director compensation program, which was implemented in connection with our IPO, Affiliated Directors do not receive any compensation for their service as our directors. Our Affiliated Directors consist of Messrs. Burke, Morris, Ackerman, Bindley and Salentine, Jr.

Our Non-Affiliated Directors receive cash and equity-based compensation for their service as directors, as further described below. Our Non-Affiliated Directors consist of Mr. Cosler, Mr. Lewis and Ms. Patchett.

Our Non-Affiliated Directors receive compensation for their services as directors as follows (which amounts were prorated for the portion of 2024 following our IPO):

•	An annual cash retainer of $75,000 for each Non-Affiliated director;

•	An additional annual cash retainer of $25,000 for any lead director; and

•

An annual grant of restricted stock units with a targeted value of $100,000, which grants are expected to be made at the time of each annual meeting of our stockholders and to generally vest on the earlier of the first anniversary of the date of grant and the date of the following annual meeting of stockholders. The initial grants of restricted stock units were made to our Non-Affiliated Directors shortly after completion of the IPO. Such initial grants had a targeted value of $50,000 (with the number of restricted stock units granted based on our public offering price in the IPO of $14.00 per share) and will generally vest six months after the date of grant.

We do not pay any fees to our directors for attending meetings of the board of directors or its committees. We also do not provide for additional retainer fees for chairs of committees of the Board, as all members of our Board who will receive compensation for Board service serve on all such committees. However, we may consider additional compensation for Board or committee service in the future.

Non-Employee Director Stock Ownership Guidelines

Our non-employee directors who receive compensation from us for their service on our Board of Directors are subject to stock ownership guidelines. Under the stock ownership guidelines, each of our non-employee directors who receives compensation from us for service on our Board of Directors is required to own stock in an amount equal to five times the director’s annual cash retainer. For purposes of this requirement, a non-employee director’s holdings include shares of our common stock held directly or indirectly, individually or jointly, as well as vested share awards that have been deferred for future delivery. Until a director’s stock ownership requirements (if applicable) have been satisfied, such director is required to retain 100% of the shares received upon settlement of restricted stock units or other equity-based awards that were granted on or following the IPO (net of shares with a value equal to the amount of taxes owed by such non-employee director in respect of such settlement).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions Policy

Our Board of Directors has adopted a related person transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” will include our executive officers, directors, director nominees, and their immediate family members, and stockholders owning five percent or more of any class of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness of a related person. In reviewing and approving any such transaction, our Audit Committee is tasked with considering all relevant facts and circumstances, including, without limitation, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. No related party transaction may be consummated unless our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. Such director may be counted, however, in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of the policy.

Transactions with Related Persons

There were no reportable related person transactions during 2022, 2023 or 2024, other than as described below.

Directed Share Program

In connection with our IPO, and at our request, the underwriters reserved up to 675,000 of the shares of Class A common stock offered by us in the IPO for sale at the public offering price of $14.00 per share to our directors, officers and certain of our employees and other persons associated with us who expressed an interest in purchasing shares in the offering (the “Directed Share Program”). The sales of shares pursuant to the Directed Share Program were made by Raymond James & Associates, Inc., an underwriter of the IPO. Thomas Salentine, Jr., a director of the Company, purchased 35,714 shares in the Directed Share Program for an aggregate purchase price of $499,996.

PRINCIPAL AND SELLING STOCKHOLDERS

The following tables list information concerning the beneficial ownership of our common stock as of May 1, 2025 (unless otherwise noted), by:

(1)	each person known to us to beneficially own more than 5% of our Class A common stock or Class B common stock;

(2)	each of our directors, and each of our named executive officers;

(3)	all of our current directors and executive officers as a group; and

(4)	each of the selling stockholders.

The beneficial ownership information is presented on the following bases:

•	prior to this offering and the Synthetic Secondary; and

•	after giving effect to this offering and the Company’s purchase of 1,440,447 shares of Class A common stock in the Synthetic Secondary.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Guardian Pharmacy Services, Inc., 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339. The following percentages are based on an aggregate 63,286,642 shares of common stock outstanding, consisting of 22,719,946 shares of Class A common stock outstanding and 40,566,696 shares of Class B common stock outstanding.

Beneficial Ownership Following this Offering and the Synthetic Secondary

	Class A Common Stock(1)								Class B Common Stock(1)		Combined Voting Power(1)
	Shares Before Offering		Shares Offered Hereby (Assuming No Option Exercise)	Shares After Offering		Shares Offered Hereby (Assuming Full Option Exercise)	Shares After Offering, Including Full Option Exercise				% of Combined Voting Power Before Offering	% of Combined Voting Power After Offering (Assuming No Option Exercise)	% of Combined Voting Power After Offering (Assuming Full Option Exercise)
Name of Beneficial Owner	Number	%		Number	%		Number	%	Number	%

Thomas Salentine, Jr.(2)	6,135,890	27.0%	—	2,626,985	11.6%	—	1,975,532	8.7%	18,300,526	45.1%	38.6%	33.1%	32.0%

William Bindley(3)	6,100,176	26.8%	—	2,591,271	11.4%	—	1,939,818	8.5%	18,300,526	45.1%	38.6%	33.0%	32.0%

John Ackerman(4).	1,413,940	6.2%	—	600,622	2.6%	—	449,624	2.0%	4,241,818	10.5%	8.9%	7.7%	7.4%

Fred Burke(5)	1,298,826	5.7%	747,102	551,724	2.4%	885,807	413,019	1.8%	3,896,477	9.6%	8.6%	7.0%	6.8%

David Morris(6)	641,869	2.8%	369,212	272,657	1.2%	437,759	204,110	*	1,925,608	4.7%	4.1%	3.5%	3.4%

Kendall Forbes(7)	608,570	2.7%	350,058	258,512	1.1%	415,049	193,521	*	1,825,710	4.5%	3.8%	3.3%	3.2%

Steve Cosler	17,713	*	—	17,713	*	—	17,713	*	—	—	*	*	*

Randall Lewis	7,142	*	—	7,142	*	—	7,142	*	—	—	*	*	*

Mary Sue Patchett	7,142	*	—	7,142	*	—	7,142	*	—	—	*	*	*

All executive officers and directors as a group (9 persons)	10,131,092	44.6%	1,466,372	4,342,497	19.1%	1,738,615	3,267,803	14.4%	30,190,139	74.4%	63.7%	55.0%	53.0%

Bindley Capital Partners I, LLC(8)	6,100,176	26.8%	3,508,905	2,591,271	11.4%	4,160,358	1,939,818	8.5%	18,300,526	45.1%	38.6%	33.0%	32.0%

Pharmacy Investors, LLC(9)	1,413,940	6.2%	813,318	600,622	2.6%	964,316	449,624	2.0%	4,241,818	10.5%	8.9%	7.7%	7.4%

Cardinal Equity Fund, L.P.(10)	471,057	2.1%	270,958	200,099	*	321,264	149,793	*	1,413,171	3.5%	3.0%	2.5%	2.5%

Brown Advisory Inc.(11)	1,607,467	7.1%	—	1,607,467	7.1%	—	1,607,467	7.1%	—	—	2.5%	2.5%	2.5%

*	Indicates less than one percent
(1)	Our Class A common stock entitles holders thereof to one vote per share, and our class B common stock entitles holders thereof to one vote per share, voting together as a single class.
(2)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital Partners I, LLC (“Bindley Capital”). Mr. Salentine, Jr. has sole voting and sole dispositive power over 35,714 shares of Class A common stock and shared voting and dispositive power over an aggregate of 24,400,702 shares of common stock currently owned by Bindley Capital by virtue of his position as member and officer of Bindley Capital Partners, LLC, the manager of Bindley Capital.

(3)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Mr. Bindley has shared voting and shared dispositive power over an aggregate 24,400,702 shares of common stock currently owned by Bindley Capital by virtue of his position as member and officer of Bindley Capital Partners, LLC, the manager of Bindley Capital.

(4)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Mr. Ackerman has sole voting and sole dispositive power over an aggregate of 5,655,758 shares of common stock currently owned by Pharmacy Investors by virtue of his position as Manager of Pharmacy Investors, LLC.

(5)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Mr. Burke has sole voting power and sole dispositive power over 5,195,303 shares of common stock.

(6)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Mr. Morris has sole voting power and sole dispositive power over 2,567,477 shares of common stock.

(7)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Mr. Forbes has sole voting power and sole dispositive power over 2,434,280 shares of common stock.

(8)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Bindley Capital has sole voting power and sole dispositive power over 24,400,702 shares of common stock. Bindley Capital’s reported address is 8909 Purdue Road, Suite 500, Indianapolis, Indiana 46268.

(9)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Pharmacy Investors LLC (“Pharmacy Investors”) has sole voting power and sole dispositive power over 5,655,758 shares of common stock. Pharmacy Investors’s reported address is 401 Pennsylvania Parkway, Suite 100, Indianapolis, Indiana, 46280.

(10)

This information is based in part on a Schedule 13D filed with the SEC on February 2, 2025 by Bindley Capital. Cardinal Equity Fund, L.P. (“Cardinal”) has sole voting power and sole dispositive power over 1,884,228 shares of common stock. Cardinal’s reported address is 401 Pennsylvania Parkway, Suite 100, Indianapolis, Indiana, 46280.

(11)

This information is based in part on a Schedule 13G/A filed with the SEC on April 22, 2025 by Brown Advisory Inc, Brown Investment Advisory & Trust Co (“Brown Investment”), Brown Advisory LLC, and Signature Financial Management, Inc. (“Signature Financial”), which states that Brown Advisory Inc has sole voting power over 1,600,407 shares of Class A common stock and shared dispositive power over 1,607,467 shares of Class A common stock; Brown Investment has sole voting power of 29,001 shares of Class A common stock and shared dispositive power over 29,001 shares of Class A common stock; Brown Advisory LLC has sole voting power over 1,570,715 shares of Class A common stock and shared dispositive power over 1,576,749 shares of Class A common stock; and Signature Financial has sole voting power over 691 shares of Class A common stock and shared dispositive power over 1,717 shares of Class A common stock. The address of Brown Advisory Inc, Brown Investment, Brown Advisory LLC, and Signature Financial is 901 South Bond Street Suite #400 Baltimore, Maryland 21231.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws. the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Accordingly, references herein to our certificate of incorporation and bylaws refer to our certificate of incorporation and bylaws as so amended and restated. Because this is only a summary, it may not contain all the information that is important to you. Under “Description of Capital Stock,” “we,” “us,” “our” and the “Company” refer to Guardian Pharmacy Services, Inc. and not to any of its subsidiaries.

General

Our authorized capital stock consists of 700,000,000 shares of Class A common stock, par value $0.001 per share, 100,000,000 shares of Class B common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

We have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has one vote per share. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors), except as otherwise required by applicable law and except in connection with amendments to our certificate of incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of either class so as to affect the holders of such shares adversely.

Voting

Holders of shares of our Class A common stock and Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders. The holders of our Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. See “Dividend Policy.”

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class B common stock will be entitled to receive ratably our remaining assets available for distribution, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Full Paid and Non-Assessable

All shares of our Class A common stock and Class B common stock are fully paid and non-assessable. The Class A common stock and Class B common stock are not subject to further calls or assessments by us.

Rights and Preferences

Holders of shares of our Class A common stock do not have preemptive, conversion, subscription or redemption rights. Holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. Shares of our Class B common stock are convertible into shares of our Class A common stock as described below under “—Transfer Restrictions and Conversion of Class B Common Stock.”

There are no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. The rights powers, preferences and privileges of our Class A common stock and Class B common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Transfer Restrictions and Conversion of Class B Common Stock

Shares of Class B common stock may not be transferred by the holder thereof, unless such transfer is a “Permitted Transfer.” We refer to a transferee of shares of Class B common stock received in a Permitted Transfer as a “Permitted Transferee.” In accordance with our certificate of incorporation, a “Permitted Transfer” generally includes any transfer of Class B common stock (i) approved in advance by our board of directors; (ii) to a family member of the holder; (iii) to certain entities owned by the holder or certain trusts (each, a “Permitted Entity”); (iv) upon a holder’s death by will, intestate succession or operation of law; or (v) by a Permitted Entity to a family member of the holder or any other Permitted Entity of the holder.

As provided in our certificate of incorporation, with respect to each holder of Class B common stock (and any subsequent Permitted Transferee) (a “Qualified Stockholder”), such holder’s shares of Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to the two-year conversion schedule set forth in our certificate of incorporation. We refer to the date of issuance of the relevant shares of Class B common stock as the “Class B Issuance Date.” With respect to each holder being issued shares of Class B common stock on the Class B Issuance Date, 25% of such holder’s shares of Class B common stock will convert into shares of Class A common stock on each of the following dates: (i) the date that is 6 months after the Class B Issuance Date; (ii) the date of the one-year anniversary of the Class B Issuance Date; (iii) the date that is 18 months after the Class B Issuance Date; and (iv) the date of the two-year anniversary of the Class B Issuance Date.

If the conversion of any shares of Class B common stock would result in the conversion of any fractional share, the number of shares so converted will be rounded down to the nearest whole number. Notwithstanding the foregoing conversion terms, our board of directors may accelerate the conversion of all or any portion of Class B common stock to earlier times, including to permit participation of holders of Class B common stock in underwritten secondary public offerings or for any other reason.

Preferred Stock

No shares of preferred stock are currently issued or outstanding. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock

(including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our Class A common stock or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption or repurchase rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of our Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Annual Stockholders Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation and bylaws contain, and the DGCL contains, provisions that are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. These provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Guardian by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. See “Risk Factors—Our certificate of incorporation and bylaws and provisions of Delaware law may discourage or prevent certain strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our stockholders.”

Authorized but Unissued Capital Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are governed by Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who purchases more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions apply even if the business combination could be considered beneficial by some stockholders and may have the effect of delaying, deferring or preventing a change in control.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called at any time only by or at the direction of a majority of the directors or the chairman of the board of directors. Our certificate of incorporation and bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of Guardian.

Stockholder Proposals and Director Nominations

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholders’ nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Guardian.

Stockholder Action by Written Consent

Our certificate of incorporation provides that so long as we are a “controlled company” within the meaning of the rules or regulations of any stock exchange applicable to the Company, any action required or permitted to be taken by our stockholders may be effected by written consent. Our certificate of incorporation provides that, after we cease to be a “controlled company,” our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. This provision may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Choice of Forum

Unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL or our certificate of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

In addition, unless we consent to the selection of an alternative forum, the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, we believe such forum selection provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty or other act or omission as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s or officer’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, to any director for any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, for any transaction from which the director or officer derived an improper personal benefit, or to any officer in any action by or in the right of the corporation.

Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock and Class B common stock is Computershare Trust Company.

Listing

Our Class A common stock is listed on NYSE under the symbol “GRDN.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the anticipation that such sales could occur, could harm the prevailing market price of our Class A common stock.

Upon consummation of this offering and the Synthetic Secondary, we will have outstanding 22,719,946 shares of Class A common stock and 40,566,696 shares of Class B common stock. The shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. In addition, the Class B common stock is subject to transfer restrictions until such shares are converted into Class A common stock at scheduled intervals over the two-year period following the date of the IPO. In addition our board of directors may accelerate the conversion of all or any portion of Class B common stock into Class A common stock.

Lock-Up Agreements

In connection with this offering, we and all of our directors, executive officers, and the selling securityholders will enter into lock-up agreements pursuant to which we and they will agree with the underwriters, for a period of 150 days after the date of this prospectus, not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any shares of common stock or any securities, convertible into or exchangeable for shares of common stock, without the prior written consent of Raymond James & Associates, Inc. These agreements also preclude any hedging, collar or other transaction designed or reasonably expected to result in a disposition of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock. Raymond James & Associates, Inc. may, in its sole discretion and at any time, release all or any portion of the securities subject to these agreements. Raymond James & Associates, Inc. does not have any present intent or any understanding to release all or any portion of the securities subject to these agreements. See “Underwriting.”

In connection with this offering and the Synthetic Secondary, effective on May 20, 2025, we entered into stock purchase agreements with certain holders of shares of Class A common stock that were issued upon conversion of shares of our Class B common stock that were originally issued in connection with our Corporate Reorganization. After giving effect to the Synthetic Secondary, these holders have agreed, with respect to an additional 887,596 shares of Class A common stock held by them, that they will not offer, sell, contract to sell, pledge, grant any option to purchase, distribute, or otherwise dispose of any shares of common stock (collectively, a “Disposition”) for a period of 150 days from the date of this prospectus (the “Lock-up Period”) without the prior written consent of the Company (which consent the Company has agreed it will not provide without receiving the prior written consent of Raymond James & Associates, Inc.). In addition, the Company also is a party to lock-up agreements with other holders of an additional 435,176 shares of Class A common stock that were issued upon conversion of shares of our Class B common stock, which holders have agreed not to engage in any Disposition of shares of our common stock through June 30, 2025 without the prior written consent of the Company (which consent the Company has also agreed it will not provide without receiving the prior written consent of Raymond James & Associates, Inc. during the Lock-up Period).

In addition, each holder of Class B common stock is subject to certain extended transfer restrictions pursuant to our certificate of incorporation. Shares of Class B common stock may not be transferred by the holder thereof, unless such transfer is a Permitted Transfer. Our certificate of incorporation further provides that shares of Class B common stock automatically convert on a one-for-one basis into shares of Class A common stock over a two-year period. See “Description of Capital Stock—General—Transfer Restrictions and Conversion of Class B Common Stock.”

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an “affiliate” of ours at any time during the three months preceding a sale, and who has held restricted securities (within the meaning of Rule 144) for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities, subject only to the availability of current public information about us. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly, through one or more intermediaries, controls, or is under common control with the issuer. A non-affiliated person who has held restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those securities without regard to the provisions of Rule 144.

A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has held restricted securities (within the meaning of Rule 144) for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of securities of such class or the average weekly trading volume of securities of such class during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Equity Plans

We have filed a registration statement on Form S-8 under the Securities Act covering the shares of Class A common stock reserved for issuance in the future pursuant to the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan. Subject to Rule 144 volume and manner of sale limitations applicable to affiliates, shares registered under such registration statement are immediately available for sale in the open market when issued, except to the extent that such shares are subject to lock-up agreements, vesting restrictions with us or other contractual restrictions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock by a Non-U.S. Holder (as defined below) that acquires our Class A common stock pursuant to this offering and that holds our Class A common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the Code, Treasury Department regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements and other relevant applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as (without limitation):

•	banks, insurance companies and other financial institutions or financial services entities;

•	brokers, dealers or traders in securities or currencies;

•	regulated investment companies or real estate investment trusts;

•	pension plans or other tax-qualified retirement plans;

•	“qualified foreign pension funds,” or entities wholly-owned by a “qualified foreign pension fund”;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who have a functional currency other than the U.S. dollar;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in an applicable financial statement under section 451(b) of the Code;

•	former citizens or long-term residents of the United States;

•	persons that elect to mark their securities to market;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes and investors therein;

•	persons holding our Class A common stock as part of a straddle, hedge, conversion or other integrated transaction;

•	persons who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services;

•	foreign branches or controlled foreign corporations;

•	passive foreign investment companies; and

•	tax-exempt entities or governmental organizations; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, Medicare contribution tax considerations, the rules regarding qualified small business stock within the meaning of section 1202 of the Code, or any election to apply section 1400Z-2 of the Code to gains recognized with respect to shares of our Class A common stock. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our Class A common stock.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend on the status of the owner and the activities of the entity. Partners in a partnership (or beneficial owners of another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our Class A common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.

Distributions on Our Class A Common Stock

As discussed under the section titled “Dividend Policy,” we do not currently anticipate paying dividends to our Class A common stockholders. In the event that we do make distributions of cash or property (other than certain stock distributions) with respect to our Class A common stock (or that we engage in certain redemptions that are treated as distributions with respect to Class A common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our Class A common stock and thereafter as capital gain from the sale, exchange or other taxable disposition of our Class A common stock, with the tax treatment described below in “—Sale, Exchange or Other Disposition of Our Class A Common Stock.”

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act Withholding Taxes,” and the discussion regarding effectively connected income in the next paragraph, distributions treated as dividends paid on our Class A common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to provide to us or another applicable withholding agent a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8 (or any appropriate successor or replacement forms), as applicable, together with any necessary attachments, certifying qualification for such reduced rate. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent. Even if our current or accumulated earnings or profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. A Non-U.S. Holder that does not timely furnish the required documentation but that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act Withholding Taxes,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides to us or another applicable withholding agent a properly executed IRS Form W-8ECI certifying such exemption. Instead, the effectively connected dividends will generally be subject to regular U.S. federal income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Sale, Exchange or Other Disposition of Our Class A Common Stock

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act Withholding Taxes,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our Class A common stock unless:

•

such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our Class A common stock is not regularly traded on an established securities market, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our Class A common stock.

Although there can be no assurance in this regard, we believe that we are not a USRPHC and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.

Backup Withholding and Information Reporting

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided a Non-U.S. Holder either certifies to such Non-U.S. Holder’s non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or other applicable IRS Form W-8, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or a Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Payments of dividends on our Class A common stock and proceeds of a disposition of our Class A common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in a Non-U.S. Holder’s country of residence, establishment, or organization.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules maybe allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act Withholding Taxes

Certain rules may require withholding at a rate of 30% on dividends in respect of, and (subject to the proposed Regulations discussed below) the gross proceeds from the sale or other disposition of, our Class A common stock held by or through certain foreign financial institutions (which is broadly defined for this purpose and includes investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Regulations discussed below) the gross proceeds from the sale or other disposition of, our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. The Treasury Department has released proposed Regulations which, if finalized in their present form, would eliminate the application of this regime with respect to payments of gross proceeds (but not dividends). Pursuant to these proposed Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to Foreign Account Tax Compliance Act withholding until final regulations are issued or until such proposed regulations are rescinded. We will not pay any amounts to holders in respect of any amounts withheld. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND TREATIES.

UNDERWRITING

Raymond James & Associates, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of our shares of Class A common stock set forth opposite its name below.

Underwriters	Number of Shares

Raymond James & Associates, Inc.

Stephens Inc.

Truist Securities, Inc.

Total	7,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock (other than those covered by the underwriters’ option to purchase additional shares of Class A common stock described below) sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Class A common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts and Expenses

The representative has advised us and the selling stockholders that the underwriters propose initially to offer shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share of Class A common stock. After this offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Class A common stock from the selling stockholders as described herein.

	Per Share	Without Option	With Option

Public offering price	$	$	$

Underwriting discount	$	$	$

Proceeds, before expenses, to us	$	$	$

Proceeds, before expenses, to the selling stockholders	$	$	$

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $    . We will reimburse the underwriters for certain reasonable out-of-pocket expenses (including those related to background checks, blue-sky laws and the review by the Financial Industry Regulatory Authority (“FINRA”) of the terms of sale of the shares of Class A common stock offered hereby) not to exceed $10,000 in the aggregate.

Over-Allotment Option

The selling stockholders have granted an option to the underwriters to purchase up to an aggregate of 1,125,000 additional shares of Class A common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option at any time or from time to time for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Class A common stock proportionate to that underwriter’s initial amount as reflected in the above table.

No Sales of Similar Securities

Subject to customary exceptions, we and all of our directors, executive officers and the selling stockholders have agreed, for a period of 150 days after the date of this prospectus, not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any shares or any securities convertible into or exchangeable for shares of our capital stock, without the prior written consent of the representative. Following the expiration of such lock-up restrictions and the conversion of their shares of Class B common stock, our executive officers and directors and certain of our other existing security holders, subject to compliance with the Securities Act or exceptions therefrom, will be able to freely trade their Class A common stock. These lock-up restrictions also preclude any hedging, collar or other transaction designed or reasonably expected to result in a disposition of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock. Raymond James & Associates, Inc. may, in its sole discretion and at any time, release all or any portion of the securities subject to these restrictions. Raymond James & Associates, Inc. does not have any present intent or any understanding to release all or any portion of the securities subject to these restrictions.

In connection with this offering and the Synthetic Secondary, effective on May 20, 2025, we entered into stock purchase agreements with certain holders of shares of Class A common stock that were issued upon conversion of shares of our Class B common stock that were originally issued in connection with our Corporate Reorganization. After giving effect to the Synthetic Secondary, these holders have agreed, with respect to an additional 887,596 shares of Class A common stock held by them, that they will not offer, sell, contract to sell, pledge, grant any option to purchase, distribute, or otherwise dispose of any shares of common stock (collectively, a “Disposition”) for a period of 150 days from the date of this prospectus (the “Lock-up Period”) without the prior written consent of the Company (which consent the Company has agreed it will not provide without receiving the prior written consent of Raymond James & Associates, Inc.). In addition, the Company also is a party to lock-up agreements with other holders of an additional 435,176 shares of Class A common stock that were issued upon conversion of shares of our Class B common stock, which holders have agreed not to engage in any Disposition of shares of our common stock through June 30, 2025 without the prior written consent of the Company (which consent the Company has also agreed it will not provide without receiving the prior written consent of Raymond James & Associates, Inc. during the Lock-up Period).

In addition, each holder of Class B common stock is subject to certain extended transfer restrictions pursuant to our certificate of incorporation. Shares of Class B common stock may not be transferred by the holder thereof, unless such transfer is a Permitted Transfer. Our certificate of incorporation provides that shares of Class B common stock will automatically convert on a one-for-one basis into shares of Class A common stock over a two-year period. See “Description of Capital Stock—General—Transfer Restrictions and Conversion of Class B Common Stock.”

Listing

The Class A common stock is listed on the NYSE under the symbol “GRDN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our shares of Class A common stock. However, the underwriters may engage in transactions that stabilize the price of the shares of Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our shares of Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of our shares of Class A common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of Class A common stock described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares of Class A common stock in the open market. In determining the source of our shares of Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of our shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase our shares of Class A common stock through the option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing our shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our shares of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares of Class A common stock or preventing or retarding a decline in the market price of our shares of Class A common stock. As a result, the price of our shares of Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

None of we, the selling stockholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Class A common stock. In addition, none of we, the selling stockholders or any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of our shares of Class A common stock for sale to their online brokerage customers. An electronic prospectus may be available on the websites maintained by the underwriters. Other than the prospectus set forth in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for us by Jones Day, Atlanta, Georgia. Mayer Brown LLP, New York, New York is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Guardian Pharmacy Services, Inc. at December 31, 2023 and 2024, and for each of the two years in the period ended December 31, 2024, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our Class A common stock. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. The SEC also maintains a website where you can view annual, quarterly and current reports, proxy and information statements and other information regarding us and other public companies. You may inspect these reports and other information without charge at the SEC’s website (http://www.sec.gov).

In addition, we make information filed with or furnished to the SEC available free of charge through our website at www.guardianpharmacy.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Guardian Pharmacy Services, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Guardian Pharmacy Services, Inc. and subsidiaries (the Company) as of December 31, 2023 and 2024, the related consolidated statements of operations, changes in members’ equity and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2016.
Atlanta, Georgia
March 26, 2025

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share amounts)	2023	2024

Assets
Current assets:

Cash and cash equivalents	$752	$4,660

Accounts receivable, net	77,262	97,153

Inventories	36,727	40,550

Other current assets	14,864	9,622

Total current assets	129,605	151,985

Property and equipment, net	45,064	49,883

Intangible assets, net	11,979	14,912

Goodwill	56,046	69,296

Operating lease right-of-use assets	28,113	29,079

Deferred tax assets	—	5,272

Other assets	358	383

Total assets	$271,165	$320,810

Liabilities and equity

Current liabilities:

Accounts payable	$85,603	$102,420

Accrued compensation	16,961	14,430

Line of credit	9,000	—

Notes payable, current portion	3,977	—

Operating leases, current portion	6,229	6,836

Other current liabilities	16,245	20,435

Total current liabilities	138,015	144,121

Notes payable, net of current portion	18,992	—

Operating leases, net of current portion	22,803	23,297

Other liabilities	31,496	3,416

Total liabilities	$211,306	$170,834

Commitments and contingencies (see Note 9)

Equity:

Members’ equity	28,209	—

Class A common stock- 700,000,000 shares authorized, par value $0.001, 9,200,000 shares issued and outstanding as of December 31, 2024	—	9

Class B common stock- 100,000,000 shares authorized, par value $0.001, 54,087,158 shares issued and outstanding as of December 31, 2024	—	54

Additional paid-in capital	—	125,484

Retained earnings	—	17,124

Non-controlling interests	31,650	7,305

Total equity	59,859	149,976

Total liabilities and equity	$271,165	$320,810

See accompanying notes to Consolidated Financial Statements.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except share and per share amounts)	2023	2024

Revenues	$1,046,193	$1,228,409

Cost of goods sold	837,883	984,038

Gross profit	208,310	244,371

Selling, general, and administrative expenses	167,364	307,291

Operating income (loss)	40,946	(62,920)

Other expenses:

Interest expense	2,859	3,278

Other expense, net	367	279

Total other expenses	3,226	3,557

Income (loss) before income taxes	37,720	(66,477)

Provision for income taxes	—	4,556

Net income (loss)	37,720	(71,033)

Less net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	23,902	22,760

Less net income attributable to non-controlling interests	13,818	16,254

Net income (loss) attributable to Guardian Pharmacy Services, Inc.	$—	$(110,047)

Net income (loss) per share of Class A and Class B common stock 1

Basic	N/A	$(1.77)

Diluted	N/A	$(1.77)

Weighted-average Class A and Class B common shares outstanding

Basic	N/A	62,005,811

Diluted	N/A	62,005,811
See accompanying notes to Consolidated Financial Statements.

1
Basic and diluted net income (loss) per share of Class A and Class B common stock is applicable only for the period from September 27, 2024 through December 31, 2024, which is the period following the initial public offering (“IPO”) and related Corporate Reorganization (as defined in Note 1 to the Consolidated Financial Statements). See Note 10
Basic and Diluted Loss Per Share
for the number of shares used in the computation of net income (loss) per share of Class A and Class B common stock and the basis for the computation of net income (loss) per share.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

	Guardian Pharmacy, LLC (Prior to Corporate Reorganization)	Guardian Pharmacy Services, Inc. Stockholders’ Equity
(In thousands, except share amounts)	Members’ Equity	Class A Shares	Class B Shares	Class A Amount	Class B Amount	Additional Paid-in capital	Retained Earnings	Non- Controlling Interests	Total Equity
Balance, December 31, 2023	$28,209	—	—	$—	$—	$—	$—	$31,650	$59,859
Net income prior to Corporate Reorganization	22,760	—	—	—	—	—	—	16,350	39,110
Contributions prior to Corporate Reorganization	—	—	—	—	—	—	—	2,107	2,107
Distributions prior to Corporate Reorganization	(36,050)	—	—	—	—	—	—	(14,279)	(50,329)
Non-cash equity contribution prior to Corporate Reorganization	—	—	—	—	—	—	—	4,989	4,989
Impacts of Corporate Reorganization and IPO
Conversion of non-controlling interest into Guardian Pharmacy, LLC common units	34,169	—	—	—	—	—	—	(34,169)	—
Conversion of Restricted Interest Unit awards into Guardian Pharmacy, LLC common units	142,498	—	—	—	—	—	—	—	142,498
Conversion of Guardian Pharmacy, LLC common units into Class B common stock of Guardian Pharmacy Services, Inc.	(191,586)	—	54,094,232	—	54	9,185	182,347	—	—
Issuance of Class A common stock, net of costs	—	9,200,000	—	9	—	106,753	—	—	106,762
Payments to Class B common stock stockholders of $1.02 per share	—	—	—	—	—	—	(55,176)	—	(55,176)
Recognition of deferred tax asset, net from Corporate Reorganization	—	—	—	—	—	5,973	—	—	5,973

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

	Guardian Pharmacy, LLC (Prior to Corporate Reorganization)	Guardian Pharmacy Services, Inc. Stockholders’ Equity
(In thousands, except share amounts)	Members’ Equity	Class A Shares	Class B Shares	Class A Amount	Class B Amount	Additional Paid-in capital	Retained Earnings	Non- Controlling Interests	Total Equity
Net income (loss) attributable to Guardian Pharmacy Services, Inc.	—	—	—	—	—	—	(110,047)	—	(110,047)
Share-based compensation forfeitures	—	—	(7,074)	—	—	(1)	—	—	(1)
Net income (loss) attributable to non-controlling interest subsequent to Corporate Reorganization	—	—	—	—	—	—	—	(96)	(96)
Contributions subsequent to Corporate Reorganization	—	—	—	—	—	—	—	651	651
Non-cash equity contribution subsequent to Corporate Reorganization	—	—	—	—	—	—	—	286	286
Distributions subsequent to Corporate Reorganization	—	—	—	—	—	—	—	(184)	(184)
Equity-based compensation subsequent to Corporate Reorganization	—	—	—	—	—	3,574	—	—	3,574

Balance, December 31, 2024	$—	9,200,000	54,087,158	$9	$54	$125,484	$17,124	$7,305	$149,976

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(In thousands, except share amounts)	Members’ Equity	Non-Controlling Interests	Total Equity

Balance, December 31, 2022	$42,729	$33,200	$75,929

Contributions	—	889	889

Non-cash equity contribution	—	225	225

Net income	23,902	13,818	37,720

Distributions	(38,422)	(16,482)	(54,904)

Balance, December 31, 2023	$28,209	$31,650	$59,859

See accompanying notes to Consolidated Financial Statements

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2023	2024

Operating activities

Net income (loss)	$37,720	$(71,033)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	18,234	19,772

Share-based compensation expense (income)	(6,090)	131,490

Provision for losses on accounts receivable	5,070	6,370

Other	283	767

Changes in operating assets and liabilities:

Accounts receivable	(14,296)	(25,485)

Inventories	4,426	(1,151)

Other current assets	(4,688)	(1,979)

Accounts payable	6,295	13,230

Accrued compensation	3,013	(2,967)

Other operating liabilities	20,852	(11,054)

Net cash provided by operating activities	70,819	57,960

Investing activities

Purchases of property and equipment	(14,556)	(16,368)

Payment for acquisitions	(985)	(14,710)

Other	2,100	671

Net cash used in investing activities	(13,441)	(30,407)

Financing activities

Proceeds from equity offering, net of underwriter fees	—	119,784

Payments of equity offering costs	—	(4,157)

Payments to Class B common stock stockholders	—	(55,176)

Borrowings from notes payable	—	15,000

Repayment of notes payable	(4,000)	(38,000)

Borrowings from line of credit	269,500	189,300

Repayments of line of credit	(264,500)	(198,300)

Principal payments on finance lease obligations	(3,893)	(4,481)

Deferred payments related to acquisitions	(325)	—

Contributions from non-controlling interests	889	2,758

Distributions to non-controlling interests	(16,482)	(14,463)

Member distributions	(38,422)	(35,750)

Other	—	(160)

Net cash used in financing activities	(57,233)	(23,645)

Net change in cash and cash equivalents	145	3,908

Cash and cash equivalents, beginning of period	607	752

Cash and cash equivalents, end of period	$752	$4,660

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2023	2024

Supplemental disclosure of cash flow information

Cash paid during the year for interest	$2,783	$3,121

Supplemental disclosure of non-cash investing and financing activities

Purchases of property and equipment through finance leases	$5,873	$3,529

Accrued and capitalized offering costs recorded to additional paid-in capital	$—	$8,866

Non-cash equity contributions from non-controlling members	$—	$5,604

See accompanying notes to Consolidated Financial Statements

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)
1. Organization and Background
Business
Guardian Pharmacy Services, Inc. (the “Company”) is a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of long-term health care facilities (“LTCFs”) adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We emphasize high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as assisted living facilities, and behavioral health facilities and group homes. Additionally, our robust suite of capabilities enables us to serve residents in all types of LTCFs. We are a trusted partner to residents, LTCFs and health plan payors because we help reduce errors in drug administration, manage and ensure adherence to drug regimens, and lower overall healthcare costs.
All long-lived assets were held in the United States as of December 31, 2023 and 2024. All revenues were generated in the United States during the years ended December 31, 2023 and 2024.
Organization
The Company was incorporated in the state of Delaware on November 16, 2021. The Company was formed for the purpose of completing an initial public offering (“IPO”) of its common stock and related corporate reorganization transactions in order to carry on, as a publicly traded entity, the business of Guardian Pharmacy, LLC, which was formed on July 21, 2003 as an Indiana limited liability company, as a publicly-traded entity.
Corporate Reorganization
Prior to the IPO, we conducted our business through Guardian Pharmacy, LLC, and its majority-owned and wholly-owned limited liability company subsidiaries, which were treated for income tax purposes as partnerships and disregarded entities, respectively. Immediately prior to the IPO, we completed a series of corporate reorganization transactions (the “Corporate Reorganization”), pursuant to which:

•	All Preferred Units in Guardian Pharmacy, LLC were converted into Common Units, resulting in Guardian Pharmacy, LLC having only Common Units outstanding;

•
The membership interests, including Restricted Interest Unit awards, held by members other than Guardian Pharmacy, LLC in our subsidiaries (other than certain subsidiaries that were not parties to the Corporate Reorganization, as discussed below) were converted into Common Units of Guardian Pharmacy, LLC. The subsidiaries that participated in the Corporate Reorganization are referred to as the Converted Subsidiaries, and the subsidiaries that were not parties to the Corporate Reorganization are referred to as the
Non-Converted
Subsidiaries; and

•
Guardian Pharmacy, LLC became a wholly-owned subsidiary of the Company by participating in a merger with a transitory subsidiary of the Company. Pursuant to the merger, each Common Unit of Guardian Pharmacy, LLC was converted into (i) one share of

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

the Company’s Class B common stock, par value $0.001 per share (“Class B common stock”) and (ii) the right to receive $1.02 in cash per share, without interest (collectively, the “Merger Consideration”). In the merger, 54,094,232 shares of Class B common stock were issued in exchange for Common Units of Guardian Pharmacy, LLC. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, such issued shares of Class B common stock will automatically convert on a one-for-one
basis into shares of the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”), with 25% of such holder’s shares of Class B common stock converting into shares of Class A common stock on each of the following dates: (i) March 28, 2025; (ii) September 27, 2025; (iii) March 28, 2026; and (iv) September 27, 2026. The Merger Consideration was $55,176 and was paid using the proceeds from the IPO.

As a result of the Corporate Reorganization, the Company became a holding company with no material assets other than its 100% interest in Guardian Pharmacy, LLC, and the Converted Subsidiaries became wholly-owned subsidiaries of Guardian Pharmacy, LLC. In addition, Guardian Pharmacy, LLC remained the majority owner of each of the
Non-Converted
Subsidiaries.
The
Non-Converted
Subsidiaries collectively own ten pharmacies that are (i) greenfield start-up
pharmacies in various stages of development and integration with Guardian and do not currently have material operations or (ii) pharmacies that we recently acquired. After a period of time that would typically be sufficient to allow such pharmacies to adopt our operating practices and experience meaningful growth in residents served and earnings, we expect to acquire the minority membership interests of such
Non-Converted
Subsidiaries.
As a result of the Corporate Reorganization, the Company recorded deferred tax assets and liabilities attributable to the business of Guardian Pharmacy, LLC. In addition, the Company received tax basis for the $55,176 in cash payments related to the Merger Consideration, which are amortizable for tax purposes. To reflect this new taxability at the corporate level and the tax step-up,
the Company recorded an incremental net deferred tax asset through additional paid-in
capital of $5,973. See Note 14
Income Taxes
for further discussion.
Initial Public Offering
On September 27, 2024, the Company consummated its IPO of 8,000,000 shares of its Class A common stock, as described in the Company’s final prospectus dated September 25, 2024, filed with the Securities and Exchange Commission (“SEC”) on September 26, 2024, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus”). Also on September 27, 2024, the underwriters for the IPO exercised in full their option to purchase an additional 1,200,000 shares of Class A common stock. The 9,200,000 shares were issued at a public offering price of $14.00 per share, resulting in net proceeds to the Company of $119,784, after deducting underwriting discounts of $9,016. In addition to the underwriting discounts, the Company incurred $13,023 of offering costs, which were recorded to additional paid-in
capital.
2. Summary of Significant Accounting Policies
Principles of consolidation
The accompanying consolidated financial statements include the accounts of the Company and all controlled subsidiaries (collectively, the “Company”). All intercompany transactions and

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

accounts have been eliminated. Results of operations of the Company’s controlled subsidiaries have been included from the date of acquisition.
Basis of Presentation
The Consolidated Financial Statements are prepared in conformity with the generally accepted accounting principles in the United States of America (“U.S. GAAP”).
The Corporate Reorganization was accounted for as a combination of entities under common control. As a result, the financial reports filed with the SEC by the Company subsequent to the Corporate Reorganization are prepared “as if” Guardian Pharmacy, LLC is the accounting predecessor of the Company. The historical operations of Guardian Pharmacy, LLC are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Guardian Pharmacy, LLC prior to the Corporate Reorganization; (ii) the consolidated results of the Company and Guardian Pharmacy, LLC following the Corporate Reorganization; (iii) the assets and liabilities of the Company and Guardian Pharmacy, LLC at their historical cost; and (iv) the Company’s equity structure for all periods presented. No step-up
basis of intangible assets or goodwill was recorded.
Guardian Pharmacy, LLC has been determined to be our predecessor for accounting purposes and, accordingly, the consolidated financial statements for periods prior to the Corporate Reorganization have been adjusted to combine the previously separate entities for presentation purposes. The Company’s financial position, results of operations and cash flows effectively represent those of Guardian Pharmacy, LLC as of and for all periods presented.
Segment Reporting
During 2023, the Company modified its internal management reporting including the information regularly used by the chief operating decision maker (“CODM”) to assess performance and allocate resources. As a result, the Company re-evaluated
its operating segment conclusions and determined that it has a single operating segment. Changes to the Company’s operating segment conclusions have no impact on historical consolidated results of operations, financial position, or cash flows. The Company will not be required to provide recast financial information as the Company previously aggregated operating segments into one reportable segment. See Note 12
Segments
for further information.
Use of Estimates
The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.
Fair Value
The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

•	Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

•
Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs that market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, line of credit and notes payable. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. The Company estimates that the carrying amount of the line of credit and notes payable approximates fair value due to the fluctuation of their variable interest rates with market movement.
The following table summarizes the valuation of liabilities measured at fair value on a recurring basis on the Company’s Consolidated Balance Sheets:

	Level 1	Level 2	Level 3

December 31, 2023

Liabilities:

Contingent consideration obligations (1)	$—	$—	$—

Fair value of financial instruments	$—	$—	$—

December 31, 2024

Liabilities:

Contingent consideration obligations (1)	$—	$—	$2,700

Fair value of financial instruments	$—	$—	$2,700

(1)
The fair value measurement of the contingent consideration obligations arising from acquisitions is based upon Level 3 unobservable inputs including, in part, the estimate of future cash flows based upon the likelihood of achieving the various criteria triggering the payment of the obligations. The fair values of the liabilities associated with contingent consideration obligations were derived using the income approach with unobservable inputs, which included future earnings forecasts for which there is no market data. Fair value measurement using unobservable inputs is inherently uncertain, and a change in significant inputs could result in different fair values. During the year ended December 31, 2024 there were no material gains or losses related to liabilities classified as Level 3 as a result of fair value adjustments. Changes in the fair value of the contingent consideration obligations are recorded within Selling, general and administrative expenses.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The following table provides a reconciliation of the activity for the Level 3 contingent consideration fair value measurements during the years ended December 31, 2023 and 2024:

Balance at December 31, 2022	$451

Payments	(451)

Balance at December 31, 2023	—

Current year acquisitions	2,700

Balance at December 31, 2024	$2,700

Cash and Cash Equivalents
Cash consists primarily of demand deposits held with financial institutions. The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents for financial statement presentation.
Accounts Receivable
Accounts receivable consists primarily of amounts due from third parties (e.g., pharmacy benefit managers, insurance companies, governmental agencies, and long-term care facilities) and private pay customers. Accounts receivable are stated at cost less an allowance for credit losses, the net of which approximates fair value.
Allowance for Credit Losses
Collection of accounts receivable from customers is the Company’s primary source of operating cash flow and is critical to the operating performance and the financial condition of the Company. The primary collection risk relates to amounts due from long-term care facilities and private pay customers, as billings to these customers can be complex and may lead to payment disputes or delays. The Company establishes an allowance for accounts receivable considered to be at increased risk of becoming uncollectible to reduce the carrying value of such receivables to their estimated net realizable value.
When establishing this allowance for credit losses, the Company considers such factors as historical collection experience (i.e., payment history and credit losses) and creditworthiness, specifically identified credit risks, aging of accounts receivable, current and expected economic conditions, and other relevant factors. The allowance for credit losses is regularly reviewed for appropriateness. Judgment is used to assess the collectability of account balances and the economic ability of customers to pay. At the time a balance is definitively deemed to be uncollectible, the balance is written off against the allowance for credit losses. The charges recorded for credit losses is reported within Selling, general and administrative expenses on the Consolidated Statements of Operations. As of December 31, 2023 and 2024, the allowance for credit losses was $6,171 and $8,868, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The table below outlines the activity for the allowance for credit losses for the years ended December 31, 2023 and 2024:

Balance at December 31, 2022	$5,371

Additions	5,718

Deductions	(4,918)

Balance at December 31, 2023	6,171

Additions	8,388

Deductions	(5,691)

Balance at December 31, 2024	$8,868

Rebates
The Company receives rebates, discounts, and other price concessions relating to purchases from its suppliers and vendors. The Company estimates rebates earned and the associated receivable from pharmaceutical wholesalers and manufacturers, group purchasing organizations (“GPOs”) and vendors, based on estimates of the qualifying prescriptions dispensed or the key products purchased and sold. The receivables are recognized at the end of the period in the Consolidated Financial Statements within Accounts receivable and as a reduction to Cost of goods sold and Inventories as appropriate.
Inventories
Inventories consist primarily of purchased pharmaceuticals held for sale to customers. Inventories are recorded at the lower of cost
(first-in,
first-out
method) or net realizable value.
Physical inventory counts are taken quarterly and used to record the inventory balances on hand to ensure the amounts reflected in the accompanying Consolidated Financial Statements are properly stated. Costs include the purchase price of pharmaceuticals, which is reduced for rebates earned associated with inventory remaining at the end of each period, and overhead. There is no significant obsolescence reserve recorded since the Company has not experienced (nor does it expect to experience) significant levels of inventory obsolescence write-offs due to the ability to return unused drugs to its suppliers and vendors for credit.
Property and Equipment
Property and equipment are recorded at cost, net of accumulated depreciation. See Note 4
Property and Equipment
for more information.
Leases
In accordance with Financial Accounting Standards Board (“FASB”), Accounting Standard Codification (“ASC”), 842 - Leases (“ASC 842”), the Company has applied the practical expedient to account for the lease and non-lease
components as a single lease component for all leases. The Company also made an accounting policy election to not recognize right-of-use
(“ROU”) assets and liabilities for leases with a term of 12 months or less unless the lease includes an option to renew or purchase the underlying asset that are reasonably certain to be exercised.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of fixed lease payments over the term. Many of the Company’s leases include rental escalation clauses, renewal options and/or termination options that are factored into the Company’s determination of lease payments when appropriate. Variable lease payments are recognized as incurred.
As the implicit rate is not readily determinable for the Company’s leases, the Company uses an estimated incremental borrowing rate to determine the initial present value of lease payments over the lease terms on a collateralized basis over a similar term, which is based on market and company specific information. The Company applied a portfolio approach using an estimated incremental borrowing rate upon adoption of ASC 842.
Leases that transfer substantially all the benefits and risks of ownership of property to the Company or otherwise meet the criteria for capitalization are accounted for as finance leases. To reflect their purchase and financing, assets acquired under finance leases are recorded on the Consolidated Balance Sheets as Property and equipment, and amounts due under finance leases are recorded as Other Liabilities, Current and Long-Term. Depreciation of assets recorded under finance leases is provided on a straight-line basis over the period of their estimated useful lives (or lease term if shorter) and is reported on the Consolidated Statements of Operations within either Cost of goods sold or Selling, general and administrative expense as determined by the nature of the asset. See Note 7
Lease Obligations
for more information.
Impairment of Long-Lived Assets
The Company’s long-lived assets consist of property and equipment, as well as intangible assets with definite lives. Intangible assets with definite lives primarily include customer lists and trademarks that are recognized as a result of acquisitions. Long-lived assets are reviewed for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.
The Company groups and evaluates long-lived assets for impairment at the lowest level at which individual cash flows can be identified whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment are present, the Company first compares the carrying amount of the asset group to the estimated future cash flows associated with the asset group (undiscounted and without interest charges). If the estimated undiscounted future cash flows used in this analysis are less than the carrying amount of the asset group, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset group to the asset group’s fair value. If required, an impairment loss is recorded for the portion of the asset group’s carrying value that exceeds the asset group’s fair value. The Company concluded there was no impairment of long-lived assets during the years ended December 31, 2023 or 2024.
Goodwill
Goodwill is the excess of the consideration transferred over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting. The Company does not amortize goodwill. The Company tests its goodwill annually during the fourth quarter of its fiscal year or when events and circumstances indicate that

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

impairment may have occurred and requires impairment charges to be recognized based on the difference between the carrying amount of the reporting unit and its fair value. Impairment testing of goodwill is required at the reporting unit level (operating segment or one level below operating segment). Prior to performing the impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment in order to determine whether a detailed quantitative analysis is required. The Company’s annual impairment testing date is October 1.
No impairment of goodwill resulted from the Company’s annual impairment testing in 2023 or 2024. See Note 5
Goodwill and Intangible Assets
for more information.
Intangible Assets
The Company’s intangible assets with definite lives primarily include customer lists and trademarks. Intangible assets are stated at their acquired fair value less accumulated amortization. These assets are amortized over periods ranging from five to twenty years using a straight-line method. The Company considers the period of expected cash flows and underlying data to be the best estimate in measuring fair value when determining their useful lives.
Contingent Consideration
When an acquisition involves a contingent consideration arrangement, the Company recognizes a liability as of the acquisition date equal to the fair value of expected contingent payments. This liability is remeasured each reporting period and changes in the fair value are reported within Selling, general and administrative expenses on the Consolidated Statements of Operations. Increases or decreases in the fair value of the contingent consideration liability can result from changes in discount periods and rates, as well as changes in the timing or likelihood of achieving certain revenue or other targets. Payments made greater than three months after the acquisition date up to the fair value of the contingent consideration established at the acquisition date are reported as financing activities on the Consolidated Statements of Cash Flows while payments in excess of such amounts are reported as operating activities on the Consolidated Statements of Cash Flows.
The terms of the contingent consideration arrangement may include certain provisions that the Company contribute additional capital to its subsidiaries to fund payment of the contingent payment when earned. These provisions may also require the Company to issue additional equity in its subsidiaries to non-controlling
interest members to avoid dilution of their ownership upon payment of contingent obligations.
Loss Contingencies
The Company may become involved in legal proceedings and other matters that may result in loss contingencies. A liability is established for such matters when it is probable that a loss has been incurred and the amount of loss can be reasonably estimated. Liabilities for loss contingencies are recorded within Other current liabilities and Other liabilities on the Company’s Consolidated Balance Sheets. See Note 9
Commitments and Contingencies
for more information.
Revenue Recognition
Revenue is recognized when control of the promised goods are transferred or services are provided to customers in an amount that reflects the consideration the Company expects to be

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

entitled to receive in exchange for those goods or services. Each prescription represents a separate performance obligation of the Company, separate and distinct from other prescriptions under customer arrangements.
A significant portion of the Company’s revenues from sales of pharmaceutical and medical products is subject to reimbursement by federal Medicare (i.e., Part A, B, D) programs and state Medicaid programs. The total net sales and receivables reported on the Company’s Consolidated Financial Statements are recorded at the amount expected to be ultimately received from these payors. Billing functions for a portion of the Company’s revenue systems are largely computerized, submitting claims for online adjudication electronically, with simultaneous feedback of the amount expected to be received at the time of sale to determine and record net revenues.
Patient
co-payments
are billed to the patient as part of the Company’s normal billing procedures. Additionally, the Company bills certain long-term care facilities for the sale of pharmaceuticals. These billings are subject to the Company’s normal accounts receivable collections procedures. No disaggregation of revenue is necessary as the impact of economic factors is comparable due to the similarity in the types of services provided for the long-term care facilities or residents served.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable.
At times, cash balances at financial institutions are in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance coverage. FDIC insurance covers all deposit accounts, including checking and savings accounts, money market deposit accounts, and certificates of deposit, up to $250 per depositor, per insured bank, for each account ownership category. The Company believes it mitigates any risks by depositing cash with major financial institutions.
Credit risk on accounts receivable is generally diversified due to the number of entities comprising the customer base. The Company generally does not require collateral from its customers in connection with the extension of credit in the form of accounts receivable balances. Management regularly reviews the allowances for credit losses for appropriateness. For the years ended December 31, 2023 and 2024, no single customer accounted for 10% or more of the Company’s revenues.
Delivery Expenses
The Company incurred expenses totaling $35,538 and $40,716 for the years ended December 31, 2023 and 2024, respectively, to deliver products sold to its customers. Delivery expenses are reported within Cost of goods sold on the Consolidated Statements of Operations.
Advertising and Marketing Expenses
The Company incurred advertising and marketing expenses totaling $3,384 and $3,502 for the years ended December 31, 2023 and 2024, respectively. Advertising and marketing expenses are expensed as incurred and are reported within Selling, general, and administrative expenses on the Consolidated Statements of Operations.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Share-based Compensation
The Company records compensation costs related to the vesting of equity-based and liability-based awards on its Consolidated Statements of Operations. See Note 11
Share-based Compensation
for more information.
Stockholders’ Equity
Common Stock
We have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has one vote per share. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors), except as otherwise required by applicable law and except in connection with amendments to our certificate of incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of either class so as to affect the holders of such shares adversely. There are no shares of preferred stock outstanding.
Voting
Holders of shares of our Class A common stock and Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders. The holders of our Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.
Dividends
Holders of shares of our Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class B common stock will be entitled to receive ratably our remaining assets available for distribution, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Fully Paid and
Non-Assessable
All shares of our Class A common stock and Class B common stock outstanding are fully paid and non-assessable.
The Class A common stock and Class B common stock will not be subject to further calls or assessments by us.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Rights and Preferences
Holders of shares of our Class A common stock do not have preemptive, conversion, subscription or redemption rights. Holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. Shares of our Class B common stock are convertible into shares of our Class A common stock as described below under “—Transfer Restrictions and Conversion of Class B Common Stock.” There are no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. The rights powers, preferences and privileges of our Class A common stock and Class B common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Transfer Restrictions and Conversion of Class B Common Stock
Shares of Class B common stock may not be transferred by the holder thereof, unless such transfer is a “Permitted Transfer.” We refer to a transferee of shares of Class B common stock received in a Permitted Transfer as a “Permitted Transferee.” In accordance with our certificate of incorporation, a “Permitted Transfer” generally will include any transfer of Class B common stock (i) approved in advance by our board of directors; (ii) to a family member of the holder; (iii) to certain entities owned by the holder or certain trusts (each, a “Permitted Entity”); (iv) upon a holder’s death by will, intestate succession or operation of law; or (v) by a Permitted Entity to a family member of the holder or any other Permitted Entity of the holder.
As provided in our certificate of incorporation, with respect to each holder of Class B common stock (and any subsequent Permitted Transferee) (a “Qualified Stockholder”), such holder’s shares of Class B common stock will automatically convert into shares of Class A common stock on a one-for-one
basis pursuant to the
two-year
conversion schedule set forth in our certificate of incorporation. We refer to the date of issuance of the relevant shares of Class B common stock as the “Class B Issuance Date.” With respect to each holder being issued shares of Class B common stock on the Class B Issuance Date, 25% of such holder’s shares of Class B common stock will convert into shares of Class A common stock on each of the following dates: (i) March 28, 2025; (ii) September 27, 2025; (iii) March 28, 2026; and (iv) September 27, 2026.
If the conversion of any shares of Class B common stock would result in the conversion of any fractional share, the number of shares so converted will be rounded down to the nearest whole number. Notwithstanding the foregoing conversion terms, our board of directors may accelerate the conversion of all or any portion of Class B common stock to earlier times, including to permit participation of holders of Class B common stock in underwritten secondary public offerings or for any other reason.
Members’ Equity (all numbers presented as whole numbers)
Prior to the Corporate Reorganization, Guardian Pharmacy, LLC had two classes of members: preferred and common. Generally, 1.0 preferred unit was issued for each $1,000 of capital contributed prior to March 1, 2007, and 0.8338 preferred units were issued for each $1,000 of capital contributed from March 1, 2007 to February 28, 2011. Subsequent to February 28, 2011, 0.5087 preferred units were issued for each $1,000 contributed. In addition, preferred unit holders were entitled to a preferred return of 6% annually on their unrecovered capital balance. As of

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

December 31, 2023 and 2024, there was no unrecovered capital or unpaid preferred return outstanding.
Prior to the Corporate Reorganization, net income and distributions were allocated to the preferred and common unit holders in accordance with the Guardian Pharmacy, LLC Operating Agreement. In the case of certain events, the preferred units could have been converted into common units on a one-to-one
basis. Additionally, common units in the Company could have been issued in exchange for minority interests owned in a subsidiary.
As of December 31, 2023, there were 27,407 (issued in the amount of $31,645,099) Series A Preferred Units issued and Outstanding. As of December 31, 2023, there were 5,048 (issued in the amount of $9,000,000) Series B Preferred Units issues and outstanding. All Preferred Units were converted as part of the Corporate Reorganization and none were outstanding as of December 31, 2024. In general, Series B Preferred had distribution priority over Series A Preferred.
Income Taxes
The Company is a taxable entity. As discussed in Note 1, prior to the Corporate Reorganization, Guardian Pharmacy, LLC was comprised of entities treated as partnerships for income tax purposes, and the federal income taxes on taxable income or losses realized by Guardian Pharmacy, LLC were the obligation of the individual members or partners. As a result of the Corporate Reorganization, the Company is subject to federal and state corporate income taxes. The accompanying financial statements include a provision for income taxes based on the period when the Company’s operations are taxable.
The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year and deferred tax assets or liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets or liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates as well as net operating losses and credit carryforwards, which will be in effect when these differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when, based upon the available evidence, it is more likely than not that a portion or all of a deferred tax asset will not be realized.
In determining the Company’s tax expense for financial reporting purposes, the Company establishes a reserve when there are transactions, calculations and tax filing positions for which the tax determination is uncertain and it is more likely than not that such positions would not be sustained upon examination. The Company’s policy is to recognize potential interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2023 and 2024, no liability for uncertain tax positions was required. See Note 14
Income Taxes
for additional disclosures regarding income taxes.
The Company prepares and files tax returns based on interpretations of tax laws and regulations. The Company’s tax returns are subject to examination by various taxing authorities in the normal course of business. Such examinations may result in future tax, interest and penalty

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

assessments by these taxing authorities. Prior to the Corporate Reorganization, Guardian Pharmacy, LLC was subject to minimal state income taxes, including the Texas margin tax.
Debt Issuance Costs
Debt issuance costs are amortized to interest expense, using the effective interest method, based on forecasted principal payments, over the estimated life of the related debt instrument. The Company presents debt issuance costs related to notes payable as a direct reduction of Notes payable on the Consolidated Balance Sheets. Debt issuance costs related to the line of credit are presented as Other current assets.
New Accounting Pronouncements
The following table provides a description of recent accounting pronouncements that are applicable to the Company’s Consolidated Financial Statements:

New Accounting Standards Adopted
ASU Number and Name	Description	Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption
2016-13, 2018-19, 2019-04, 2019-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	ASU
2016-13
and its subsequent corresponding updates provide guidance for the impairment model for financial assets measured at amortized cost. For trade and other receivables, held-to-maturity
debt securities, loans and other instruments, entities are required to use a forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale
	debt securities with unrealized losses, entities will measure credit losses as it is done today, except that the losses will be recognized as an allowance rather than a reduction in the amortized cost of the securities.	January 1, 2023	The Company adopted the standard on January 1, 2023 with no material impact on its Consolidated Financial Statements.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

ASU Number and Name	Description	Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption
2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures	ASU
2023-07
	requires companies to disclose significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and are included within each reported measure of segment operating results. The standard also requires companies to disclose the total amount of any other items included in segment operating results which were not deemed to be significant expenses for separate disclosure, along with a qualitative description of the composition of these other items. In addition, the standard also requires disclosure of the CODM’s title and position, as well as detail on how the CODM uses the reported measure of segment operating results to evaluate segment performance and allocate resources. The standard also aligns interim segment reporting disclosure requirements with annual segment reporting disclosure requirements. The standard requires retrospective application to all prior periods presented.	January 1, 2024 for annual disclosures. January 1, 2025 for interim disclosures.	The Company adopted the standard on January 1, 2024. See Note 12 Segments for new disclosures.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

New Accounting Standard Not Yet Effective
ASU Number and Name	Description	Anticipated Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption
2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures	ASU
2023-09
enhances the transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The standard requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction.	January 1, 2025 for annual disclosures.	The Company will adopt the new disclosures for the annual periods beginning on January 1, 2025. The Company is currently evaluating the impact of the incremental income taxes information that will be required to be disclosed as well as the impact to the Income Taxes footnote in the Form
10-K.

2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40)	ASU
2024-03
	requires Public Business Entities to disclose disaggregated information about specific natural expense categories underlying certain income statement expense line items that are considered “relevant.”	January 1, 2027 for annual disclosures; January 1, 2028 for interim disclosures	The Company will adopt the new disclosures for the annual periods beginning on January 1, 2027. The Company is currently evaluating the impact of the incremental disaggregated expense information that will be required to be disclosed.
3.  Acquisitions
The Company’s growth strategy involves periodically acquiring institutional pharmacies servicing LTCFs and their residents as well as residents in other care settings. The Company’s strategy includes the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally less significant in size, which are combined with existing pharmacy operations to augment internal organic growth.
During the year ended December 31, 2024, the Company completed acquisitions of various pharmacy operations (the “Acquisitions”). Total consideration for the Acquisitions included cash of $14,710, and contingent earnout payments of up to $2,700 if certain revenue and earnings targets are achieved by certain acquired entities during the two-year
period subsequent to the respective acquisition dates. The fair value of the contingent consideration arrangement at the

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

acquisition dates and at December 31, 2024 was $2,700. The total preliminary purchase consideration for the Acquisitions was $17,410.
The Acquisitions included
non-controlling
interests, for which the fair value was estimated to be $5,371 at the time of the Acquisitions. The fair value of the non-controlling
interests was estimated by utilizing the implied fair value of the non-controlling
interests, determined based on the acquisition price, and considering discounts necessary due to the lack of marketability and lack of control associated with the non-controlling
interests. During 2024, we incurred an immaterial amount of acquisition costs in connection with the Acquisitions.
The Acquisitions were treated as a purchase in accordance with ASC 805, Business Combinations, which requires recognition of the estimated fair values of assets acquired and liabilities assumed in a transaction. Our recognition of the assets acquired and liabilities assumed was based on management’s judgement after evaluating several factors, including a valuation assessment. There were no material measurement period adjustments recognized in periods subsequent to the Acquisitions.
The recognition of the assets and liabilities of the Acquisitions as of December 31, 2024 is as follows:

(in thousands)	Fair Value

Total purchase consideration	$17,410

Net assets acquired:

Inventory	2,671

Other assets	2,446

Intangible Assets	6,236

Other liabilities	(1,822)

Non-controlling interest equity	(5,371)

Net assets acquired	4,160

Goodwill	$13,250

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the estimated fair value of the identifiable net assets acquired in the Acquisitions. Goodwill represents future economic benefits expected to arise from the Company’s expanded presence in the long-term care pharmacy industry, the assembled workforce acquired, expected revenue synergies, as well as operating efficiencies and cost savings. Of the $13,250 of goodwill recorded related to the Acquisitions, $9,957 is expected to be deductible for tax purposes.
Intangible assets are comprised of customer lists and trademarks. The fair values for the customer lists and trademarks were $5,686 and $550, respectively. The weighted average useful lives for the customer lists and trademarks were 10 years and 5 years, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Consolidated Results of Operations
The results of operations for the Acquisitions have been included in the consolidated financial statements since the dates of acquisition. During the year ended December 31, 2024, the Company’s consolidated statements of operations included $55,115 of revenue associated with the Acquisitions. Net income associated with the Acquisitions is not material to the consolidated financial statements.
The comparable prior period results of operations associated with the Acquisitions are not material to the consolidated financial statements, and as such, supplemental pro forma financial information is not presented.
4.  Property and Equipment
Property and equipment are depreciated on a straight-line basis over the period of their estimated useful lives. As of December 31, 2024, the estimated useful lives of the Company’s assets are as follows:

Pharmacy and lab equipment	5–7 years
Automobiles	3 years
Computer equipment and software	3 years
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, and office equipment	5 years
Property and equipment as of December 31, consisted of the following:

	2023	2024

Pharmacy and lab equipment	$60,506	$68,635

Automobiles	17,918	18,855

Computer equipment and software	13,825	15,087

Leasehold improvements	14,043	17,345

Furniture, fixtures, and office equipment	7,696	7,941

	113,988	127,863

Less accumulated depreciation	(68,924)	(77,980)

Total property and equipment, net	$45,064	$49,883

Depreciation expense for the years ended December 31, 2023 and 2024 was $15,166 and $16,470 respectively. Depreciation of assets is reported on the Consolidated Statements of Operations as either Cost of goods sold or Selling, general and administrative expense, as determined by the nature of the asset. Depreciation expense reported in Cost of goods sold for the years ended December 31, 2023 and 2024 was $6,507 and $7,060, respectively. Depreciation expense reported in Selling, general and administrative expense for the years ended December 31, 2023 and 2024 was $8,659 and $9,410, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

5.  Goodwill and Intangible Assets
The Company assesses the value of its goodwill at the reporting unit level under either a qualitative or quantitative approach. When applying a qualitative approach, the Company assesses the likelihood of goodwill impairment to assess whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. On October 1, 2024, the Company performed its annual impairment assessment, under a qualitative approach, and as a result no impairment was recognized in the current period as a result of the Company’s assessment. Further, no significant events or conditions occurred during the quarter ended December 31, 2024 that would have affected the conclusions of the Company’s annual assessment.
A summary of the change in the carrying amount of goodwill for the year ended December 31, 2024 is as follows:

Balance at December 31, 2023	$56,046

Acquisitions	13,250

Balance at December 31, 2024	$69,296

Intangible assets consist primarily of customer lists and trademarks related to the businesses acquired. Customer lists, trademarks and other intangible assets are amortized on a straight-line basis over the period of their estimated useful lives as follows:

Customer lists	9 to 10 years

Trademarks and other intangible assets	5 to 20 years
The carrying amount and accumulated amortization of the customer lists, trademarks and other intangible assets as of December 31 are as follows:

	2023			2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets:

Customer lists	$42,267	$(31,978)	$10,289	$47,953	$(34,889)	$13,064

Trademarks and other intangible assets	7,181	(5,491)	1,690	7,731	(5,883)	1,848

Total intangible assets	$49,448	$(37,469)	$11,979	$55,684	$(40,772)	$14,912

Amortization expense related to finite-lived intangible assets for the years ended December 31, 2023 and 2024 was $3,068 and $3,302, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The estimated amortization expense for the next five years ending December 31 and thereafter is as follows:

2025	$3,290

2026	2,748

2027	2,290

2028	1,967

2029	1,569

Thereafter	3,048

Total	$14,912

6.  Debt Arrangements
Line of credit
On May 13, 2024, the Company entered into the Sixth Amendment to Third Amended and Restated Loan and Security Agreement (the “Amendment”) to the existing credit facility (“Credit Facility”). The amendment extended the line of credit termination date from April 23, 2025 to April 23, 2027. The line of credit now bears an interest rate equal to the one-month
Secured Overnight Financing Rate (“SOFR”) plus an additional rate of 1.80% to 2.80% based on certain financial ratios maintained by the Company. The total amount available under the line of credit as of December 31, 2024 is $40,000. The amounts outstanding under the line of credit as of December 31, 2023 and 2024 were $9,000 and $0, respectively.
Notes Payable
Notes payable consists of the following:

(in thousands)	December 31, 2023	December 31, 2024

Term loan	$23,000	$—

Deferred financing costs, net	(31)	—

Total notes payable	22,969	—

Less current portion	(3,977)	—

Notes payable, net of current portion	$18,992	$—

Additionally, the Amendment added a new term loan of $15,000 to the Credit Facility and extended the maturity date of the existing and new term loan (collectively referred to as the “Term Loan”) to April 23, 2027. The interest rate of the Term Loan bears an interest rate equal to the one-month
SOFR plus an additional rate of 1.80% to 2.80% based on certain financial ratios maintained by the Company. Prior to the payoff discussed below, the Term Loan was payable in quarterly installments of $1,375 through March 31, 2027, with the remaining balance of the term loan due in a final lump sum payment at maturity on April 23, 2027.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

On December 9, 2024, the Term Loan was paid off in full, with no future payment obligations.
The Company was in compliance with all debt covenants at December 31, 2024.
7.  Lease Obligations
Lease Population
The Company leases various real estate, including certain operating facilities. warehouses, and office space, all of which are operating leases. The Company also leases pharmacy equipment and vehicles, all of which are finance leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
Lease Position
The following table summarized the lease-related assets and liabilities recorded on the Company’s Consolidated Balance Sheets as of December 31:

		December 31,
Assets	Balance Sheet Location	2023	2024
Operating lease assets	Operating lease right-of-use assets	$28,113	$29,079
Finance lease assets	Property and equipment, net	8,192	6,870

Total lease assets		$36,305	$35,949

Liabilities
Current
Operating lease liabilities	Operating leases, current portion	$6,229	$6,836
Finance lease liabilities	Other current liabilities	3,915	3,783
Noncurrent
Operating lease liabilities	Operating leases, net of current portion	22,803	23,297
Finance lease liabilities	Other liabilities	4,236	3,416

Total lease liabilities		$37,183	$37,332

Weighted-average remaining lease term
Operating leases		5.3 years	4.8 years

Finance leases		2.6 years	2.3 years

Weighted-average discount rate

Operating leases		5.09%	5.51%

Finance leases		5.77%	6.02%

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Lease Costs
The following tables summarize the lease-related costs for finance and operating leases for the years ended December 31:

	2023	2024

Finance lease cost

Amortization of leased assets	$3,801	$4,212

Interest on lease liabilities	456	498

Operating lease cost	7,641	8,405

Short-term lease cost	247	233

Variable lease cost	1,914	2,092

Total lease cost	$14,059	$15,440

Other Information

	Year Ended December 31, 2023	Year Ended December 31, 2024

Cash paid for amounts included in the measurement of lease liabilities

Operating cash flows for operating leases	$9,104	$10,634

Operating cash flows for finance leases	$424	$442

Financing cash flows for finance leases	$3,893	$4,481
Changes in the balance of the operating lease ROU asset and operating lease liability are recorded on a net basis within Other, as adjustments to net income on the operating activities section of the Consolidated Statements of Cash Flows.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Undiscounted Cash Flows
The table below reconciles the undiscounted cash flows for each of the first five years and the total of the remaining years to the operating lease liabilities and finance lease liabilities recorded on the December 31, 2024 Consolidated Balance Sheet.

	Operating Leases	Finance Leases

2025	$7,804	$4,216

2026	7,203	2,597

2027	6,467	986

2028	5,652	119

2029	4,740	63

Thereafter	2,546	—

Total lease payments	34,412	7,981

Less: amount of lease payments representing interest	(4,279)	(782)

Present value of future lease payments	30,133	7,199

Less: current obligations under leases	(6,836)	(3,783)

Long-term lease obligations	$23,297	$3,416

8.  Retirement Plan
The Company sponsors a 401(k) plan for eligible employees. All full-time employees of the Company are eligible to participate in the plan after thirty days of employment with employer contributions vesting after two years of employment. The maximum matching percentage for the years ended December 31, 2023 and 2024, was 3.5% of participant contributions. The Company made matching contributions for the years ended December 31, 2023 and 2024 in the amount of $4,556 and $5,075, respectively. These contributions are recorded to selling, general, and administrative expenses or cost of goods sold on the consolidated statements of operations, dependent on the nature of each employee’s responsibilities.
9.  Commitments and Contingencies
The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company may have exposure to loss contingencies arising from pending or threatened litigation for which assessing and estimating the outcomes of these matters involve substantial uncertainties. The Company evaluates contingencies on an ongoing basis and establishes loss provisions for matters in which losses are probable and the amount of loss can be reasonably estimated.
Legal expenses include attorneys’ fees, litigation expenses and settlements. For the years ended December 31, 2023, and 2024, the Company recorded legal expenses totaling $24,234 and $5,084, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

10.  Basic and Diluted Loss Per Share
Basic earnings per share of Class A and Class B common stock is computed by dividing net income attributable to Guardian Pharmacy Services, Inc. by the weighted-average number of shares of Class A and Class B common stock outstanding during the period. The Class A and Class B common stock are identical in their rights and privileges, except that shares of Class B common stock are subject to transfer restrictions prior to their conversion into shares of Class A common stock. Therefore, the basic earnings per share for Class A and Class B common stock will be equal. Diluted earnings per share of Class A and Class B common stock is computed by dividing net income attributable to Guardian Pharmacy Services, Inc. by the weighted-average number of shares of Class A and Class B common stock outstanding, adjusted to give effect to potentially dilutive elements. As the Company recorded a net loss during the year ended December 31, 2024, the potential adjustments to basic earnings per share were anti-dilutive, and thus, basis earnings per share and diluted earnings per share are equal. The $55,176 Merger Consideration payment made to Class B common stock stockholders in connection with the Corporate Reorganization and IPO did not have an impact on income available to common stockholders.
The Company analyzed the calculation of earnings per unit, related to units of Guardian Pharmacy, LLC, for periods prior to the IPO and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Further, the Company had no operations prior to the Corporate Reorganization and the number of shares issued prior to the Corporate Reorganization was 100, which we have determined is not meaningful. Therefore, earnings per share information has not been presented for the year ended December 31, 2023, and the basic and diluted earnings per share calculations for the year ended December 31, 2024 represent the post IPO period from September 27, 2024 to December 31, 2024 only.
The following table sets forth (in thousands) the computation of net income (loss) attributable to the Company used to compute basic net income (loss) per share of Class A and Class B common stock for the year ended December 31, 2024.

(in thousands)	Year Ended December 31, 2024

Numerator:

Net income (loss)	$(71,033)

Less: Net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	22,760

Less: Net income attributable to noncontrolling interests	16,254

Net income (loss) attributable to Guardian Pharmacy Services, Inc.	$(110,047)

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The following table sets forth the computation of basic and diluted net income per share of Class A and Class B common stock (in thousands, except share amounts, and per share amounts):

	Year Ended December 31, 2024
	Class A	Class B

Basic net income (loss) per share attributable to common stockholders

Numerator:

Allocation of net income (loss) attributable to Guardian Pharmacy Inc.	$(16,261)	$(93,786)

Denominator:

Weighted average number of shares of Class A and Class B common stock outstanding	9,162,500	52,843,311

Basic net income (loss) per share attributable to common stockholders	$(1.77)	$(1.77)

Diluted net income (loss) per share attributable to common stockholders

Numerator:

Allocation of net income (loss) attributable to Guardian Pharmacy Inc.	$(16,261)	$(93,786)

Denominator:

Number of shares used in basic computation	9,162,500	52,843,311

Dilutive Restricted Stock Units and Class B Common Stock	—	—

Weighted average shares of Class A and Class B common stock outstanding used to calculate diluted net income (loss) per share	9,162,500	52,843,311

Diluted net income (loss) per share attributable to common stockholders	$(1.77)	$(1.77)

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	Year Ended December, 31 2024
	Class A	Class B

Anti-dilutive unvested Restricted Stock Units and Class B Common Stock	99,892	576,113

Total anti-dilutive securities	99,892	576,113

11.  Share-based Compensation
Prior to the Corporate Reorganization and IPO, share-based compensation expense (income) primarily related to awards in the form of Restricted Interest Units. These cash-settled awards were recorded as liabilities until payout was made or the award was forfeited. These units vested in their entirety on the third anniversary of their grant date. Vesting is subject to continued service. Compensation costs are recognized ratably over the vesting period based upon the value of the awards as of period end.
The value of these awards was remeasured and reported as Share-based compensation liability on the accompanying Consolidated Balance Sheets at the end of each reporting period based on the change in calculated value of the shares pursuant to the prescribed calculation contained in the Restricted Interest Purchase Agreements. The primary inputs used to value the awards are the volume and accumulated vesting status of the issued awards and the historical adjusted earnings of the Company (inclusive of share-based compensation expense (income), outstanding capital and debt obligations of the Company as of the measurement date). The liability and corresponding expense were adjusted accordingly until the awards are settled. Vested Restricted Interest Units are typically repurchased by the Company upon termination of employment at the calculated value.
The Company recorded $15,210 and $0 of share-based compensation liability within Other liabilities on its Consolidated Balance Sheets as of December 31, 2023 and December 31, 2024, respectively. Prior to the Corporate Reorganization, for the years ended December 31, 2023, and 2024, the Company recorded ($6,090) and $5,673 of share-based compensation income and expense, respectively, related to the Restricted Interest Units.
Restricted Interest Units Conversion
In connection with the Corporate Reorganization and IPO, Restricted Interest Unit awards associated with the Converted Subsidiaries and Guardian Pharmacy, LLC were converted to Common Units of Guardian Pharmacy, LLC, with the Common Units in Guardian Pharmacy, LLC then being converted into 12,321,282 shares of Class B common stock of the Company, some of which are subject to additional service vesting requirements (see Note 1 Organization and Background above for further discussion of the Corporate Reorganization and IPO). This conversion of Restricted Interest Units was treated as a modification, and as a result, the Company recognized $125,741 of share-based compensation expense during the year ended December 31, 2024, attributable to the increased fair value of the vested units. This is considered an expense of the Company, as it was incurred in connection with the Corporate Reorganization and IPO, and as

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

such, it is included in net income (loss) attributable to Guardian Pharmacy Services, Inc. on the consolidated statements of operations for year ended December 31, 2024.
As the modified Restricted Interest Units were ultimately converted into Class B common stock of the Company, the fair value of the awards was calculated based on the fair value of Class A common stock issued in the IPO, discounted for a lack of registration, as the Class B common stock is unregistered. The discount was determined using the Finnerty Model using the following assumptions:

Year ended December 31, 2024

Volatility	60.0%

Expected life (in months)	6.0

Risk-free rate	4.3%

Fair value per unit	$14.00
We estimated the future stock price volatility based on the volatility of a set of publicly traded comparable companies with a look back period consistent with the expected life. The estimated life was based on the assumed period of time required should the Company choose to register the Class B common stock. The risk-free rate is based on the rate for a U.S. government security with the same estimated life. The Class B common stock issued in connection with the Corporate Reorganization and IPO will convert to Class A common stock over a period of two years following the date of issuance, which was the closing date of the IPO, and as such, the fair value per unit is based on the IPO price of Class A common stock of $14.00.
Class B common stock, issued as incentive awards, activity is as follows during the periods indicated:

	Class B Common Stock	Weighted Average Grant Date Fair Value

Unvested at September 27, 2024	—	$—

Granted	12,321,282	$12.67

Vested	(11,070,502)	$12.60

Forfeited	(7,074)	$13.30

Unvested at December 31, 2024	1,243,706	$13.30

In addition to the Class B common stock issued in connection with the Corporate Reorganization and IPO, the Company has share-based compensation awards in the form of Restricted Stock Units for Class A common stock of the Company (discussed further below), and Restricted Interest Unit awards (related to the
Non-Converted
Subsidiaries) of Guardian Pharmacy, LLC. The Restricted Interest Unit awards outstanding subsequent to the IPO are immaterial to the financial statements.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

2024 Equity and Incentive Compensation Plan
In connection with the IPO and the Corporate Reorganization, the Company adopted the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan (the “2024 Plan”). The 2024 Plan became effective on September 27, 2024 upon consummation of the IPO, in accordance with its terms. The number of shares of our Class A common stock available for awards under the 2024 Plan shall be, in the aggregate, 2,000,000 shares (the “Overall Share Limit”). The Overall Share Limit will be automatically increased on the first day of each fiscal year, beginning in 2025 and ending in 2034, by an amount equal to the lesser of (a) 1% of the shares of our common stock (including both Class A common stock and Class B common stock) outstanding on the last day of the immediately preceding fiscal year and (b) such smaller number of shares as determined by our board of directors. Such shares may be shares of original issuance or treasury shares or a combination of the two.
Restricted Stock Units (“RSU”) Awards
In connection with the IPO, the Company granted RSU awards to the independent non-employee
directors of 10,713 shares in the aggregate. The stock price used to determine the award value was the IPO price of $14.00 per share. These awards vest into shares of Class A common stock 6 months after the IPO date. Share-based compensation expense recorded for the RSU awards during the year ended December 31, 2024 was not material.
Restricted Stock Unit activity was as follows during the periods indicated:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Unvested at September 27, 2024	—	$—

Granted	10,713	$14.00

Forfeited	—	$—

Unvested at December 31, 2024	10,713	$14.00

Share-based Compensation Expense (Income)
Share-based compensation expense (income) is recorded to selling, general, and administrative expenses in the consolidated statement of operations. For the years ended December 31, 2023, and 2024, the Company recorded ($6,090) and $131,490 of share-based compensation income and expense, respectively.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

As of December 31, 2024, unamortized share-based compensation costs related to each share-based incentive award described above is as follows (in thousands, except for the remaining service period):

	Amount	Weighted Average Remaining Service Period (years)

Class B common stock	$10,050	0.7

Restricted stock units	75	0.3

Total unamortized share-based compensation cost	$10,125

The Company accounts for forfeitures as they occur for each share-based incentive award above.
12.  Segments
General Information
As described in Note 2 —
Summary of Significant Accounting Policies —
in 2023 the Company modified its internal management reporting including the information regularly provided to and used by the chief operating decision maker (“CODM”) to assess performance and allocate resources. As a result, the Company re-evaluated
its operating segment conclusions and determined it has a single operating segment. This determination was primarily based on the CODM, which is our Chief Executive Officer, assessing performance and allocating resources on a consolidated basis.
The operating segment derives its revenues primarily through sales of pharmaceutical and medical products, and all revenues are derived solely in the United States.
Measure of segment profit or loss and assets
The CODM assesses performance of the operating segment and decides how to allocate resources based on net income (loss), which also is reported on the consolidated statements of operations as net income (loss). In addition to comparing net income (loss) against forecasted net income (loss), the CODM uses net income (loss) to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the operating segment or expansion of the operating segment through acquisitions.
The measure of operating segment assets is reported on the Consolidated Balance Sheets as total assets.
The accounting policies of the operating segment are the same as those described in the summary of significant accounting policies in Note 2.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Reportable segment reconciliation
The following reconciliation presents operating segment revenue, net income (loss), and significant segment expenses:

	Operating Segment
	2023	2024

Revenue	$1,046,193	$1,228,409

Less:

Employee expenses (excluding share-based compensation expense)	234,730	268,621

Share-based compensation expense (income)	(6,090)	131,490

Other segment items(1)	758,740	871,725

Depreciation and amortization	18,234	19,772

Interest expense	2,859	3,278

Income taxes	—	4,556

Segment net income (loss)	$37,720	$(71,033)

Reconciliation of net income (loss) to consolidated statements of operations

Adjustments and reconciling items	—	—

Consolidated net income (loss)	$37,720	$(71,033)

(1)
Other segment items included in operating segment net income include product expenses, legal expenses, rent and auto lease expenses, utilities expenses, maintenance expenses, and other overhead expenses.

13.  Related Party Transactions
The Company provides pharmaceutical related services to facilities owned or managed by certain Class B Common Stock stockholders and non-controlling
interest holders, which are considered to be related parties. Revenues attributed to these facilities was $23,450 and $23,256 for the years ended December 31, 2023 and 2024, respectively.
14. Income Taxes
Guardian Pharmacy Services, Inc. is taxed as a corporation and is subject to paying corporate federal, state and local taxes on the income attributable to it from its 100% ownership of Guardian Pharmacy, LLC, its economic interest held in the non-controlling
subsidiaries, as well as any stand-alone income or loss it generates. The non-controlling
entities are treated as a partnership for U.S. federal and most applicable state and local income tax purposes. Prior to the Corporate Reorganization, Guardian Pharmacy, LLC was comprised of entities treated as partnerships for income tax purposes. As a partnership it was not subject to U.S. federal and certain state and local income taxes. As a result of the Corporate Reorganization, the Company is subject to federal and state corporate income taxes beginning on September 27, 2024.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

The expense (benefit) for income taxes consists (in thousands):

	Year Ended December 31,
	2023	2024

Current:

Federal	$—	$2,970

State	—	885

Total current tax	—	3,855

Deferred:

Federal	—	533

State	—	168

Total deferred tax	—	701

Provision for income taxes	$—	$4,556

Reconciliation between the Company’s income tax expense and taxes computed at the federal statutory tax rate of 21.0% for calendar years ended December 31, 2024 and 2023 were as follows (in thousands):

	Year Ended December 31,
	2023	2024

Tax at federal statutory rate	$—	$(13,960)

Partnership income (federal) not subject to tax to the Company	—	(8,307)

State taxes (net of federal benefit)	—	828

Nondeductible Compensation	—	26,406

Other	—	(411)

Provision for income taxes	$—	$4,556

Effective income tax rate		(6.85)%

The Company’s effective tax rate for the year ended December 31, 2024, was (6.85)% percent. The comparison of the Company’s effective tax rate to the U.S. statutory rate of 21% was primarily due to the $125,741 incremental share-based compensation charge in connection with the Corporate Reorganization and IPO (see Note 11 - Share-based Compensation for further detail on the share-based compensation charge). These compensation costs are not deductible for federal and state income taxes due to prior Section 83(b) elections. Furthermore, before the Corporate Reorganization, the partnership income from Guardian Pharmacy, LLC and subsidiaries’
non-controlling
interest amounted to $39,115, which is not taxable to the Company.
The results for the prior period do not reflect income tax expense because, prior to the Corporate Reorganization, the Company was treated as a partnership for U.S. federal and most applicable state and local income tax purposes and was not subject to corporate tax.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

Deferred Income Taxes
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2024 and 2023 were as follows (in thousands):

	December 31,
	2023	2024

Deferred tax assets

Amortization	$—	$7,939

Lease and rents	—	7,382

Insurance and bad debt reserves	—	3,366

Accrued expenses	—	733

Other	—	341

Total deferred tax assets	—	19,761

Valuation allowance for deferred tax assets	—	—

Deferred tax assets, net of valuation allowance	$—	$19,761

Deferred tax liabilities

Lease and rents	—	(7,139)

Depreciation	—	(6,609)

Other	—	(741)

Net deferred tax assets	$—	$5,272

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except for share and per share amounts)

As of December 31, 2024 and 2023, the Company had net deferred tax assets of $5,272 and $0, respectively. The increase is largely attributable to the Corporate Reorganization. As a result of the Corporate Reorganization, the Company recognized tax basis for the $55,176 in cash payments (the “tax step-up”)
related to the Merger Consideration. To reflect this new taxability at the corporate level and the tax step-up,
the Company recorded an incremental net deferred tax asset through additional paid-in
capital of $5,973.
At the Corporate Reorganization and as of December 31, 2024, the Company concluded, based on all positive and negative evidence that it is more likely than not that all deferred tax assets will be utilized.
At December 31, 2024, the Company did not have any federal or state net operating loss carryforwards.
Unrecognized Tax Benefits
The Company recognizes income tax benefits for those income tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. No uncertain tax positions existed as of December 31, 2024.
Guardian Pharmacy, LLC and its subsidiaries’ federal tax returns for tax years ended December 31, 2023, 2022 and 2021 have not been examined by the Internal Revenue Service (“IRS”) and remain open as of December 31, 2024. Guardian Pharmacy, LLC and its subsidiaries’ are subject to ongoing state and local examinations for various periods. Activity related to these examinations for various periods. Activity related to these examinations did not have a material impact on the Company’s financial position or results of operations.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share amounts)	December 31, 2024	March 31, 2025

Assets

Current assets:

Cash and cash equivalents	$4,660	$13,999

Accounts receivable, net	97,153	97,409

Inventories	40,550	43,432

Other current assets	9,622	11,204

Total current assets	151,985	166,044

Property and equipment, net	49,883	51,472

Intangible assets, net	14,912	14,077

Goodwill	69,296	69,296

Operating lease right-of-use assets	29,079	27,449

Deferred tax assets	5,272	5,272

Other assets	383	388

Total assets	$320,810	$333,998

Liabilities and equity

Current liabilities:

Accounts payable	$102,420	$101,665

Accrued compensation	14,430	10,477

Operating leases, current portion	6,836	6,670

Other current liabilities	20,435	26,485

Total current liabilities	144,121	145,297

Operating leases, net of current portion	23,297	21,793

Other liabilities	3,416	3,691

Total liabilities	$170,834	$170,781

Commitments and contingencies (see Note 5)

Equity:

Class A common stock- 700,000,000 shares authorized, par value $0.001; 22,719,946 and 9,200,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	9	23

Class B common stock- 100,000,000 shares authorized, par value $0.001; 40,566,696 and 54,087,158 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	54	40

Additional paid-in capital	125,484	129,452

Retained earnings	17,124	26,572

Non-controlling interests	7,305	7,130

Total equity	149,976	163,217

Total liabilities and equity	$320,810	$333,998

See accompanying notes to unaudited interim Consolidated Financial Statements.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except share and per share amounts)	2024	2025

Revenues	$275,410	$329,308

Cost of goods sold	220,309	264,959

Gross profit	55,101	64,349

Selling, general, and administrative expenses	47,168	51,344

Operating income	7,933	13,005

Other expenses (income):

Interest expense	765	170

Other expense (income), net	73	(271)

Total other expenses (income)	838	(101)

Income before income taxes	7,095	13,106

Provision for income taxes	—	3,833

Net income	7,095	9,273

Less net income attributable to Guardian Pharmacy, LLC prior to the Corporate Reorganization	2,786	—

Less net income (loss) attributable to non-controlling interests	4,309	(175)

Net income attributable to Guardian Pharmacy Services, Inc.	$—	$9,448

Net income per share of Class A and Class B common stock 1

Basic	N/A	$0.15

Diluted	N/A	$0.15

Weighted-average Class A and Class B common shares outstanding

Basic	N/A	62,043,311

Diluted	N/A	62,914,077
See accompanying notes to unaudited interim Consolidated Financial Statements.

1
Basic and diluted net income per share of Class A and Class B common stock is applicable only for the three months ended March 31, 2025, which is the only period presented following the initial public offering (“IPO”) and related Corporate Reorganization (as defined below in
Note 1 Organization and Background
). See
Note 6 Basic and Diluted Net Income Per Share
for the number of shares used in the computation of net income per share of Class A and Class B common stock and the basis for the computation of net income per share.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)

(In thousands, except share amounts)	Class A Shares	Class B Shares	Class A Amount	Class B Amount	Additional Paid-in capital	Retained Earnings	Non- Controlling Interests	Total Equity

Balance, December 31, 2024	9,200,000	54,087,158	$9	$54	$125,484	$17,124	$7,305	$149,976

Contributions	—	—	—	—	—	—	135	135

Distributions	—	—	—	—	—	—	(135)	(135)

Net income attributable to Guardian Pharmacy Services, Inc.	—	—	—	—	—	9,448	—	9,448

Net income (loss) attributable to non-controlling interest	—	—	—	—	—	—	(175)	(175)

Share-based compensation forfeitures	—	(516)	—	—	(1)	—	—	(1)

Share-based compensation expense	—	—	—	—	3,969	—	—	3,969

Conversion of Class B Common Stock to Class A Common Stock	13,519,946	(13,519,946)	14	(14)	—	—	—	—

Balance, March 31, 2025	22,719,946	40,566,696	$23	$40	$129,452	$26,572	$7,130	$163,217

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(UNAUDITED)

(In thousands)	Members’ Equity	Non-Controlling Interests	Total Equity

Balance, December 31, 2023	$28,209	$31,650	$59,859

Contributions	—	428	428

Net income	2,786	4,309	7,095

Distributions	(7,130)	(3,679)	(10,809)

Balance, March 31, 2024	$23,865	$32,708	$56,573

See accompanying notes to unaudited interim Consolidated Financial Statements.

GUARDIAN PHARMACY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2024	2025

Operating activities

Net income	$7,095	$9,273

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	4,751	5,267

Share-based compensation expense	5,945	3,968

Provision for losses on accounts receivable	1,395	896

Other	(26)	(141)

Changes in operating assets and liabilities:

Accounts receivable	(9,542)	(1,007)

Inventories	(1,831)	(2,881)

Other current assets	(2,211)	(1,588)

Accounts payable	7,187	1,874

Accrued compensation	(7,309)	(3,953)

Other operating liabilities	3,200	5,842

Net cash provided by operating activities	8,654	17,550

Investing activities

Purchases of property and equipment	(3,692)	(5,805)

Other	94	260

Net cash used in investing activities	(3,598)	(5,545)

Financing activities

Payments of equity offering costs	—	(1,534)

Repayment of notes payable	(1,000)	—

Borrowings from line of credit	57,800	—

Repayments of line of credit	(50,800)	—

Principal payments on finance lease obligations	(1,103)	(1,132)

Contributions from non-controlling interests	278	135

Distributions to non-controlling interests	(3,679)	(135)

Member distributions	(7,130)	—

Net cash used in financing activities	(5,634)	(2,666)

Net change in cash and cash equivalents	(578)	9,339

Cash and cash equivalents, beginning of period	752	4,660

Cash and cash equivalents, end of period	$174	$13,999

Supplemental disclosure of cash flow information

Cash paid during the year for interest	$757	$175

Supplemental disclosure of non-cash investing and financing activities

Purchases of property and equipment through finance leases	$610	$1,591

See accompanying notes to unaudited interim Consolidated Financial Statements.

Guardian Pharmacy Services, Inc. and Subsidiaries
Notes to the Unaudited Interim Consolidated Financial Statements
(In thousands, except for share and per share amounts)

1.	Organization and Background
Business
Guardian Pharmacy Services, Inc. (the “Company”) is a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of long-term health care facilities (“LTCFs”) adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We emphasize high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as assisted living facilities, and behavioral health facilities and group homes. Additionally, our robust suite of capabilities enables us to serve residents in all types of LTCFs. We are a trusted partner to residents, LTCFs and health plan payors because we help reduce errors in drug administration, manage and ensure adherence to drug regimens, and lower overall healthcare costs.
Organization
The Company was incorporated in the state of Delaware on November 16, 2021. The Company was formed for the purpose of completing an initial public offering (“IPO”) of its common stock and related corporate reorganization transactions in order to carry on the business of Guardian Pharmacy, LLC, which was formed on July 21, 2003 as an Indiana limited liability company, as a publicly-traded entity.
Corporate Reorganization
Prior to the IPO, we conducted our business through Guardian Pharmacy, LLC, and its majority owned and wholly owned limited liability company subsidiaries, which were treated for income tax purposes as partnerships and disregarded entities, respectively. Immediately prior to the IPO, we completed a series of corporate reorganization transactions (the “Corporate Reorganization”), pursuant to which:

•	All Preferred Units in Guardian Pharmacy, LLC were converted into Common Units, resulting in Guardian Pharmacy, LLC having only Common Units outstanding;

•
The membership interests, including Restricted Interest Unit awards, held by members other than Guardian Pharmacy, LLC in our subsidiaries (other than certain subsidiaries that were not parties to the Corporate Reorganization, as discussed below) were converted into Common Units of Guardian Pharmacy, LLC. The subsidiaries that participated in the Corporate Reorganization are referred to as the “Converted Subsidiaries”, and the subsidiaries that were not parties to the Corporate Reorganization (including those which were formed or acquired subsequent to the Corporate Reorganization) are referred to as the
Non-Converted
Subsidiaries; and

•
Guardian Pharmacy, LLC became a wholly-owned subsidiary of the Company by participating in a merger with a transitory subsidiary of the Company. Pursuant to the merger, each Common Unit of Guardian Pharmacy, LLC was converted into (i) one share of the Company’s Class B common stock, par value $0.001 per share (“Class B common stock”) and (ii) the right to receive $1.02 in cash per share, without interest (collectively, the

“Merger Consideration”). In the merger,
54,094,232
shares of Class B common stock were issued in exchange for Common Units of Guardian Pharmacy, LLC. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, such issued shares of Class B common stock automatically convert on a one-for-one
basis into shares of the Company’s Class A common stock, par value $
0.001
per share (“Class A common stock”), with
25
% of each holder’s shares of Class B common stock converting into shares of Class A common stock on each of the following dates: (i) March 28, 2025; (ii) September 27, 2025; (iii) March 28, 2026; and (iv) September 27, 2026. The Merger Consideration was $
55,176
and was paid using the proceeds from the IPO.

As a result of the Corporate Reorganization, the Company became a holding company with no material assets other than its 100% interest in Guardian Pharmacy, LLC, and the Converted Subsidiaries became wholly owned subsidiaries of Guardian Pharmacy, LLC. In addition, Guardian Pharmacy, LLC remained the majority owner of each of the
Non-Converted
Subsidiaries.
The
Non-Converted
Subsidiaries collectively own ten pharmacies that are (i) greenfield start-up
pharmacies in various stages of development and integration with Guardian and do not currently have material operations or (ii) pharmacies that we recently acquired.
After a period of time that would typically be sufficient to allow such pharmacies to adopt our operating practices and experience meaningful growth in residents served and earnings, we expect to acquire the minority membership interests of such
Non-Converted
Subsidiaries.
As a result of the Corporate Reorganization, the Company recorded deferred tax assets and liabilities attributable to the business of Guardian Pharmacy, LLC. In addition, the Company received tax basis for the $55,176 in cash payments related to the Merger Consideration, which are amortizable for tax purposes. To reflect this new taxability at the corporate level and the tax step-up,
the Company recorded an incremental net deferred tax asset/(liability) through additional paid-in
capital of $5,973 on September 27, 2024. See Note 9 for further discussion.
Initial Public Offering
On September 27, 2024, the Company consummated its IPO of 8,000,000 shares of its Class A common stock, as described in the Company’s final prospectus dated September 25, 2024, filed with the Securities and Exchange Commission (“SEC”) on September 26, 2024, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus”). Also on September 27, 2024, the underwriters for the IPO exercised in full their option to purchase an additional 1,200,000 shares of Class A common stock. The 9,200,000 shares were issued at a public offering price of $14.00 per share, resulting in net proceeds to the Company of $119,784, after deducting underwriting discounts of $9,016. In addition to the underwriting discounts, the Company incurred $13,023 of offering costs, which were recorded to additional paid-in
capital.
Conversion of Class B Common Stock to Class A Common Stock
In accordance with the terms of the Company’s
Amended
and Restated Certificate of Incorporation and the conversion schedule described in the Corporate Reorganization section above, on March 28, 2025, 13,519,946 shares of the Company’s Class B common stock automatically converted, in accordance with the terms of such class and without any further action by their holders or the Company, into an equal number of shares of the Company’s Class A common stock.

2. Summary of Significant Accounting Policies
Principles of consolidation
The accompanying unaudited interim consolidated financial statements include the accounts of the Company and all controlled subsidiaries (collectively, the “Company”). All intercompany transactions and accounts have been eliminated. Results of operations of the Company’s controlled subsidiaries have been included from the date of acquisition.
Basis of
Presentation
The accompanying unaudited interim consolidated financial statements are prepared in conformity with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial reporting. Accordingly, these unaudited interim consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements. Certain footnote disclosures have been omitted that would substantially duplicate the disclosures in the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2024, unless information contained in those disclosures materially changed or is required by U.S. GAAP to be included in interim financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the unaudited interim consolidated financial statements as of and for the three months ended March 31, 2024 and 2025 have been recorded. The results of operations for the three months ended March 31, 2025 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2025, or any other period. These interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2024, as filed with the SEC on March 26, 2025.
The Corporate Reorganization was accounted for as a combination of entities under common control. As a result, the financial reports filed with the SEC by the Company subsequent to the Corporate Reorganization are prepared “as if” Guardian Pharmacy, LLC is the accounting predecessor of the Company. The historical operations of Guardian Pharmacy, LLC are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Guardian Pharmacy, LLC prior to the Corporate Reorganization; (ii) the consolidated results of the Company and Guardian Pharmacy, LLC following the Corporate Reorganization; (iii) the assets and liabilities of the Company and Guardian Pharmacy, LLC at their historical cost; and (iv) the Company’s equity structure for all periods presented. No step-up
basis of intangible assets or goodwill was recorded.
Guardian Pharmacy, LLC has been determined to be our predecessor for accounting purposes and, accordingly, the consolidated financial statements for periods prior to the Corporate Reorganization have been adjusted to combine the previously separate entities for presentation purposes. The Company had no material operations prior to the Corporate Reorganization, and is acting as a holding company, with 100% ownership interest in Guardian Pharmacy, LLC, subsequent to the Corporate Reorganization. Thus, the Company’s financial position, results of operations and cash flows effectively represent those of Guardian Pharmacy, LLC as of and for all periods presented.

New Accounting Pronouncements
The following table provides a description of recent accounting pronouncements that are applicable to the Company’s unaudited interim Consolidated Financial Statements:

New Accounting Standard Adopted

ASU Number and Name	Description	Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption

2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures
ASU
2023-07
requires companies to disclose significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and are included within each reported measure of segment operating results. The standard also requires companies to disclose the total amount of any other items included in segment operating results which were not deemed to be significant expenses for separate disclosure, along with a qualitative description of the composition of these other items. In addition, the standard also requires disclosure of the CODM’s title and position, as well as detail on how the CODM uses the reported measure of segment operating results to evaluate segment performance and allocate resources. The standard also aligns interim segment reporting disclosure requirements with annual segment reporting disclosure requirements. The standard requires retrospective application to all prior periods presented.
		January 1, 2024 for annual disclosures. January 1, 2025 for interim disclosures.	The Company adopted the standard on January 1, 2024. See Note 8 Segments for new disclosures.

ASU Number and Name	Description	Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption

2024-01, Scope Application of Profits Interest and Similar Awards	ASU 2024-01 clarifies the scope application of profits interest and similar awards by adding illustrative guidance in ASC 718 -Compensation-Stock Compensation.	January 1, 2025 for annual and interim disclosures	The Company adopted the standard as of January 1, 2025, with no material impact on the Consolidated Financial Statements.

New Accounting Standards Not Yet Effective

ASU Number and Name	Description	Date of Adoption	Effect on the unaudited interim Consolidated Financial Statements upon adoption

2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures
ASU
2023-09
enhances the transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The standard requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction.
January 1, 2025 for annual disclosures.
The Company will adopt the new
disclosures for the annual periods
beginning on January 1, 2025. The
Company is currently evaluating the impact of the incremental income taxes information that will be required to be disclosed as well as the impact to the Income Taxes footnote in the Form
10-K.

2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)
ASU
2024-03
requires Public Business Entities to disclose disaggregated information about specific natural expense categories underlying certain income statement expense line items that are considered “relevant.”
January 1, 2027 for annual disclosures; January 1, 2028 for interim disclosures
The Company will adopt the new disclosures for the annual periods beginning on January 1, 2027. The Company is currently evaluating the impact of the incremental disaggregated expense information that will be required to be disclosed.

3. 2024 Acquisitions
The Company’s growth strategy involves periodically acquiring institutional pharmacies servicing LTCFs and their residents as well as residents in other care settings. The Company’s strategy includes the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally less significant in size, which are combined with existing pharmacy operations to augment internal organic growth.
In 2024, the Company completed acquisitions of various pharmacy operations (the “Acquisitions”). Total consideration for the Acquisitions included cash of $14,710, and contingent earnout payments of up to $2,700 if certain revenue and earnings targets are achieved by certain acquired entities during the two-year
period subsequent to the respective acquisition dates. The fair value of the contingent consideration arrangement at the acquisition dates, at December 31, 2024, and at March 31, 2025 was $2,700. The total purchase consideration for the Acquisitions was $17,410.
The Acquisitions included
non-controlling
interests, for which the fair value was estimated to be $5,371 at the time of the Acquisitions. The fair value of the non-controlling
interests was estimated by utilizing the implied fair value of the non-controlling
interests, determined based on the acquisition price, and considering discounts necessary due to the lack of marketability and lack of control associated with the non-controlling
interests. During 2024, we incurred an immaterial amount of acquisition costs in connection with the Acquisitions.
The Acquisitions were treated as a purchase in accordance with ASC 805, Business Combinations, which requires recognition of the estimated fair values of assets acquired and liabilities assumed in a transaction. Our recognition of the assets acquired and liabilities assumed was based on management’s judgement after evaluating several factors, including a valuation assessment. There were no material measurement period adjustments recognized in periods subsequent to the Acquisitions.
The recognition of the assets and liabilities of the Acquisitions was as follows during 2024:

(in thousands)	Fair Value

Total purchase consideration	$17,410

Net assets acquired:

Inventory	2,671

Other assets	2,446

Intangible Assets	6,236

Other liabilities	(1,822)

Non-controlling interest equity	(5,371)

Net assets acquired	4,160

Goodwill	$13,250

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the estimated fair value of the identifiable net assets acquired in the Acquisitions. Goodwill represents future economic benefits expected to arise from the Company’s expanded presence in the long-term care pharmacy industry, the assembled workforce acquired, expected revenue synergies, as well as operating efficiencies and cost savings. Of the $13,250 of goodwill recorded related to the Acquisitions, $9,957 is expected to be deductible for tax purposes.
Intangible assets are comprised of customer lists and trademarks. The fair values for the customer lists and trademarks were $5,686 and $550, respectively. The weighted average useful lives for the customer lists and trademarks were 10 years and 5 years, respectively.

Consolidated Results of Operations
The results of operations for the Acquisitions have been included in the consolidated financial statements since the dates of acquisition. The Acquisitions each were completed subsequent to March 31, 2024, and thus there is no activity related to the Acquisitions within the consolidated financial statements for the three months ended March 31, 2024.
The comparable prior period results of operations associated with the Acquisitions are not material to the consolidated financial statements, and as such, supplemental pro forma financial information is not presented.
4. Fair Value Measurements
The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

•	Level 1— Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2— Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

•
Level 3— Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs that market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, line of credit, and notes payable. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term maturity of these instruments.
The following table summarizes the valuation of liabilities measured at fair value on a recurring basis on the Company’s Consolidated Balance Sheets:

	Level 1	Level 2	Level 3

December 31, 2024

Liabilities:

Contingent consideration payable	$—	$—	$2,700

Fair value of financial instruments	$—	$—	$2,700

	Level 1	Level 2	Level 3

March 31, 2025

Liabilities:

Contingent consideration payable	$—	$—	$2,700

Fair value of financial instruments	$—	$—	$2,700

The fair value measurement of the contingent consideration obligations arising from acquisitions is based upon Level 3 unobservable inputs including, in part, the estimate of future cash flows based upon the likelihood of achieving the various criteria triggering the payment of the obligations. The fair values of the liabilities associated with contingent consideration obligations were derived using the income approach with unobservable inputs, which included future earnings forecasts for which there is no market data. Fair value measurement using unobservable inputs is inherently uncertain, and a change in significant inputs could result in different fair values. During the three months ended March 31, 2025, there were no material gains or losses related to liabilities classified as Level 3 as a result of fair value adjustments. Changes in the fair value of the contingent consideration obligations are recorded within Selling, general and administrative expenses.
The following table provides a reconciliation of the activity for the Level 3 contingent consideration fair value measurements during the three-month period ended March 31, 2025:

Balance at December 31, 2024	$2,700

Current year acquisitions	—

Fair value adjustments	—

Payments	—

Balance at March 31, 2025	$2,700

5. Commitments and Contingencies
The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company may have exposure to loss contingencies arising from pending or threatened litigation for which assessing and estimating the outcomes of these matters involve substantial uncertainties. The Company evaluates contingencies on an ongoing basis and establishes loss provisions for matters in which losses are probable and the amount of loss can be reasonably estimated.
Legal expenses include attorneys’ fees, litigation expenses and settlements. The Company recorded legal expenses totaling $1,745 and $506 for the three months ended March 31, 2024 and 2025, respectively.
6. Basic and Diluted Net Income Per Share
Basic earnings per share of Class A and Class B common stock is computed by dividing net income attributable to Guardian Pharmacy Services, Inc. by the weighted-average number of shares of Class A and Class B common stock outstanding during the period. The Class A and Class B common stock are identical in their rights and privileges, except that shares of Class B common stock are subject to transfer restrictions prior to their conversion into
s
hares of Class A common stock. Therefore, the basic earnings per share for Class A and Class B common stock will be equal. Diluted earnings per share of Class A and Class B common stock is computed by dividing net income attributable to Guardian Pharmacy Services, Inc. by the weighted-average number of shares of Class A and Class B common stock outstanding, adjusted to give effect to potentially dilutive elements.
The Company analyzed the calculation of earnings per unit, related to units of Guardian Pharmacy, LLC, for periods prior to the IPO and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Further, the Company had no operations prior to the Corporate Reorganization and the number of shares issued prior to the

Corporate Reorganization was
100, which we have determined is not meaningful. Therefore, earnings per share information has not been presented for the three months ended March 31, 2024.
The following table sets forth (in thousands) the computation of net income attributable to the Company used to compute basic net income per share of Class A and Class B common stock for the three months ended March 31, 2025.

(in thousands)	Three Months Ended March 31, 2025

Numerator:

Net income	$9,273

Less net income (loss) attributable to non-controlling interests	(175)

Net income attributable to Guardian Pharmacy Services, Inc.	$9,448

The following table sets forth the computation of basic and diluted net income per share of Class A and Class B common stock (in thousands, except share amounts, and per share amounts):

	Three Months Ended March 31, 2025
	Class A	Class B

Basic net income per share attributable to common stockholders

Numerator:

Allocation of net income attributable to Guardian Pharmacy Services, Inc.	$1,490	$7,958

Denominator:

Weighted average number of shares of Class A and Class B common stock outstanding	9,787,073	52,256,238

Basic net income per share attributable to common stockholders	$0.15	$0.15

Diluted net income per share attributable to common stockholders

Numerator:

Allocation of net income attributable to Guardian Pharmacy Services, Inc.	$1,490	$7,958

Denominator:

Number of shares used in basic computation	9,787,073	52,256,238

Dilutive Restricted Stock Units and Class A and B Common Stock	137,361	733,405

Weighted average shares of Class A and Class B common stock outstanding used to calculate diluted net income per share	9,924,434	52,989,643

Diluted net income per share attributable to common stockholders	$0.15	$0.15

F-
54

7. Share-based Compensation
Restricted Interest Units
Conversion
In connection with the Corporate Reorganization and IPO, Restricted Interest Unit awards associated with the Converted Subsidiaries and Guardian Pharmacy, LLC were converted into Common Units of Guardian Pharmacy, LLC, and the Common Units of Guardian Pharmacy, LLC were then converted into 12,321,282 shares of Class B common stock of the Company, some of which are subject to additional service vesting requirements (see
Note 1
Organization and Background
above for further discussion of the Corporate Reorganization and IPO).
Conversion of Class B Common Stock to Class A Common Stock
In accordance with the
terms
of the Company’s Amended and Restated Certificate of Incorporation and the conversion schedule described further in Note 1 Organization and Background, on March 28, 2025, 13,519,946 shares of the Company’s Class B common stock automatically converted, in accordance with the terms of such class and without any further action by their holders or the Company, into an equal number of shares of the Company’s Class A common stock. Included in this conversion were approximately 25% of the unvested shares of Class B common stock, which converted to unvested shares of Class A common stock.
2025 Long-Term Incentive Program Awards
On February 5, 2025, the Compensation Committee of the Company’s Board of Directors approved the Company’s 2025 long-term incentive program (“2025 LTIP”), consisting of restricted stock unit awards granted under the Company’s 2024 Equity and Incentive Compensation Plan.
Restricted Stock Units (“RSU”) Awards
During February 2025, and under the 2025 LTIP, the Company granted RSU awards to certain executive and management employees of 619,638 shares. The stock price used to determine the award value was the closing price on the grant date of the award. These awards cliff vest three years subsequent to the grant date of each award and upon vesting are settled in shares of Class A common s tock.

Share-based compensation expense
Share-based compensation expense is recorded to selling, general, and administrative expenses in the consolidated statements of operations, and is as follows for the periods indicated:

	Three Months Ended March 31,
	2024	2025

Pre-IPO awards	$5,945	$—

Unvested Class A and B common stock	—	3,384

Restricted stock units	—	584

Total share-based compensation expense	$5,945	$3,968

As of March 31, 2025, unamortized share-based compensation costs related to share-based incentive awards is as follows (in thousands, except for the
remaining service period):

	Amount	Weighted Average Remaining Service Period (years)

Unvested Class A and B common stock	$6,661	0.5

Restricted stock units	11,779	2.9

Total unamortized share-based compensation cost	$18,440

8. Segments
General Information
The Company’s single operating segment derives its revenues primarily through sales of pharmaceutical and medical products, and all revenues are derived solely in the United States.
Measure of segment profit or loss and assets
The chief operating decision maker (“CODM”) assesses performance of the operating segment and decides how to allocate resources based on net income, which also is reported on the consolidated statements of operations as net income. In addition to comparing net income against forecasted net income, the CODM uses net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the operating segment or expansion of the operating segment through acquisitions.
The measure of operating segment assets is reported on the Consolidated Balance Sheets as total assets.
The accounting policies of the operating segment are the same as those of the Company.

Reportable segment reconciliation
The following reconciliation presents operating segment revenue, net income, and significant segment expenses:

	Three Months Ended March 31,
	2024	2025

Revenue	$275,410	$329,308

Less:

Employee expenses (excluding share-based compensation expense)	61,584	72,380

Share-based compensation expense	5,945	3,968

Other segment items (1)	195,270	234,417

Depreciation and amortization	4,751	5,267

Interest expense	765	170

Income taxes	—	3,833

Segment net income	$7,095	$9,273

Reconciliation of net income to consolidated statements of operations

Adjustments and reconciling items	—	—

Consolidated net income	$7,095	$9,273

(1)
Other segment items included in operating segment net income include product expenses, legal expenses, rent and auto lease expenses, utilities
expenses, maintenance expenses, and other overhead expenses.

9. Income Taxes
Guardian Pharmacy Services, Inc. is taxed as a corporation and is subject to paying corporate
federal and state and local taxes on the income allocated to it from its 100% ownership of Guardian Pharmacy, LLC, which includes economic interest held in the
Non-Converted
Subsidiaries, as well as any stand-alone income or loss it generates. The
Non-Converted
Subsidiaries are treated as a partnership for U.S. federal and most applicable state and local income tax purposes. Prior to the Corporate Reorganization, the Guardian Pharmacy, LLC business was comprised of entities treated as partnerships for income tax purposes. As a partnership it was not subject to U.S. federal and certain state and local income taxes. As a result of the Corporate Reorganization, the Company is subject to federal and state corporate income taxes beginning on September 27, 2024.
Income tax expense for the three months ended March 31, 2024 and 2025 was $
0
and $3,833, respectively. This reflects effective tax rates for the three months ended March 31, 2024 and 2025 of 0% and 29.2%, respectively. The comparison of the Company’s effective tax rate to the U.S. statutory rate of 21% was primarily due to state income taxes representing approximately 4.9% and the incremental share-based compensation charge in connection with the Corporate Reorganization and IPO (see
Note 7—Share-based Compensation
for further detail on the share-based compensation charge) representing approximately 3.1%. These compensation costs are not deductible for federal and state income taxes due to prior Section 83(b) elections.

7,500,000 Shares

Class A Common Stock

P R O S P E C T U S

   , 2025

Raymond James

Stephens Inc.    Truist Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth our costs and expenses, other than the underwriting discount, incurred and expected in connection with the sale of Class A common stock being registered hereby. All amounts shown are estimates except the SEC registration fee and FINRA filing fee.

Amount

SEC registration fee	$31,678

FINRA filing fee	31,537

Printing expenses	100,000

Legal fees and expenses	575,000

Accounting fees and expenses	150,000

Transfer Agent fees	7,000

Miscellaneous fees and expenses	79,785

Total	$975,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. Our certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments we may make to our officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Upon the formation of Guardian Pharmacy Services, Inc., a Delaware corporation (the “Registrant”) on November 16, 2021, the Registrant issued 100 shares of common stock, par value $0.01 per share, to Guardian Pharmacy, LLC, an Indiana limited liability company (“Guardian Pharmacy, LLC”), for $0.01 per share in cash.

Immediately prior to the Registrant’s initial public offering (the “IPO”), the Registrant completed a series of internal reorganization transactions pursuant to which, among other things, Guardian Merger Corp., an Indiana corporation and wholly owned subsidiary of the Registrant, merged with and into Guardian Pharmacy, LLC, with Guardian Pharmacy, LLC as the surviving entity. As a result of the merger, Guardian Pharmacy, LLC became a wholly owned subsidiary of the Registrant, and the members of Guardian Pharmacy, LLC immediately prior to the IPO became holders of shares of Class B common stock, par value $0.001 per share of the Registrant (“Class B common stock”), all as further described in the prospectus forming a part of this registration statement. 54,094,232 shares of Class B common stock (the “Corporate Reorganization Shares”) were issued in exchange for common units of Guardian Pharmacy, LLC.

The foregoing issuances were made under an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and no underwriters were involved in these issuances.

In accordance with the terms of the Registrant’s Amended and Restated Certificate of Incorporation, the issued and outstanding shares of Class B common stock constituting the Corporate Reorganization Shares automatically convert on a one-for-one basis into shares of the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”), over the two-year period following the IPO. Accordingly, on March 28, 2025, 13,519,946 shares of the Company’s Class B common stock automatically converted, in accordance with the terms of such class and without any further action by their holders or the Registrant, into an equal number of shares of the Company’s Class A common stock.

The 13,519,946 shares of Class A common stock issued upon the conversion were issued under an exemption from registration under Section 3(a)(9) of the Securities Act, and no underwriters were involved in these issuances.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description	Form	File Number	Exhibit	Filing Date
1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of September 27, 2024, by and among Guardian Merger Corp., Guardian Pharmacy, LLC and Guardian Pharmacy Services, Inc.	8-K	001-42284	2.1	09/30/2024

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-42284	3.1	09/30/2024

3.2	Amended and Restated Bylaws of the Registrant.	8-K	001-42284	3.2	09/30/2024

4.1	Stockholders’ Agreement, dated as of September 25, 2024, by and among Guardian Pharmacy Services, Inc., Bindley Capital Partners I, LLC, Pharmacy Investors, LLC, Cardinal Equity Fund, L.P., Fred Burke, David Morris and Kendall Forbes.	8-K	001-42284	4.1	09/30/2024

5.1	Opinion of Jones Day.

10.1+	Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan.	S-1/A	333-274847	10.5	09/16/2024

10.2+	Employment Agreement by and between Guardian Pharmacy Services Management, LLC and Fred Burke.	8-K	001-42284	10.2	09/30/2024

10.3+	Employment Agreement by and between Guardian Pharmacy Services Management, LLC and David Morris.	8-K	001-42284	10.3	09/30/2024

10.4+	Employment Agreement by and between Guardian Pharmacy Services Management, LLC and Kendall Forbes.	8-K	001-42284	10.4	09/30/2024

10.5+	Form of Restricted Stock Unit Notice of Grant and Award Agreement (Directors) under the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan.	10-Q	001-42284	10.5	11/12/2024

10.6#	Third Amended and Restated Loan and Security Agreement, dated as of April 23, 2018, by and among Guardian Pharmacy, LLC, the subsidiary guarantors from time to time party thereto, Regions Bank as administrative agent and collateral agent, and the lenders from time to time party thereto.	S-1/A	333-274847	10.4(a)	09/16/2024

Exhibit Number	Description	Form	File Number	Exhibit	Filing Date

10.7	First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of December 3, 2019, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(b)	09/16/2024

10.8	Second Amendment to Third Amended and Restated Loan and Security Agreement, dated as of March 20, 2020, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(c)	09/16/2024

10.9	Third Amendment to Third Amended and Restated Loan and Security Agreement, dated as of December 22, 2021, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(d)	09/16/2024

10.10#	Fourth Amendment to Third Amended and Restated Loan and Security Agreement, dated as of April 22, 2022, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(e)	09/16/2024

10.11#	Fifth Amendment to Third Amended and Restated Loan and Security Agreement, dated as of October 13, 2023, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(f)	09/16/2024

10.12#	Sixth Amendment to Third Amended and Restated Loan and Security Agreement, dated as of May 13, 2024, by and among Guardian Pharmacy, LLC, the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	S-1/A	333-274847	10.4(g)	09/16/2024

10.13	Borrower Assignment, Assumption and Joinder Agreement, dated as of December 20, 2024, by and among Guardian Pharmacy, LLC, as assignor, Guardian Pharmacy Services, Inc., as assignee, the guarantors party thereto and Regions Bank, as Agent.	8-K	001-42284	10.1	12/20/2024

Exhibit Number	Description	Form	File Number	Exhibit	Filing Date

10.14	Seventh Amendment to Third Amended and Restated Loan and Security Agreement, dated as of December 20, 2024, by and among Guardian Pharmacy Services, Inc., the guarantors party thereto, the lenders party thereto, and Regions Bank as administrative agent and collateral agent.	10-K	001-42284	10.14	03/26/2025

10.15	Form of Stock Purchase Agreement.

21.1	List of Subsidiaries of Guardian Pharmacy Services, Inc.	10-K	001-42284	21.1	03/26/2025

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

107	Calculation of Filing Fee Tables.

#	Certain schedules and exhibits have been omitted pursuant to Rule 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.
+	Management contract or compensatory plan.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia on May 20, 2025.

Guardian Pharmacy Services, Inc.

By:	/s/ Fred P. Burke

Fred P. Burke
President and Chief Executive Officer

Know all men by these presents, that each of the undersigned directors and officers of the registrant hereby constitutes and appoints each of Fred P. Burke and David K. Morris with full power of substitution and resubstitution, as the true and lawful attorney-in-fact or attorneys-in-fact of the undersigned to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Fred P. Burke Fred P. Burke	President and Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2025
/s/ David K. Morris David K. Morris	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 20, 2025

/s/ John Ackerman John Ackerman	Director	May 20, 2025

/s/ William Bindley William Bindley	Director	May 20, 2025

/s/ Steve Cosler Steve Cosler	Director	May 20, 2025

/s/ Randall Lewis Randall Lewis	Director	May 20, 2025

/s/ Mary Sue Patchett Mary Sue Patchett	Director	May 20, 2025

/s/ Thomas Salentine, Jr. Thomas Salentine, Jr.	Director	May 20, 2025